UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Amendment No. 1)
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary proxy statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
SOMERA COMMUNICATIONS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing proxy statement, if Other Than the Registrant)
Payment of filing fee (Check the appropriate box):
☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share, of Somera Communications, Inc.

(2)	Aggregate number of securities to which transaction applies:

5,840,222, which includes 5,070,595 shares of common stock, options to purchase 762,572 shares of common stock and warrants to purchase 7,055 shares of common stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (a) 5,070,595 shares of common stock multiplied by $4.60 per share and (b) 112,600 options to purchase shares of common stock with exercise prices below $4.60 multiplied by $2.24, which is equal to the difference between $4.60 and the weighted average exercise price per share of such options (the remaining options to purchase 649,972 shares of common stock will be cancelled without payment of any consideration). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.000107 by the sum of the preceding sentence. The warrants all have an exercise price above $4.60 and will terminate upon the effective time of the merger.

(4)	Proposed maximum aggregate value of transaction:

$23,576,865.00

(5)	Total fee paid:

$2,522.73
☑	Fee paid previously with preliminary materials: $2,522.73

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Proxy Statement
Dated July 28, 2006, Subject to Completion
SOMERA COMMUNICATIONS, INC.
301 S. Northpoint Drive
Coppell, Texas 75019
                    , 2006
Dear stockholder:
      You are cordially invited to attend a special meeting of stockholders of Somera Communications, Inc. (“Somera”), which is scheduled to be held on                     , 2006 at           a.m., local time, and will be held at our corporate headquarters at 301 S. Northpoint Drive, Coppell, Texas 75019.
      At the meeting, you will be asked to approve the Agreement and Plan of Merger, which we refer to as the “merger agreement,” that we entered into on June 24, 2006 with Telmar Network Technology, Inc. (“Telmar”) and Telmar Acquisition Corp., a wholly-owned subsidiary of Telmar. As a result of the merger, Somera will become a wholly-owned subsidiary of Telmar. At the meeting you will also be asked to grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to satisfy the conditions to completing the merger as set forth in the merger agreement, including for the purpose of soliciting proxies to vote in favor of approving the merger agreement.
      If the merger is completed, you will be entitled to receive $4.60 in cash, without interest, for each share of Somera common stock that you own and you will have no ongoing ownership interest in the continuing business of Somera. Your vote is very important. We cannot complete the merger unless all of the conditions to closing are satisfied or waived, including the approval of the merger agreement by holders of at least a majority of the outstanding shares of Somera common stock.
      Our board of directors carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, the board of directors, by unanimous vote, (i) has determined that the terms of the merger agreement and the merger are in the best interests of Somera and its stockholders and (ii) approved the merger agreement and the transactions contemplated thereby, including the merger.
      Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.
      The notice of special meeting of stockholders and proxy statement follow. Please give this material your careful attention. Please sign and return your proxy promptly, whether or not you plan to attend the special meeting. Your vote is very important to Somera.
      On behalf of Somera’s directors and officers, I wish to thank you for your interest in Somera and urge you to vote FOR the approval of the merger agreement.

Sincerely,

S. Kent Coker
Chief Financial Officer
and Corporate Secretary
YOUR VOTE IS IMPORTANT
Please sign, date and return your proxy card promptly

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On                         , 2006
To the stockholders of Somera Communications, Inc.:
      Notice is hereby given that a special meeting of stockholders of Somera Communications, Inc. (“Somera”) will be held at our corporate headquarters at 301 S. Northpoint Drive, Coppell, Texas 75019, on                     , 2006 at           a.m., local time, to consider and act upon the following proposals:

1. To approve the Agreement and Plan of Merger, which we refer to as the “merger agreement,” dated as of June 24, 2006, among Telmar Network Technology, Inc. (“Telmar”), Telmar Acquisition Corp., a wholly-owned subsidiary of Telmar, and Somera;

2. To grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to satisfy the conditions to completing the merger as set forth in the merger agreement, including for the purpose of soliciting proxies to vote in favor of approving the merger agreement; and

3. To consider and act upon such other matters as may properly come before the meeting.
      Any action on the items of business described above may be considered at the meeting at the time and on the date specified above or at any time and date to which the meeting may be properly adjourned or postponed.
      The board of directors of Somera has determined that the merger is in the best interests of Somera and its stockholders and recommends that you vote to approve the merger agreement. This item of business to be submitted to a vote of the stockholders at the special meeting is more fully described in the attached proxy statement, which we urge you to read carefully. The board of directors of Somera also recommends that you expressly grant the authority to vote your shares to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement. We are not aware of any other business to come before the special meeting.
      Your vote is very important. Even if you do not expect to attend the meeting in person, it is important that your shares be represented. Please use the enclosed proxy card to vote on the matters to be considered at the special meeting by signing and dating the proxy card and mailing it promptly in the enclosed envelope, which requires no postage if mailed in the United States. Returning a signed proxy card will not prevent you from attending the meeting and voting in person if you wish to do so.
      Stockholders of record on                     , 2006 are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the meeting. All stockholders are cordially invited to attend the special meeting in person. Approval of the merger agreement will require the affirmative vote of the holders of at least a majority of the outstanding shares of Somera common stock.
      Somera has concluded that you are entitled to appraisal rights under the General Corporation Law of the State of Delaware, provided that you strictly comply with the procedures in the General Corporation Law of the State of Delaware as described further in the accompanying proxy statement.
      You should not send any certificates representing shares of Somera common stock with your proxy card. Upon closing of the merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the cash merger consideration.
      Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card, as instructed in these materials, to ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your shares will be voted in favor of approval of the merger agreement. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against approval of the merger agreement. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.
      No person has been authorized to give any information or to make any representations other than those set forth in the accompanying proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by Somera or any other person.

By Order of the Board of Directors

S. Kent Coker
Chief Financial Officer
and Corporate Secretary

SOMERA COMMUNICATIONS, INC.
301 S. Northpoint Drive
Coppell, Texas 75019
                    , 2006
WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE POSTAGE PRE-PAID ENVELOPE THAT SOMERA HAS PROVIDED.

301 S. Northpoint Drive
Coppell, Texas 75019

PROXY STATEMENT

       This proxy statement, which we refer to as the “proxy statement,” is being furnished to holders of common stock of Somera Communications, Inc., which we refer to as “Somera,” in connection with the solicitation of proxies by the board of directors of Somera for use at the special meeting of stockholders to be held on                     , 2006, which we refer to as the “special meeting,” at           a.m., local time, at our corporate headquarters at 301 S. Northpoint Drive, Coppell, Texas 75019, and any adjournments or postponements thereof. This proxy statement and the accompanying notice of special meeting of stockholders and form of proxy were first sent or given to stockholders on or about                     , 2006.
      At the special meeting, Somera’s stockholders will be asked to consider and vote on the following proposals:

1. To approve the Agreement and Plan of Merger, which we refer to as the “merger agreement,” dated as of June 24, 2006, among Telmar Network Technology, Inc., which we refer to as “Telmar,” Telmar Acquisition Corp., a wholly-owned subsidiary of Telmar, which we refer to as “Merger Sub,” and Somera;

2. To grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to satisfy the conditions to completing the merger as set forth in the merger agreement, including for the purpose of soliciting proxies to vote in favor of approval of the merger agreement; and

3. To consider and act upon such other matters as may properly come before the meeting.
      Somera’s board of directors unanimously recommends that you vote FOR approval of each of these proposals. Please give your careful attention to the more detailed information regarding each of these proposals that appears in this proxy statement.
This proxy statement is dated                     , 2006.

Annex A — Agreement and Plan of Merger, dated as of June 24, 2006, among Telmar Network Technology, Inc., Telmar Acquisition Corp. and Somera Communications, Inc.	A-1
Annex B — Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.	B-1
Annex C — Section 262 of the General Corporation Law of the State of Delaware	C-1
Annex D — Form of Voting Agreement	D-1

SUMMARY RELATING TO THE MERGER
      This summary highlights selected information contained in this proxy statement related to the merger and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger agreement, you should carefully read this entire document, including the annexes, and the other documents to which Somera refers you.
      Unless we otherwise indicate or unless the context requires otherwise, all references in this document to “Somera,” “surviving corporation,” “we,” “our,” “ours,” and “us” refer to Somera Communications, Inc. and its subsidiaries, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of June 24, 2006, among Telmar, Telmar Acquisition Corp., and Somera, a copy of which is attached as Annex A to this proxy statement, and all references to the “merger” refer to the merger contemplated by the merger agreement. The term “Telmar Network Technology, Inc.” refers to Telmar, and the term “Merger Sub” refers to Telmar Acquisition Corp. The term “surviving corporation” refers to Somera after the merger.
The Companies Involved in the Merger
Somera Communications, Inc.
301 S. Northpoint Drive
Coppell, Texas 75019
(972) 304-5660
www.somera.com
      Somera is a telecom asset management firm that assists service providers in generating greater value from their network assets in the form of lower operating costs, longer product life, higher productivity, and real measurable savings. Somera provides immediate availability of quality, warranted new and refurbished equipment at savings of 25% to 60%. Extending these benefits is Somera RecoveryPLUStm, which deploys knowledgeable personnel, proven processes and proprietary software to each client location to provide professional discovery, valuation and asset cataloging, thereby enhancing ongoing network efficiency while improving the accuracy and quality of reports required of today’s regulatory environment. In addition, Somera offers outsourced network operations, logistics, and technical service, as well as comprehensive repair services for wireless, wireline, and data products — all at significant savings and reduced cycle times. Founded in 1995, Somera has developed an impressive base of over 1,100 customers worldwide, including the industry leaders from each segment of the telecommunications market. Somera’s common stock is listed on the Nasdaq National Market under the symbol “SMRA.” Somera is incorporated under the laws of the State of Delaware. Information contained on Somera’s website does not constitute a part of this proxy statement.
Telmar Network Technology, Inc.
15776 Laguna Canyon Road
Irvine, California 92618
(949) 585-9700
www.telmarnt.com
      Telmar provides reliable, high-quality, and cost-effective solutions for network maintenance, expansion and asset management. For almost four decades, Telmar’s unique blend of new and certified reuse telecom equipment and asset management programs has resulted in significant material savings and cost avoidance for the world’s largest telecommunication network carriers. Telmar is headquartered in Irvine, California and operates facilities in Iowa, Maryland, Pennsylvania, Florida, Texas and Arizona, as well as Brazil and the Netherlands. Telmar is incorporated under the laws of the State of Delaware. Information contained on Telmar’s website does not constitute a part of this proxy statement.

Telmar Acquisition Corp.
15776 Laguna Canyon Road
Irvine, California 92618
(949) 585-9700
      Telmar Acquisition Corp., which we refer to as “Merger Sub,” is a wholly-owned subsidiary of Telmar formed solely for the purpose of merging with and into Somera in the merger. Merger Sub has not engaged in any business activity other than in connection with the merger. Merger Sub is incorporated under the laws of the State of Delaware.
The Merger
      Pursuant to the merger agreement, Merger Sub will merge with and into Somera, with Somera being the surviving corporation. After the merger, Telmar will own all of Somera’s outstanding stock and Somera’s common stock will no longer be listed on the Nasdaq National Market. Somera’s stockholders will receive cash in the merger in exchange for their shares of Somera common stock. A copy of the merger agreement is attached as Annex A to this proxy statement. Somera encourages you to read the merger agreement carefully and fully as it is the definitive agreement that governs the merger.
Merger Consideration
      If the merger is completed, each stockholder who does not exercise appraisal rights will receive $4.60 in cash, without interest and subject to any applicable withholding taxes, in exchange for each share of Somera common stock owned by such stockholder. After the merger is completed, each stockholder will have the right to receive the merger consideration, but will no longer have any rights as a Somera stockholder.
Treatment of Stock Options and Warrants
      Holders of Somera stock options will be entitled to receive, for each stock option, an amount in cash equal to the excess, if any, of $4.60 over the exercise price of such stock option multiplied by the number of shares subject to such stock option, without interest and subject to any applicable withholding taxes. Prior to the effective time of the merger, Somera will also take all actions necessary (1) to terminate its 1999 Employee Stock Purchase Plan and all offering periods thereunder, and (2) to cause any shares held under restricted stock agreements to vest in accordance with the terms of those agreements. All of the holders of any warrants for common stock will be sent written notice of the merger in accordance with the terms of such warrants, and such warrants shall be exercised or will terminate or expire at or prior to the effective time of the merger. The exercise price of all warrants for shares of common stock is above $4.60 per share.
Market Price
      Somera common stock is listed on the Nasdaq National Market under the ticker symbol “SMRA.” On June 23, 2006, the last full trading day prior to the public announcement of the proposed merger, Somera common stock closed at $2.06 per share. On                     , 2006, the last trading day prior to the date of this proxy statement, Somera common stock closed at $           per share. Somera’s stock price can fluctuate widely even over short periods of time. It is impossible to predict the actual price of Somera’s stock immediately prior to the effective time of the merger.
Reasons for the Proposed Merger
      In the course of reaching its decision to approve the merger and the merger agreement and to recommend that Somera stockholders approve the merger agreement, Somera’s board of directors considered a number of factors in its deliberations. Those factors are described below in this proxy statement.

Opinion of Somera’s Financial Advisor (See page 24)
      Houlihan Lokey Howard & Zukin Financial Advisors, Inc., which we refer to as “Houlihan Lokey,” has rendered its opinion to the Somera board of directors that, as of June 24, 2006 and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid to the holders of shares of Somera common stock in the merger was fair, from a financial point of view, to such holders.
      The full text of the opinion of Houlihan Lokey dated June 24, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Somera’s stockholders should read the opinion in its entirety. Houlihan Lokey provided its opinion for the information and assistance of Somera’s board of directors in connection with its consideration of the merger. The opinion of Houlihan Lokey does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. The Houlihan Lokey opinion is not a recommendation as to how any holder of shares of Somera common stock should vote with respect to the merger. Pursuant to the terms of its engagement letter with Houlihan Lokey, Somera agreed to pay a customary non-contingent fee in connection with Houlihan Lokey’s opinion, and agreed to pay an additional fee upon consummation of the transaction contemplated by the merger agreement.
Recommendation of the Somera Board of Directors (See page 24)
      The Somera board of directors has unanimously determined that the merger is in the best interests of Somera and its stockholders and unanimously recommends that Somera’s stockholders vote FOR the approval of the merger agreement.
Vote Required (See page 16)
      The affirmative vote of the holders of at least a majority of the outstanding shares of Somera common stock is required to approve the merger agreement. The merger is not contingent upon the approval at the special meeting of any other proposal presented to Somera’s stockholders. Each of S. Kent Coker, Chief Financial Officer and Corporate Secretary of Somera, David Peters, Vice President-Finance of Somera, and The Summit Funds has executed a voting agreement dated June 24, 2006 agreeing to vote or cause to be voted all of their respective shares “FOR” the adoption of the merger agreement. The Summit Funds collectively control 1,208,232 shares of Somera’s common stock (approximately 23.83%) and Mr. Coker and Mr. Peters own 25,000 and 17,500 shares, respectively. Walter G. Kortschak, a director of Somera and a principal of The Summit Funds, executed the voting agreement on behalf of The Summit Funds on behalf of each entity of such group owning shares of Somera common stock.
Proxies, Voting and Revocation (See page 16)
      Shares of Somera common stock represented at the special meeting by properly executed proxies received prior to or at the special meeting, and not revoked, will be voted at the special meeting, and at any adjournments or postponements of that meeting, in accordance with the instructions on the proxies. If a proxy is duly executed and submitted without instructions, the shares of Somera common stock represented by that proxy will be voted FOR the approval of the merger agreement and, if necessary, FOR the approval of one or more adjournments of the special meeting to solicit additional proxies.
      A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by:

•	delivering a written notice of revocation bearing a later date than the proxy to the secretary of Somera at or before the taking of the vote at the special meeting;

•	delivering a duly executed proxy relating to the same shares and bearing a later date to the secretary of Somera before the taking of the vote at the special meeting; or

•	attending the special meeting and voting such shares in person. Stockholders should note, however, that merely attending the special meeting in person without casting a vote at the meeting will not alone constitute a revocation of a proxy.
Interests of Certain Persons in the Merger (See page 30)
      In considering the recommendation of Somera’s board of directors in favor of the merger, you should be aware that there are provisions of the merger agreement and other existing agreements that will result in certain benefits to Somera’s directors and executive officers that are not available to stockholders generally. Somera’s board of directors was aware of, and considered the interests of, its directors and executive officers and the potential conflicts arising from such interests in its deliberations of the merits of the merger and in approving the merger agreement and the merger. Other than the provisions of the merger agreement described below, and the extension of certain employment agreements described below, the arrangements described below were in existence before the discussions about the merger began. Stockholders should take these benefits into account in deciding whether to vote for approval of the merger agreement.
      The following table summarizes the payments and benefits of the merger described for each of our executive officers and directors:

	Realizable Value of All
	Outstanding Stock Options
	and Restricted Stock at the	Potential Cash		Potential Severance
Name(1)	Closing of the Merger(2)	Payments(3)		Payments(4)

David W. Heard	—	$468,750	(5)	—
M. Wayne Higgins(6)	$114,500	—		$137,500	(5)
S. Kent Coker	$115,000	$75,000		$112,500	(5)
David Peters(7)	$80,500	$20,000		$77,500	(5)
Walter G. Kortschak	—	—		—
Casimir S. Skrzypczak	$6,900	—		—
David A. Young	$6,900	—		—
W. Barry Phelps	$6,900	—		—
Charles E. Levine	$6,900	—		—

(1)	Lynda Starnes, who is not an executive officer or director, executed an employment agreement dated May 15, 2006 which provides if her employment terminates as a result of a change of control (as defined in the agreement) for severance payments totaling $57,500 (which is 6 months base salary) plus an amount equal to the aggregate bonus amounts earned by her for the 2 fiscal quarters prior to the date which such employment terminated. For the quarters ended April 1, 2006 and July 2, 2006, she earned no bonuses. If such severance payments are due, then she shall also have the cost of Somera’s group medical coverage waived until the earlier of the expiration of 6 months or obtaining coverage elsewhere.

(2)	The realizable value of stock options held by executive officers and directors is only listed here if their exercise price is less than $4.60 per share.

(3)	Includes separation payments paid and potentially payable to Mr. Heard and bonus payments potentially payable to Messrs. Coker and Peters. See “The Merger-Interests of Certain Persons in the Merger” on Page 30.

(4)	Severance payments equal to 6 months base salary are payable if the person’s employment is terminated (i) other than voluntarily, (ii) as a result of constructive termination (as defined in the agreements), or (iii) by Somera or its successor other than for cause (as defined in the agreements). These severance payments were provided for in Mr. Higgins’ agreement dated effective June 1, 2006, in Mr. Coker’s agreement dated effective March 16, 2005 and Mr. Peters’ agreement dated effective August 10, 2004. In addition, if such severance payments are due, Mr. Higgins would be entitled to receive an amount equal to the aggregate bonus amounts earned by him for the 2 fiscal quarters prior to the date his employment terminates. He has earned no previous bonus.

(5)	If such severance payments are due, then each individual shall also have the cost of Somera’s group medical coverage waived until the earlier of the expiration of 6 months or obtaining coverage elsewhere.

(6)	Based on vesting of 50,000 of the 100,000 options held by Mr. Higgins. These options will vest 50%, or 50,000 of the 100,000 options held by Mr. Higgins, if the merger occurs prior to October 1, 2006 and 100% if it occurs on or after such date.

(7)	Mr. Peters’ base salary was increased on May 31, 2006 from $127,500 to $155,000.

      Stock Options and Restricted Stock. Upon the completion of the merger, each Somera outstanding stock option, other than those options held by M. Wayne Higgins, will immediately vest and become exercisable and will be terminated or converted into an amount in cash equal to the excess, if any, of $4.60 over the exercise price of such stock option multiplied by the number of shares subject to such stock option, without interest and subject to any applicable withholding taxes. The options held by M. Wayne Higgins will vest 50% if the merger occurs prior to October 1, 2006 and 100% if it occurs on or after such date. Each share of restricted stock held under restricted stock agreements will vest upon the completion of the merger. Detailed information regarding the treatment of options and restricted stock held by each of Somera’s executive officers and directors is set forth in “The Merger — Interests of Certain Persons in the Merger” beginning on page 30.
      Stock Ownership. Somera’s officers and directors also beneficially own shares of Somera common stock. For a further description of these stock holdings, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 49.
      Existing Employment Agreements. Prior to the execution of the merger agreement on June 24, 2006, Somera sent letters to each of S. Kent Coker and David Peters to retain their services through the transition period of the potential merger. Somera also entered into a new employment agreement with M. Wayne Higgins, entered into on May 30, 2006 to be effective June 1, 2006, whereby Mr. Higgins will serve as the Chief Operating Officer of Somera, and with Lynda Starnes, entered into and effective May 15, 2006, whereby Ms. Starnes will serve as the Vice President of Human Resources of Somera. For a further description of these employment agreements, see “Existing Employment Agreements” beginning on page 31.
      Separation Agreement. On June 24, 2006, Somera entered into a Separation Agreement and Release of All Claims dated as of June 24, 2006, which we refer to as the “separation agreement,” with David W. Heard, President and Chief Executive Officer of Somera. Under the separation agreement, Mr. Heard’s employment terminated effective as of July 1, 2006. Mr. Heard also resigned as a director of Somera effective as of July 1, 2006. If requested by Telmar prior to July 1, 2006, Mr. Heard may remain with Somera as an employee or consultant for a transitional period of up to 90 days. Mr. Heard has been requested by Telmar, and Mr. Heard has agreed, to remain as a consultant for a 60-day transition period, during which period he will be paid a consulting fee of $200 per hour. In connection with the termination of his employment, Mr. Heard has received a lump-sum separation payment equal to one year’s salary, or $375,000. If Mr. Heard remains through the transitional period requested by Telmar, Mr. Heard will be entitled to receive an additional separation payment of $93,750.
      Indemnification of Directors and Executive Officers and Insurance. The merger agreement provides that Telmar will cause Somera, as the surviving corporation in the merger, to indemnify Somera’s directors and officers with respect to actions or omissions by them as such at any time prior to the closing date to the fullest extent permitted by Somera’s charter documents and any applicable contract, provided that such persons shall not be indemnified for any criminal conduct or fraud. The merger agreement further provides that, after the merger, Telmar will, or will cause Somera as the surviving corporation to, provide, for a period of not less than six years, directors’ and officers’ liability insurance covering those persons who were, as of the date of the merger agreement, covered by Somera’s directors’ and officers’ liability insurance policy, on terms no less favorable than those in effect on the date of the merger agreement, subject to certain limits based on the cost of providing such insurance.
Appraisal Rights (See page 33)
      Somera has concluded that Somera stockholders are entitled under Delaware law to appraisal rights in connection with the merger. To exercise appraisal rights, a Somera stockholder must:

•	before the taking of the vote on the proposal to approve the merger agreement, deliver to Somera a written demand for appraisal;

•	NOT vote in favor of the proposal to approve the merger agreement; and

•	comply with other procedures as is required by Section 262 of the General Corporation Law of the State of Delaware.
      A copy of the relevant provisions of Section 262 of the General Corporation Law of the State of Delaware is attached to this proxy statement as Annex C.
Material United States Federal Income Tax Consequences of the Merger (See page 35)
      The merger will be taxable for U.S. federal income tax purposes. Generally, this means that you will recognize taxable gain or loss equal to the difference between the cash you receive in the merger and your adjusted tax basis in your shares. Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you.
Conditions to Closing (See page 44)
      Before we can complete the merger, a number of conditions must be satisfied or waived. These include:

•	the approval of the merger agreement by the requisite vote of Somera’s stockholders;

•	the expiration or termination of any applicable waiting periods under foreign antitrust laws and the receipt of any required foreign antitrust or other governmental authority approvals;

•	the absence of any law, injunction, judgment or ruling that enjoins, restrains, prevents or prohibits the completion of the merger or makes the completion of the merger illegal;

•	the truth and correctness of our representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, subject to certain exceptions) as of the date of the merger agreement and the date of the closing of the merger (or if any representation or warranty expressly speaks as of a specified date, as of such specified date), except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Somera;

•	our performance in all material respects of all of our obligations under the merger agreement except for those obligations the failure of which to perform does not have a material adverse effect;

•	there must not be any action, investigation, proceeding or litigation pending or threatened by any governmental entity in which a governmental entity is a party, and there must not be any law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental entity in effect, that would or is reasonably likely to (1) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of Somera’s shares by Telmar or Merger Sub or the consummation of the merger or the other transactions contemplated thereby, (2) impose limitations on the ability of Telmar or its affiliates to effectively exercise full rights of ownership of Somera in a manner that materially and adversely affects the value of Somera and its subsidiaries, taken as a whole, or (3) result in a material adverse effect on Somera; and

•	since the date of the merger agreement, there not having been any change, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Somera.
No-Shop Provisions (See page 42)
      Somera has agreed not to solicit, initiate, cause, facilitate or encourage a business combination or other similar transaction with another party while the merger is pending, and not to enter into discussions or negotiations with another party regarding a business combination or similar transaction while the merger is pending, except under certain specified circumstances set forth in the merger agreement.
Termination (See page 46)
      Telmar and Somera may terminate the merger agreement by mutual consent at any time prior to completion of the merger, even after we receive stockholder approval. The merger agreement may also be terminated at any time prior to the closing of the merger:

•	by either Somera or Telmar if:

•	the merger is not completed on or before December 24, 2006 (the six-month anniversary of the execution of the merger agreement) by the parties, if the terminating party’s breach is not the primary cause of the failure of the merger to be consummated;

•	any law, injunction, judgment or ruling shall have been enacted and shall have become final and non-appealable that enjoins, restrains, prevents or prohibits the completion of the merger or makes the completion of the merger illegal, if the terminating party’s breach is not the primary cause of the restraint;

•	the required vote of Somera’s stockholders is not obtained to approve the merger agreement at a meeting of its stockholders duly convened therefor or at any adjournment thereof;

•	by Telmar if:

•	Somera breaches in any material respect any of its material covenants or agreements in the merger agreement, or any representation or warranty shall have become untrue, subject to specified materiality thresholds and Somera’s ability to cure such breach;

•	any law, injunction, judgment or ruling shall have been enacted and shall have become final and non-appealable that has certain effects specified in the merger agreement;

•	Somera enters into an agreement relating to a takeover proposal, or Somera’s board of directors (1) withdraws or modifies, in a manner adverse to Telmar, its recommendation that Somera’s stockholders approve the merger agreement or its approval of the merger, (2) approves or recommends to its stockholders a takeover proposal, or (3) does not reject any bona fide publicly announced offer for a takeover proposal within 20 days of the making thereof;

•	Somera materially breaches its covenants (1) to prepare the proxy statement and allow Telmar to participate in its preparation and any correspondence with the Securities and Exchange Commission, (2) to hold a stockholder’s meeting in accordance with the provisions of the merger agreement, (3) except as otherwise allowed by the merger agreement, to use all reasonable efforts to solicit or cause to be solicited from its stockholders proxies in favor of the adoption of the merger agreement, or (4) violates any of the no-shop provisions set forth in the merger agreement, or Somera’s board of directors resolves to do any of the foregoing; or

•	if an event resulting in a material adverse effect affecting Somera has occurred and continues to occur and not cured by Somera as of December 24, 2006 and after Somera’s receipt of prompt written notice of such event from Telmar.

•	by Somera if:

•	Telmar or Merger Sub breaches a representation, warranty, covenant or agreement in the merger agreement, or any of its representations or warranties shall have become untrue, subject to specified materiality thresholds and Telmar’s and Merger Sub’s ability to cure such breach; and

•	Before our stockholders have approved the merger agreement, (1) Somera has not breached its non-solicitation covenant (other than immaterial breaches that have not directly or indirectly resulted in the making of a takeover proposal) and (2) concurrently Somera enters into a definitive agreement providing for a superior proposal and pays the termination fee described below to Telmar.
Fees and Expenses (See page 47)
      Except as described below, whether or not the merger is completed, all fees and expenses incurred in connection with the merger agreement, the merger or the transactions related thereto will be paid by the party incurring such fees and expenses. The merger agreement requires Somera to pay Telmar a termination fee in the amount of $940,000 and reimburse Telmar for reasonable out-of-pocket expenses actually incurred in connection with the merger in an amount not to exceed, in the aggregate, $500,000, if the merger agreement is terminated under certain specified circumstances.
Governmental Regulatory Filings Required in Connection with the Merger (See page 36)
      The merger is subject to review by regulatory authorities in certain foreign jurisdictions. Both Telmar and Somera have made (or will make) additional filings as required by these foreign regulatory authorities. Telmar and Somera have agreed to use their reasonable best efforts to obtain regulatory clearance and, in connection therewith, to vigorously defend any challenge by regulatory authorities to the completion of the merger.
The Special Meeting of Somera’s Stockholders (See page 13)
      The special meeting will be held to consider and vote upon the proposal to approve the merger agreement and the proposal to grant the persons named as proxies discretionary authority to adjourn the special meeting, if necessary, to satisfy the conditions to completing the merger, including for the purpose of soliciting proxies to vote in favor of approval of the merger agreement, at our corporate headquarters at 301 S. Northpoint Drive, Coppell, Texas 75019 at           a.m., local time, on           day,                     , 2006.
      You are entitled to vote at the special meeting if you owned shares of Somera common stock on                     , 2006, the record date for the special meeting. You will have one vote at the special meeting for each share of Somera common stock you owned on the record date. There are 5,070,595 shares of Somera common stock entitled to be voted at the special meeting.
      To vote, you can either (1) complete, sign, date and return the enclosed proxy card or (2) attend the special meeting and vote in person. You may also vote your proxy by telephone or the Internet by following the instructions provided on your proxy card. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instruction from you. Remember, if you fail to instruct your broker to vote your shares, it has the same effect as a vote “against” the approval of the merger agreement.

      The approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Somera common stock on the record date. The proposal to grant the persons named as proxies the discretionary authority to vote to adjourn the special meeting, if necessary, to satisfy the conditions to completing the merger, including for the purpose of soliciting proxies to vote in favor of approval of the merger agreement, requires the approval of the holders of a majority of the shares of Somera common stock present, in person or by proxy, and entitled to vote at the special meeting.
Surrender of Certificates (See page 37)
      Promptly after the effective time of the merger, Somera stockholders will be mailed a letter of transmittal and instructions specifying the procedures to be followed to surrender your shares of Somera common stock in exchange for the merger consideration. Somera stockholders should not submit their stock certificates for exchange until they receive the letter of transmittal and instructions. When Somera stockholders surrender their stock certificates along with the properly executed letter of transmittal, they will receive the merger consideration.

QUESTIONS AND ANSWERS

Q:	Why am I receiving this proxy statement?

A:	We have entered into a merger agreement with Telmar. Under the merger agreement, we will become a wholly-owned subsidiary of Telmar and our common stock will no longer be listed on the Nasdaq National Market. A copy of the merger agreement is attached to this proxy statement as Annex A. In order to complete the merger, our stockholders must vote to adopt the merger agreement. Our board of directors is providing this proxy statement to give you information for use in determining how to vote on the proposals submitted to the stockholders at the special meeting of our stockholders. You should read this proxy statement and the annexes carefully. The enclosed proxy card allows you, as our stockholder, to vote your shares without attending the special meeting.

Q.	When and where will the special meeting be held?

A.	The special meeting will be held on , 2006 at a.m., local time at our corporate headquarters at 301 S. Northpoint Drive, Coppell, Texas 75019.

Q:	What matters will be voted on at the special meeting?

A:	You will vote on a proposal to adopt the merger agreement and a proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary.

Q:	What do I need to do now? (See page 16)

A:	Somera urges you to read carefully and consider the information contained in this proxy statement. In addition, you should complete, sign and date the attached proxy card and return it to 301 S. Northpoint Drive, Coppell, Texas 75019 in the enclosed postage-prepaid return envelope as soon as possible so that your shares of Somera common stock may be represented at the special meeting. You may also vote your proxy by telephone or the Internet by following the instructions provided on your proxy card.

Q:	What happens if I do not return a proxy card? (See page 17)

A:	The failure to return your proxy card, an abstention from voting or a broker non-vote will have the same effect as a vote against the proposal to approve the merger agreement.

Q:	May I vote in person? (See page 16)

A:	Yes. You may vote in person at the meeting, rather than signing and returning your proxy card, if you own shares in your own name. However, Somera encourages you to return your signed proxy card to ensure that your shares are voted. You may also vote in person at the special meeting if your shares are held in “street name” through a broker or bank if you bring a legal proxy from your broker or bank and present it at the special meeting. You may also be asked to present photo identification for admittance.

Q:	Can I change my vote after I have voted by proxy? (See page 17)

A:	Yes. A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by:

• delivering a written notice of revocation bearing a later date than the proxy to the secretary of Somera at or before the taking of the vote at the special meeting;

• delivering a duly executed proxy relating to the same shares and bearing a later date to the secretary of Somera before the taking of the vote at the special meeting; or

• attending the special meeting and voting such shares in person. Stockholders should note, however, that merely attending the special meeting in person without casting a vote at the meeting will not alone constitute a revocation of a proxy.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me? (See page 17)

A:	Your broker will not vote your shares without instructions from you. You should instruct your broker how to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as voting against approval of the merger agreement.

Q:	What vote of the stockholders is required to approve the merger agreement? (See page 17)

A:	To approve the merger agreement, stockholders of record as of , 2006 holding at least a majority of the outstanding shares of Somera common stock must vote FOR the approval of the merger agreement. There are 5,070,595 shares of Somera common stock entitled to be voted at the special meeting. Our directors and executive officers having voting control (or have executed voting agreements on behalf of the holders who have voting control) with respect to, in the aggregate, 1,256,732 shares of our common stock, representing approximately 24.78% of the outstanding shares of our common stock entitled to vote at the special meeting.

Q:	Who has executed voting agreements with Telmar in connection with the merger? (See page 48)

A:	Each of S. Kent Coker, Chief Financial Officer and Corporate Secretary of Somera, David Peters, Vice President-Finance of Somera, and The Summit Funds has executed a voting agreement dated June 24, 2006 agreeing to vote or cause to be voted all of their respective shares “FOR” the adoption of the merger agreement. The Summit Funds collectively control 1,208,232 shares of Somera’s common stock (approximately 23.83%) and Mr. Coker and Mr. Peters own 25,000 and 17,500 shares, respectively. Walter G. Kortschak, a director of Somera and a principal of The Summit Funds, executed the voting agreement on behalf of The Summit Funds on behalf of each entity of such group owning shares of Somera common stock.

Q:	Does Somera’s board of directors recommend approval of the merger agreement? (See page 24)

A:	Yes. Our board of directors carefully reviewed and considered the terms and conditions of the merger agreement and proposed merger. Based on this review, our board of directors determined that the merger is in the best interests of us and our stockholders. In reaching its decision to approve the merger agreement and to recommend the adoption of the merger agreement by our stockholders, our board of directors consulted with our management, as well as our legal and financial advisors, and considered the terms of the merger agreement and the transactions contemplated by the merger agreement. Our board of directors also considered each of the items set forth on pages 22 through 24 under “The Merger — Reasons for the Merger.”

Q:	Is the merger contingent upon approval at the special meeting of any of the proposals to be voted upon at the special meeting other than the proposal to approve the merger agreement?

A:	No.

Q:	What will happen to Somera as a result of the merger? (See page 35)

A:	If the merger is completed, Somera will become a wholly-owned subsidiary of Telmar and our common stock will no longer be listed on the Nasdaq National Market.

Q:	What will happen to my shares of Somera common stock after the merger? (See page 37)

A:	Upon completion of the merger, each outstanding share of Somera common stock will automatically be canceled and, other than shares held by stockholders who exercise appraisal rights, will be converted into the right to receive $4.60 in cash, without interest, subject to any applicable withholding taxes.

Q:	Will I own any shares of Somera common stock after the merger or will I receive any shares of Telmar common stock as a result of the merger? (See page 37)

A:	No. You will be paid cash for your shares of Somera common stock. Somera’s stockholders will not have the option to receive Telmar common stock in exchange for their shares instead of cash.

Q:	What happens to Somera stock options, warrants and restricted stock in the merger? (See page 38)

A:	Holders of Somera stock options, whether or not then vested or exercisable, will be entitled to receive a cash payment equal to the excess, if any, of $4.60 over the exercise price of such stock option multiplied by the number of shares of common stock subject to such stock option, without interest and subject to any applicable withholding taxes. Each share of restricted stock held under restricted stock agreements will vest upon the completion of the merger. Other than the right to receive such payment, holders of stock options or restricted stock will have no rights with respect thereto after the merger. Telmar will not assume any Somera stock options as a result of the merger. All of the holders of any warrants for common stock will be sent written notice of the merger in accordance with the terms of such warrants, and such warrants shall be exercised or will terminate or expire at or prior to the effective time of the merger. The exercise price of all warrants for shares of common stock is above $4.60 per share.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date for the special meeting is earlier than the expected completion date of the merger. If you held your shares of Somera common stock on the record date but have transferred those shares after the record date and before the merger, you may retain your right to vote at the special meeting but not the right to receive the merger consideration. This right to receive the merger consideration will pass to the person to whom you transferred your shares of Somera common stock.

Q:	Will the merger be taxable to me?

A:	Generally, yes. For U.S. federal income tax purposes, generally you will recognize a taxable gain or loss as a result of the merger measured by the difference, if any, between $4.60 per share and your adjusted tax basis in that share. This gain or loss will be long-term capital gain or loss if you have held your shares of Somera common stock for more than one year prior to the effective time of the merger. You should read “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 35 for a more complete discussion of the federal income tax consequences of the merger.

Q:	Am I entitled to appraisal rights? (See page 18)

A:	Yes, Somera has concluded that you are entitled under Delaware law to appraisal rights in connection with the merger. To exercise appraisal rights, you must:

• before the taking of the vote on the proposal to approve the merger agreement, deliver to Somera a written demand for appraisal;

• NOT vote in favor of the proposal to approve the merger agreement; and

• comply with other procedures as is required by Section 262 of the General Corporation Law of the State of Delaware.

A copy of the relevant provisions of Section 262 of the General Corporation Law of the State of Delaware is attached to this proxy statement as Annex C.

Q:	Should I send in my stock certificates now? (See page 37)

A:	No. After the merger is completed, you will receive written instructions for surrendering your shares of Somera common stock for the merger consideration of $4.60 in cash, without interest and subject to any applicable withholding taxes, for each share of Somera common stock.

Q:	When do you expect the merger to be completed?

A:	Somera is working toward completing the merger as quickly as possible. In addition to obtaining stockholder approval, Somera must obtain applicable regulatory approvals and satisfy all other closing conditions. However, Somera cannot assure you that all conditions to the merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Q:	When will I receive the cash consideration for my shares of Somera common stock? (See page 37)

A:	After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to surrender your shares for the cash consideration paid in the merger. When you properly return and complete the required documentation described in the written instructions, you will promptly receive from the paying agent a payment of the cash consideration for your shares.

Q:	Whom should I contact if I have additional questions?

A:	For more information, you should contact S. Kent Coker, Somera Communications, Inc., 301 S. Northpoint Drive, Coppell, Texas 75019, (972) 304-5660, ext. 308.

FORWARD-LOOKING STATEMENTS
      Certain statements and assumptions contained, or incorporated by reference, in this proxy statement relating to the closing of the merger and other future events constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including risks relating to receiving the approval of stockholders holding a majority of Somera’s outstanding shares, receiving required regulatory approvals, satisfying other conditions to the closing of the merger and other matters.
      Any statements contained in this proxy statement, including statements to the effect that Somera or its management “believes,” “expects,” “anticipates,” “plans,” “may,” “will,” “projects,” “continues,” or “estimates” or statements concerning “potential” or “opportunity” or other variations thereof or comparable terminology or the negative thereof, that are not statements of historical fact should be considered forward-looking statements. For a detailed discussion of these and other risk factors, please refer to Somera’s filings with the SEC on Forms 10-K, 10-Q and 8-K. You can obtain copies of Somera’s Forms 10-K, 10-Q and 8-K and other filings for free at the Investors section of Somera’s website at www.somera.com and at the SEC website at www.sec.gov or for a fee from commercial document retrieval services.
      You should consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. All forward-looking statements in this proxy statement are current only as of the date on which the statements were made. Somera undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
VOTING AND PROXIES
Who May Vote at the Special Meeting
      Only stockholders of record as of the close of business on                     , 2006, which we refer to as the “record date,” are entitled to notice of and to vote at the special meeting and any adjournments thereof. As of the close of business on the record date, the outstanding stock of Somera entitled to vote consisted of 5,070,595 shares of common stock. The holders of the outstanding shares of Somera common stock are entitled to one vote per share with respect to each matter submitted to stockholders at the special meeting.
How to Vote
      Stockholders may vote in person or by proxy. Execution of a proxy will not affect a stockholder’s right to attend the meeting and vote in person. All shares represented by valid proxies received by the secretary of Somera prior to the meeting will be voted as specified in the proxy. If no specification is made and if discretionary authority is conferred by the stockholder, the shares will be voted FOR each of the proposals. Shares of Somera common stock represented at the special meeting but not voted, including shares of Somera common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.
      Somera’s stockholders are requested to complete, date and sign the enclosed proxy card and promptly return it in the accompanying postage-paid envelope. Stockholders may also vote proxies by telephone or the Internet by following the instructions provided on the enclosed proxy card. Somera’s stockholders may vote in person at the special meeting by delivering the completed proxy card at the meeting or by using written ballots that will be available to any Somera stockholder who desires to vote in person at the special meeting. Somera’s stockholders who are beneficial owners of shares held in “street name” by a broker, trustee, bank or other nominee holder on behalf of such stockholder may vote in person at the meeting by obtaining a proxy from the nominee holding the Somera shares. In addition, such Somera stockholders may vote by proxy by completing and signing a voting instruction card provided to them by the nominee holding the Somera shares.
How to Change Your Vote
      A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by:

•	delivering a written notice of revocation bearing a later date than the proxy to the secretary of Somera at or before the taking of the vote at the special meeting;

•	delivering a duly executed proxy relating to the same shares and bearing a later date to the secretary of Somera before the taking of the vote at the special meeting; or

•	attending the special meeting and voting such shares in person. Stockholders should note, however, that merely attending the special meeting in person without casting a vote at the meeting will not alone constitute a revocation of a proxy.
Quorum and Vote Required
      The presence, in person or by properly executed proxy, of the holders of at least a majority of the issued and outstanding shares of Somera common stock entitled to vote at the special meeting will constitute a quorum. If a quorum is not present, it is expected that the meeting will be adjourned or postponed to enable Somera to solicit additional proxies. If a new record date is set for the adjourned meeting, then a new quorum will have to be established. Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Somera common stock on the record date. Votes cast by proxy or in person at the special meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present.
      The proposals to be considered at the special meeting are of great importance to Somera. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.
Abstentions and Broker Non-Votes
      Only shares affirmatively voted for the approval of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as voting for that proposal. If you abstain from voting, it will have the same effect as a vote against the approval of the merger agreement and as a vote against the proposal to grant authority to vote to adjourn the special meeting. If you do not execute a proxy card, it will have the same effect as a vote against the approval of the merger agreement and will have no effect on the proposal to grant authority to vote to adjourn the special meeting. Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the approval of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes “against” the approval of the merger agreement. Broker non-votes will have no effect on the proposal to grant the persons named as proxies the authority to vote to adjourn the special meeting.
Other Meeting Matters and Adjournment
      The Somera board of directors does not know of any matters other than those described in the notice of the special meeting that are to come before the special meeting. If any other matters are properly brought before the special meeting, including, among other things, a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to approve the merger agreement or to permit the dissemination of information regarding material developments relating to the proposal to approve the merger agreement or otherwise germane to the special meeting, one or more persons named in the Somera form of proxy will vote the shares represented by such proxy upon such matter as determined in their discretion. If it is necessary to adjourn the special meeting, no notice of the time and place of the adjourned meeting is required to be given to Somera’s stockholders other than the announcement of such time and place at the special meeting. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which theretofore have been effectively revoked or withdrawn). The affirmative vote of at least a majority of the shares of common stock entitled to vote present, in person or by proxy, and voting at the special meeting although less than a quorum, is required to approve such adjournment.
Solicitation of Proxies
      The cost of solicitation of proxies will be borne by Somera. In addition to soliciting stockholders by mail, certain of Somera’s directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or other means of electronic communication. Somera will not pay these individuals for their solicitation activity but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and Somera will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by directors, officers and employees of Somera may also be made of some stockholders in person or by mail, telephone or other means of electronic communication following the original solicitation.
Appraisal Rights
      Somera has concluded that Somera stockholders are entitled under Delaware law to appraisal rights in connection with the merger. To exercise appraisal rights, Somera stockholders must:

•	before the taking of the vote on the proposal to approve the merger agreement, deliver to Somera written demand for appraisal;

•	NOT vote in favor of the proposal to approve the merger agreement; and

•	comply with other procedures as is required by Section 262 of the General Corporation Law of the State of Delaware.
      A copy of the relevant provisions of Section 262 of the General Corporation Law of the State of Delaware is attached to this proxy statement as Annex C. See “The Merger — Appraisal Rights” on page 33 for a more detailed discussion.
THE MERGER
      This section describes material aspects of the merger, including the merger agreement. While Somera believes that the description covers the material terms of the merger and the merger agreement, this summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents referred to in this proxy statement for a more complete understanding of the merger and the merger agreement.
      Somera’s stockholders are being asked to consider and act upon a proposal to approve the merger agreement. The merger agreement provides for the acquisition of all the outstanding shares of common stock of Somera for $4.60 in cash per share of common stock. The merger will not be completed unless the merger agreement is approved by a majority of our stockholders.

Background of the Proposed Merger
      From time to time, our board of directors and management team has reviewed Somera’s strategic plans in light of conditions in the industries in which Somera operates and the long-term interests of Somera and its stockholders. Historically, the strategic planning process has focused on organic growth opportunities, including the commercial market in which Somera might have competitive advantages and future project and services offerings, stabilization of cash flow, and prioritization of Somera’s resources to achieve overall objectives. On January 19, 2006, we announced a series of operational restructuring actions which included the elimination of 66 positions, the consolidation of certain facilities and reduced overhead costs. The board of directors monitored the restructuring efforts and with the assistance of management continued to evaluate the success of the efforts as well as the expectations for future results. In seeking to maximize stockholders’ value, the board of directors also considered the consolidations which have been ongoing in our customer base within the telecom sector, the competitive pressures within the sector and our lack of size. These considerations led the board of directors to consider various strategic alternatives to maximize stockholder value, including the merger or acquisition of Somera by another company or the acquisition by Somera of other companies.
      In September of 2005, John Kidwell, Chief Executive Officer of Telmar, called David Heard, Chief Executive Officer of Somera, to discuss the general market conditions and strategic thoughts for the business. Mr. Heard and Mr. Kidwell discussed the consolidation of the key carrier and OEM customers and the need for scale. They agreed to have an in-person discussion to see if there was a mutually beneficial solution for both companies to the consolidating customer base.
      Later in September Mr. Kidwell and Mr. Heard met to discuss various aspects of a strategic relationship, including operational synergies, customer reaction, financial support and stakeholder interests.
      In October of 2005 we retained Banc of America Securities LLC (“Banc of America”) to explore the ability for us to raise money through a private placement to help achieve the market scale desired and which was ultimately considered as being the source of funds to acquire Telmar. Over the next several months, various meetings and phone calls were held among representatives of Telmar, Somera and Banc of America.
      On December 1, 2005, at a meeting of the board of directors of Somera, Michael McLaughlin, a representative of Banc of America, led a presentation and discussion regarding financing alternatives and an update of alternatives for strategic transactions. Mr. McLaughlin then discussed various methods for Somera to secure financing for the proposed transactions and the then current market overview with respect to such financing methods. A series of phone calls and meetings in early December occurred with potential investors for the proposed private placement.
      On December 28, 2005, Telmar and Somera entered into a non-binding term sheet for the acquisition of Telmar. Throughout the rest of December and January, Mr. Kidwell and Mr. Heard held further conferences and discussions regarding the terms of the potential transaction, potential company synergies, transaction schedule and reaction from their respective customers and vendors while other representatives of each Company and Banc of America met to prepare materials for the private placement to fund the transaction and to do due diligence.
      During January and February, meetings were also held by representatives of each company and Banc of America with prospective investors in the proposed private placement including Warburg Pincus & Co. (“Warburg Pincus”).
      During the first two weeks of February of 2006, Somera received three non-binding term sheets as interest for the investment, including one from Warburg Pincus.
      The Somera board of directors with the assistance of representatives of Banc of America reviewed each term sheet in the February 8, 2006 board meeting and the status of the discussions as well as a review of maintaining the business as a stand-alone entity.

      On or about February 17, 2006, John Kidwell called David Heard and asked Somera to delay the diligence process by two weeks. On February 21, 2006, Somera terminated acquisition discussions with Telmar and revoked the non-binding term sheet.
      On or about February 28, 2006, John Kidwell of Telmar and Jim Neary and George Allen of Warburg Pincus all communicated to David Heard that they would like to consider other strategic combination options upon completion of their pending transaction between Telmar and Warburg Pincus.
      On April 19, 2006, we terminated the engagement with Banc of America.
      In the last week of April and continuing until Houlihan Lokey was retained, Mr. Heard had preliminary meetings and telephone calls with potential purchasers of Somera to determine their interest in a potential strategic transaction.
      On May 1, 2006, Warburg Pincus Private Equity IX, L.P., an affiliate of Warburg Pincus, announced that it had indirectly acquired Telmar.
      On May 2, 2006, Mr. Heard had a telephone conversation with George Allen, vice president, and Jim Neary, managing director, of Warburg Pincus regarding their interest in engaging in a strategic transaction.
      On May 3, 2006, the board of directors held their regular scheduled meeting at which all directors were present, except for Walter Kortschak, who participated by telephone. The board discussed the merits of hiring an investment banker to assist them in evaluating the strategic alternatives available to Somera. Mr. Heard summarized the interviews which he held with Banc of America, Houlihan Lokey and one other investment banking firm and the board authorized Mr. Heard with input from David Young to finalize the terms of engagement with one of the firms.
      On May 5, 2006, Mr. Heard and Mr. Young had a lunch meeting with George Allen to further discuss the interest of Warburg Pincus in a transaction with Somera.
      During the time we were interviewing investment bankers, our management had discussions and meetings with various potential purchasers of Somera. On May 4, 2006, Somera created an online data room with access ultimately being granted to several of the potential purchasers who executed confidentiality agreements. On May 8, 2006, representatives of Houlihan Lokey had discussions with Telmar and Warburg Pincus.
      On May 10, 2006, the engagement of Houlihan Lokey was formalized in writing and Houlihan Lokey became involved in the process of contacting potential purchasers, and continuing the discussions with purchasers who had already been engaged with management. This process continued with potential purchasers including Telmar up through the board meeting on June 24, 2006, during which time Houlihan Lokey and/or management had numerous calls, meetings and deliveries of due diligence materials.
      On May 17, 2006, Mr. Heard, representatives of Houlihan Lokey and Mr. Kidwell met in Dallas, Texas to discuss a potential transaction. On May 22, 2006 Telmar delivered a written indication of interest at a price of $4.50 to $5.50 per share to be funded by Warburg Pincus.
      Other indications of interest were received at lower valuations or with less certainty and, as a result, the interest of Telmar became the primary focus of Somera.
      On May 30, 2006, representatives from Telmar met in Dallas, Texas with representatives of Somera and Houlihan Lokey for due diligence meetings.
      On May 31, 2006, a special meeting of the board of directors was held and all directors participated by telephone except Charles E. Levine. Also present on the call were Kent Coker, Chief Financial Officer of Somera, and representatives of Munsch Hardt Kopf & Harr P.C. (“Munsch Hardt”) and representatives of Houlihan Lokey. Mr. Heard discussed potential alternatives available to Somera and answered questions from the directors. Mr. Heard then introduced representatives from Houlihan Lokey who provided a summary of the indications of interest from potential purchasers of Somera and the status of the process with each potential purchaser. Houlihan Lokey also provided information to the board to assist them in analyzing the value of Somera. Representatives of Munsch Hardt discussed with the board of directors the process involved in evaluating whether to sell Somera and the fiduciary obligations of the directors as more particularly set forth in materials provided to the directors prior to the meeting. The board of directors then discussed the likelihood and the risks associated with trying to achieve a turnaround of the business and the potential for receiving a higher value for Somera if it were to continue its operations and be sold in the future.
      On June 6, 2006, a draft of the merger agreement was posted in the data room for interested potential purchasers to review and provide comments.
      On June 17, 2006, Willkie Farr & Gallagher LLP (“Willkie Farr”), counsel for Telmar, delivered a revised version of the merger agreement which had been placed in the data room together with related transaction documents.
      Between June 12 and June 18, 2006, Mr. Heard had various conversations with representatives of Telmar and Warburg Pincus.
      On June 19, 2006, Telmar provided representatives of Houlihan Lokey a more definite indication of interest at a price of $22.5 million which Telmar calculated to be approximately $4.35 per share.
      On June 19, 2006, a special meeting of the board of directors was held in which all directors participated by telephone. The meeting was also attended by Kent Coker, representatives of Munsch Hardt and representatives of Houlihan Lokey. In this meeting the board was updated on the status of interest of all potential purchasers. Representatives of Houlihan Lokey provided the board with a preliminary valuation analysis of Somera and reviewed the methodology and analysis employed by Houlihan Lokey in preparing the materials which had been provided to the board in advance of the meeting. Management and representatives of Houlihan Lokey discussed management’s expectations for the business and the cash position of Somera. Representatives of Munsch Hardt then reviewed the provisions in the merger agreement as initially drafted and then as compared to the revisions proposed by Telmar. The board then engaged in a discussion of the various alternatives available to Somera, the risks of execution associated with the current business plan, the trends in the business, the cash balances of Somera, the potential impact which new management could have and other factors. The proposal of Telmar of $22.5 million cash or approximately $4.35 per share, according to Telmar’s calculations, was discussed and the directors expressed their desire to see that price increased and confirmed with respect to a per share price. The proposed revisions to the merger agreement, the commitment of Warburg Pincus to fund the payment of the merger consideration, the request for voting agreements and other matters related to the proposed transaction were also discussed.
      On June 22, 2006, Mr. Heard discussed with Mr. Kidwell the proposed terms of the transaction.
      Between June 19, 2006 and June 24, 2006, the terms of the merger agreement were negotiated and finalized by representatives of Munsch Hardt, Houlihan Lokey, Willkie Farr and Somera, and numerous conversations occurred between Telmar, Warburg Pincus, management and representatives of Houlihan Lokey relating to diligence items as well as the proposed purchase price. Prior to the board meeting on June 24th, representatives of Houlihan Lokey and Telmar and Warburg Pincus discussed remaining open issues and whether Telmar would be willing to raise its bid, which it declined to do. Just prior to the board meeting on June 24th, representatives of Houlihan Lokey and Telmar and Warburg again discussed the proposed purchase price, during which call, the offer was raised to $4.60 per share.
      On June 24, 2006, the board of directors held a special meeting in which all directors participated by telephone. The meeting was also attended by Kent Coker, representatives of Munsch Hardt and representatives of Houlihan Lokey. The board reviewed the strategic alternatives they had considered over the past nine months, the past and current financial and operating position and future prospects of Somera and the market for its stock. Representatives of Munsch Hardt reviewed the provisions of the merger agreement and the transactions required by the merger agreement. Houlihan Lokey then explained that the proposed price had been increased and specified as $4.60 per share and answered questions regarding the negotiation process as well as the perceived lack of opportunity to increase the price any higher. Houlihan Lokey then described the methodology and analysis employed by Houlihan Lokey in evaluating the fairness from a financial point of view of the consideration to be received by Somera’s stockholders. Houlihan Lokey also reviewed the financial and comparative data Houlihan Lokey had included in the materials it had prepared for the board, as well as the scope of its opinion, the limitations of such opinion and the considerations and assumptions to which it was subject. Houlihan Lokey then rendered its oral opinion, subsequently confirmed in writing that day, to Somera’s board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the public stockholders of Somera’s common stock in the merger was fair, from a financial point of view, to such stockholders. Following a discussion of a number of issues relating to the merger agreement and the merger and of both positive and negative factors bearing on whether the transaction should be approved (see “Reasons for the Merger” below), Somera’s board unanimously approved the merger agreement, approved the entering into of the voting agreements, directed that the merger agreement be submitted to a vote of Somera’s stockholders and recommended that Somera’s stockholders approve the merger agreement.
      Immediately following the meeting of the board of directors of Somera, Somera and Telmar entered into the merger agreement. Before the opening of the market on June 26, 2006 Somera and Telmar jointly announced the execution of the merger agreement.
Reasons for the Merger
      The Somera board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby (including the merger) are in the best interests of Somera and its stockholders and has unanimously approved the merger agreement and the transactions contemplated thereby. The Somera board of directors unanimously recommends that holders of Somera common stock vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby (including the merger).
      In the course of reaching its decision to approve the merger agreement and the merger and recommending that the holders of Somera common stock vote to approve the merger agreement and the transactions contemplated thereby (including the merger), the board of directors consulted with Somera’s legal and financial advisors and considered a number of factors that it believed supported its decision, including the following:

•	that the merger consideration is all cash, which provides certainty of value to Somera’s stockholders;

•	the merger consideration of $4.60 per share represented a premium of approximately 123% over the closing price per share of the common stock on June 24, 2006 ($2.06), and a premium of approximately 94% over the average closing price of $2.37 for the 30 trading days prior to June 23, 2006;

•	the process undertaken by Houlihan Lokey, which included contacting more than five potentially interested parties which resulted in two of those parties submitting written indications of interest and one of those parties submitting an oral indication of interest;

•	the opinion of Houlihan Lokey that the merger consideration of $4.60 per share to be paid under the merger agreement is, as of the date of the opinion, fair from a financial point of view to Somera’s stockholders (see “The Merger — Opinion of Somera’s Financial Advisor”);

•	the likelihood that the merger will be consummated, in light of the experience, reputation and financial capability of the owners of Telmar, the absence of any financing condition to Telmar’s obligation to complete the merger and Telmar’s record of successfully completing acquisitions;

•	the business, financial, market and execution risks associated with remaining independent and the challenges of successfully executing Somera’s current business strategies;

•	Somera’s financial condition, including the depletion of cash resources as the result of past losses and the continued depletion of those resources unless Somera’s operations are stabilized and improved;

•	the fact that although successful and timely execution of Somera’s business plan could result in a return to profitable operations and allow Somera to continue on a stand-alone basis, Somera’s limited cash resources, and limited ability to raise additional capital, will not allow for a significant margin of error in executing Somera’s business plan in a timely fashion;

•	the fact that past and continuing consolidation in the industries of Somera’s customers and suppliers created significant and increasing obstacles to successfully executing Somera’s business plan and returning to profitability;

•	the availability of appraisal rights;

•	the terms and conditions of the merger agreement, including:

•	the scope of the representations, warranties and covenants being made by Somera;

•	the limited conditions to the consummation of the merger, including the requirement that the merger agreement be approved by Somera’s stockholders and the definition of “Company Material Adverse Effect” as defined in the merger agreement;

•	the ability of the board of directors, in the exercise of its fiduciary duties, to provide information to and engage in negotiations with another party in connection with an unsolicited, bona fide written proposal that the board of directors determines in good faith is reasonably likely to result in a superior proposal and, subject to paying a $940,000 termination fee to Telmar, which is approximately 4% of the total merger consideration, to accept a superior proposal; and

•	the board of directors’ belief that the $940,000 termination fee or up to $500,000 expense reimbursement payable to Telmar in certain circumstances is reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a competing proposal.
      The board of directors also considered a number of potentially countervailing factors in its deliberations concerning the merger, including the following:

•	that Somera will no longer exist as an independent company and its stockholders will no longer participate in Somera’s growth or any future increase in the value of Somera or from any synergies that may be created by the merger;

•	that, under the terms of the merger agreement, Somera cannot solicit other acquisition proposals and must pay or cause to be paid to Telmar a termination fee of $940,000 or expense reimbursement of up to $500,000 in cash if the merger agreement is terminated under certain circumstances specified in the merger agreement, including if the board of directors exercises its right to terminate the merger agreement and enter into an alternative superior transaction, which may deter others from proposing an alternative transaction that may be more advantageous to Somera’s stockholders;

•	that gains from this all-cash transaction will be taxable to Somera’s stockholders for U.S. federal income tax purposes;

•	the fact that stockholders will, if the merger is consummated, be required to surrender their shares involuntarily in exchange for a cash price determined by Somera’s board of directors and that stockholders will not have the right to liquidate their shares at a time and price of their choosing;

•	that if the merger does not close, Somera’s officers and other employees will have expended extensive efforts attempting to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction, and Somera will have incurred substantial transaction costs as well as intangible costs in connection with the transaction; and

•	that the restrictions imposed by the merger agreement on the conduct of Somera’s business prior to completion of the merger, requiring Somera to conduct its business only in the ordinary course and imposing additional specific restrictions, may delay, limit or prevent Somera from undertaking business opportunities that may arise during that period.
      The Somera board of directors also considered the interests of its directors and executive officers in the transactions contemplated by the merger agreement, which are described below under “The Merger — Interests of Certain Persons in the Merger.”
      The Somera board of directors concluded that, on balance, the potential benefits to Somera and its stockholders of the transactions contemplated by the merger agreement outweighed the potential disadvantages and risks associated with those transactions. The foregoing discussion of the information and factors considered by the Somera board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluations, the Somera board of directors did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination. Instead, the Somera board of directors conducted an overall analysis of the factors described above, including summaries of discussions of Somera’s management with Somera’s legal, financial, accounting, tax and other advisors. In considering the factors described above, individual directors may have given different weights to different factors.
Recommendation of the Somera Board of Directors
      The Somera board of directors unanimously recommends that you vote FOR the proposal to approve the merger agreement. The Somera board of directors has unanimously determined that the merger is in the best interests of Somera and its stockholders.
Opinion of Somera’s Financial Advisor
      Pursuant to an engagement letter dated May 10, 2006, Somera retained Houlihan Lokey to provide an opinion, which we refer to as the “opinion,” to the board of directors of Somera Communications, Inc. as to whether the cash consideration of $4.60 per share to be received by the public stockholders under the merger agreement, as defined below, which we refer to as the “transaction,” is fair from a financial point of view. For purposes of the opinion, the term “public stockholders” includes all stockholders of Somera other than stockholders who serve as an executive officer or on the board of directors of Somera. The fairness opinion was prepared at the request of Somera’s board of directors to assist in their evaluation of the transaction.
      Houlihan Lokey is an affiliate of Houlihan Lokey Capital, Inc. (“Houlihan Lokey Capital”), which is currently providing certain other financial advisory and investment banking services to Somera in connection with the transaction. As a part of its investment banking business, Houlihan Lokey and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, recapitalizations, private placements of debt and equity securities, financial restructurings, and valuations for estate, corporate and other purposes. Houlihan Lokey Capital was selected to advise Somera with respect to the transaction and its affiliate, Houlihan Lokey, was selected to deliver an opinion to Somera’s board of directors with respect to the transaction on the basis of such experience.
      Houlihan Lokey presented its analysis, some of which is described below, at special meetings of the board of directors of Somera on June 19, 2006 and June 24, 2006, in connection with the board of directors’ evaluation of the transaction. Houlihan Lokey’s presentations to the board of directors consisted of an overview of the methodologies Houlihan Lokey undertook and the analyses it performed to render its opinion that, as of June 24, 2006, and subject to the assumptions, limitations and qualifications set forth in its written opinion, the consideration of $4.60 per share in cash to be received by the public stockholders in the transaction was fair, from a financial point of view.
      The summary of the fairness opinion set forth below is qualified in its entirety by reference to the full text of the fairness opinion, which is attached as Annex B to this proxy statement. You are urged to read the fairness opinion in its entirety.
      In connection with the opinion, Houlihan Lokey made such studies, reviews, analyses and inquiries, as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

•	reviewed Somera’s annual report to shareholders on Form 10-K for the fiscal year ended December 31, 2005, and quarterly report on Form 10-Q for the quarter ended March 31, 2006, which Somera’s management had identified as being the most current financial statements available;

•	held discussions with certain members of the management of Somera regarding the operations, financial condition, future prospects and projected operations and performance of Somera and regarding the transaction;

•	reviewed a draft of the merger agreement by and among the Telmar, Merger Sub and Somera;

•	reviewed proposals received from certain third parties regarding a potential transaction with Somera;

•	reviewed the historical market prices and trading volume for Somera’s publicly traded securities;

•	reviewed certain other publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that we deemed relevant; and

•	conducted such other financial studies, analyses and inquiries as we have deemed appropriate.

Overview of Houlihan Lokey’s Reviews and Analyses
      Houlihan Lokey used several methodologies to assess the fairness, from a financial point of view, of the $4.60 per share cash purchase price to be received by the public stockholders in connection with the transaction. The following is a summary of the material financial analyses used by Houlihan Lokey in connection with providing the opinion. This summary is qualified in its entirety by reference to the full text of the opinion, which has been attached as Annex B to this proxy statement with the consent of Houlihan Lokey.
      Houlihan Lokey considered each of the following analyses based upon its view that each is reflective of generally accepted valuation methodologies and appropriate given the accessibility of comparable publicly-traded companies, available information regarding similar change of control transactions, and the availability of forecasts from management of Somera. The summaries below of the principal analyses presented by Houlihan Lokey do not purport to be complete descriptions of the analyses underlying Houlihan Lokey’s fairness opinion. All such reviews and financial and valuation analyses were based on information available to Houlihan Lokey at that time, and Houlihan Lokey has assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after such date. These analyses provide indications of Somera’s per share equity value in order to assess the fairness, from a financial point of view, of the $4.60 per share cash consideration to be received by the public stockholders in connection with the transaction.
      Public Market Pricing. Houlihan Lokey reviewed the historical market prices and trading volumes for Somera’s publicly-held common stock prior to the announcement of the transaction, and reviewed publicly-available analyses, news articles, and press releases relating to Somera. Houlihan Lokey reviewed Somera’s closing stock price for the 30-day period ending June 23, 2006, the last trading date prior to the announcement of the transaction. The indicated range of public market prices during this time period was $2.06 to $2.75 per share.

      The cash consideration of $4.60 for each share in the transaction represents: (i) a premium of approximately 123% over the closing stock price of $2.06 on June 23, 2006 (prior to the date on which Somera’s board of directors approved the transaction), and (ii) a premium of approximately 94% over the average closing price of $2.37 for the 30 trading days prior to June 23, 2006.
      Market Multiple Methodology: Houlihan Lokey reviewed certain financial information of comparable publicly-traded, telecommunication equipment and services companies selected by Houlihan Lokey. The comparable public companies included: Anixter International, Inc., Brightpoint, Inc., Cellstar Corporation, Infosonics Corporation, and Tessco Technologies, Inc., (collectively, the “Comparables”). Houlihan Lokey considered certain financial ratios of the Comparables based on the most recent publicly available information including multiples of enterprise value (“EV”) to latest twelve months (“LTM”) revenues. Houlihan Lokey also considered other financial ratios of the Comparables including EV to LTM earnings before interest, taxes, depreciation and amortization (“EBITDA”), EV to projected 2006E revenues, and EV to projected 2006E EBITDA. However, given that (i) Somera is currently not generating positive EBITDA, (ii) complete financial projections for Somera were not available, and (iii) the significant uncertainties in projecting Somera’s future financial performance, Houlihan Lokey was unable to derive meaningful valuation conclusions based on these financial ratios. As a result, Houlihan Lokey’s analysis was primarily based on the observed EV/ LTM Revenue multiples. Enterprise value is calculated by adding an entity’s market value of equity (“MVE”) plus the face value of its existing debt, net of cash and equivalents, and preferred stock. MVE is calculated by multiplying the per share price of an entity’s common equity securities by the fully diluted shares of the entity.
      Houlihan Lokey noted that the EV/ LTM Revenue multiples exhibited by the Comparables was in the range of 0.09x to 0.83x with a mean and median of 0.39x and 0.24x, respectively. After consideration of such observed multiples and other factors, including Somera’s declining revenues, lack of profitability, lack of scale with respect to its operations and a consolidating customer base, Houlihan Lokey applied multiples in the range of 0.10x to 0.20x to Somera’s revenues for the LTM ended March 31, 2006 and Somera’s annualized revenues based on its results for the three-months ended March 31, 2006. In performing its analysis under this approach, Houlihan Lokey considered that none of the Comparables used in the market multiple analysis is identical to Somera. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the Comparables.
      Based on the analyses and factors described in the foregoing and utilizing the selected valuation multiples indicated above, Houlihan Lokey estimated the enterprise value of Somera implied by the Market Multiple Methodology to be in the range of $7 million to $13 million. Houlihan Lokey then made certain adjustments to the implied enterprise value to determine the equity value on a per share basis, including adjustments to reflect (i) Somera’s estimated holdings of cash and cash equivalents, net of estimated amounts required to fund Somera’s operations, in the range of $6.8 million to $9.3 million, and (ii) the value of certain liabilities considered to be non-operating in nature estimated to be in the range of $1.1 million to $3.0 million. After consideration of these adjustments, Houlihan Lokey estimated the equity value of Somera implied by the Market Multiple Methodology to be in the range of $10.8 million to $21.2 million, or $2.15 per share to $4.21 per share, based on approximately 5,034,000 common shares outstanding.
      Comparable Transaction Methodology: Houlihan Lokey reviewed the consideration paid in certain change of control acquisitions involving selected telecommunication equipment and services companies that Houlihan Lokey deemed relevant and for which purchase price multiples were available. Houlihan Lokey considered change of control transactions involving the following companies: Telmar Network Technology, Inc., NextiraOne, LLC, Carlton-Bates Company, Memec, Inc., Norstan, Inc., Tech Pacific Limited, CompuCom Systems, Inc. (unit of Safeguard Scientifics, Inc.), and Azlan Group, plc.
      Houlihan Lokey considered certain financial ratios in these identified change of control transaction including multiples of EV to LTM revenues. Houlihan Lokey also considered other financial ratios exhibited in the identified change of control transactions including EV to LTM EBITDA, EV to projected 2006E Revenues, and EV to projected 2006E EBITDA. However, similar to the Market Multiple Methodology, Houlihan Lokey was unable to derive meaningful valuation conclusions based on these financial ratios given (i) Somera is currently not generating positive EBITDA, (ii) complete financial projections for Somera were not available, and (iii) the significant uncertainties in projecting Somera’s future financial performance. As a result, Houlihan Lokey analysis was primarily based on consideration of EV/ LTM Revenue multiples.
      Houlihan Lokey noted that the EV/ LTM Revenue multiples in the identified change of control transactions were in the range of 0.12x to 1.21x, with a mean and median of 0.43x and 0.33x, respectively. After consideration of such multiples and other factors, including Somera’s declining revenues, lack of profitability, lack of scale with respect to its operations and a consolidating customer base, Houlihan Lokey applied multiples in the range of 0.15x to 0.25x to Somera’s revenues for the LTM ended March 31, 2006 and Somera’s annualized revenues based on its results for the three-months ended March 31, 2006. In performing its analysis under this approach, Houlihan Lokey considered that the merger and acquisition transaction environment varies over time because of, among other things, interest rate and equity market fluctuations and other industry-specific factors. No company, transaction or business used in the comparable transaction analysis as a comparison is identical to Somera or the transaction. Houlihan Lokey reviewed the foregoing transactions to understand the range of multiples paid for companies in the telecommunications equipment and services industry. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, selected transactions or the business segment, company or transactions to which they are being compared.
      Based on the analyses and factors described in the foregoing and the selected valuation multiples as indicated above, Houlihan Lokey estimated the enterprise value of Somera implied by the Comparable Transaction Methodology to be in the range of $10 million to $16 million. Houlihan Lokey then made certain adjustments to the implied enterprise value to determine the equity value on a per share basis, including adjustments to reflect (i) Somera’s estimated holdings of cash and cash equivalents, net of estimated amounts required to fund Somera’s operations, in the range of $6.8 million to $9.3 million, and (ii) the value of certain liabilities considered to be non-operating in nature estimated to be in the range of $1.1 million to $3.0 million. After consideration of these adjustments, Houlihan Lokey estimated the equity value of Somera implied by the Comparable Transaction Methodology to be in the range of $13.8 million to $24.2 million, or $2.74 per share to $4.81 per share, based on approximately 5,034,000 common shares outstanding.
      Discounted Cash Flow Methodology: Given the lack of complete financial projections and uncertainties in forecasting Somera’s future financial results, Houlihan Lokey was unable to utilize the Discounted Cash Flow Methodology.
      Orderly Liquidation Methodology: Houlihan Lokey considered the estimated range of value of Somera’s common stock under a scenario whereby Somera discontinued its ongoing business operations and disposed of its assets in an orderly liquidation manner. Under this methodology, the proceeds from the sale of these assets would be used to pay the remaining liabilities of Somera, including future obligations under certain long-term lease agreements and other disposition costs, and the remaining surplus of funds, if any, would be available for distribution to shareholders. Based upon the results of this analysis, Houlihan Lokey estimated the value of Somera’s common stock implied by the Orderly Liquidation Methodology to be $0.00 per share to $1.78 per share.
      Determination of Fairness. Based on its analysis, some of which is summarized above, Houlihan Lokey noted that the consideration of $4.60 per share as provided for in the transaction generally is in the range of or exceeds the indications of value that are implied by the result of Houlihan Lokey’s reviews and analyses. Accordingly, subject to the assumptions, conditions, limitations and qualifications set forth in its written opinion, Houlihan Lokey determined that the $4.60 per share cash consideration to be received by the public stockholders in connection with the transaction is fair from a financial point of view.
      As a matter of course, Somera does not publicly disclose forward-looking financial information. Nevertheless, in connection with its review, Houlihan Lokey considered financial forecasts for the quarter ending June 30, 2006. The financial forecasts were prepared by management of Somera based on assumptions regarding Somera’s future performance. The financial forecasts were prepared under market conditions as they existed as of June 23, 2006. The financial forecasts did not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of Somera, including without limitation such changes as may occur as a result of the risk factors identified by Somera in this proxy statement and in its other filings with the Securities and Exchange Commission, may cause the financial forecasts or the underlying assumptions to be materially inaccurate. As a result, the financial forecasts are not necessarily indicative of future results.
      Houlihan Lokey has relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including, without limitation, the financial forecasts) furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and does not assume any responsibility with respect to such data, material and other information. In addition, Houlihan Lokey has assumed, without independent verification, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of Somera, and Houlihan Lokey expresses no opinion with respect to such forecasts and projections or the assumptions on which they are based. Further, Houlihan Lokey has relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of Somera since the date of the most recent financial statements provided to Houlihan Lokey, and that there is no information or facts that would make the information reviewed by Houlihan Lokey incomplete or misleading.
      Furthermore, Houlihan Lokey has not been requested to make, and has not made, any physical inspection or independent appraisal of any of the assets, properties or liabilities (contingent or otherwise) of Somera, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey has undertaken no independent analysis of any potential or actual litigation, material claims, possible unasserted claims or other contingent liabilities, to which Somera is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Somera is a party or may be subject. The opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions of claims, outcomes or damages arising out of any such matters. If any such matters were considered in the opinion, the conclusions reached herein could be materially affected.
      Houlihan Lokey has relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to all agreements (including the merger agreement) are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the transaction will be satisfied without waiver thereof, and (d) the transaction will be consummated in a timely manner in accordance with the terms described in the agreements provided to Houlihan Lokey, without any amendments or modifications thereto, waivers thereof or any adjustment to the per share price of $4.60. Houlihan Lokey has also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would have an adverse effect on Somera, or the expected benefits of the transaction. In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that the final forms of the draft agreements will not differ in any material respect from the drafts identified in this proxy statement as being provided to Houlihan Lokey.

      The opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of the opinion. Houlihan Lokey has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw the opinion, or otherwise comment on or consider events occurring after the date of the opinion. Subsequent events that could materially affect the conclusions set forth in the opinion include, without limitation, changes in industry performance or market conditions; changes to the business, financial condition and results of operations of Somera; changes in the terms of the merger; and the failure to consummate the merger within a reasonable period of time.
      The opinion is furnished for the use and benefit of Somera’s board of directors in connection with its consideration of the transaction. The opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the transaction. The opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the opinion and Houlihan Lokey’s engagement letter, and subject to the understanding that the obligations of Houlihan Lokey in the transactions are solely corporate obligations, and no officer, director, employee, agent, stockholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of Somera or Somera’s affiliates.
      HOULIHAN LOKEY HAS NOT BEEN REQUESTED TO OPINE AS TO, AND THE OPINION DOES NOT ADDRESS: (i) THE UNDERLYING BUSINESS DECISION OF SOMERA, ITS SECURITY HOLDERS OR ANY OTHER PARTY TO PROCEED WITH OR EFFECT THE TRANSACTION, (ii) THE FAIRNESS OF ANY PORTION OR ASPECT OF THE TRANSACTION NOT EXPRESSLY ADDRESSED IN THE OPINION, (iii) THE FAIRNESS OF ANY PORTION OR ASPECT OF THE TRANSACTION TO THE HOLDERS OF ANY CLASS OF SECURITIES, CREDITORS OR OTHER CONSTITUENCIES OF SOMERA, OR ANY OTHER PARTY OTHER THAN THOSE SET FORTH IN THE OPINION, (iv) THE RELATIVE MERITS OF THE TRANSACTION AS COMPARED TO ANY ALTERNATIVE BUSINESS STRATEGIES THAT MIGHT EXIST FOR SOMERA OR THE EFFECT OF ANY OTHER TRANSACTION IN WHICH SOMERA MIGHT ENGAGE, (v) THE TAX OR LEGAL CONSEQUENCES OF THE TRANSACTION TO SOMERA, ITS STOCKHOLDERS OR ANY OTHER PARTY (VI) THE FAIRNESS OF ANY PORTION OR ASPECT OF THE TRANSACTION TO ANY ONE CLASS OR GROUP OF SOMERA’S OR ANY OTHER PARTY’S SECURITY HOLDERS VIS-A-VIS ANY OTHER CLASS OR GROUP OF SOMERA’S OR SUCH OTHER PARTY’S SECURITY HOLDERS, OR (VII) WHETHER OR NOT SOMERA, ITS SECURITY HOLDERS OR ANY OTHER PARTY IS RECEIVING OR PAYING REASONABLY EQUIVALENT VALUE IN THE TRANSACTION. FURTHERMORE, NO OPINION, COUNSEL OR INTERPRETATION IS INTENDED IN MATTERS THAT REQUIRE LEGAL, REGULATORY, ACCOUNTING, INSURANCE, TAX OR OTHER SIMILAR PROFESSIONAL ADVICE. IT IS ASSUMED THAT SUCH OPINIONS, COUNSEL OR INTERPRETATIONS HAVE BEEN OR WILL BE OBTAINED FROM THE APPROPRIATE PROFESSIONAL SOURCES.
      It should be understood that subsequent developments may affect the conclusions expressed in the opinion if the opinion were rendered as of a later date, and Houlihan Lokey disclaims any obligation to advise any person of any change in any manner affecting the opinion that may come to Houlihan Lokey’s attention after the date of the opinion.
      The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Houlihan Lokey’s fairness opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to Somera, the merger, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities of Somera are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.
      Somera has paid Houlihan Lokey customary fees for its engagement to render its fairness opinion and will, upon the closing of the transaction, pay Houlihan Lokey Capital customary fees for its services in connection with its engagement as financial advisors and will reimburse both Houlihan Lokey and Houlihan Lokey Capital for all out-of-pocket expenses incurred in connection with their respective engagements. Houlihan Lokey’s fee for the fairness opinion was not contingent upon the consummation of the proposed transaction or the conclusions reached by Houlihan Lokey in its written opinion. Houlihan Lokey and its affiliates have provided no other services to Somera or any of its affiliates during the last two years. Somera has agreed to indemnify and hold harmless Houlihan Lokey, its affiliates (including Houlihan Lokey Capital), and any employee, agent, officer, director, attorney, stockholders or any person who controls Houlihan Lokey, against and from all losses arising out of or in connection with their engagements by Somera.
Interests of Certain Persons in the Merger
      In considering the recommendation of Somera’s board of directors in favor of the merger, you should be aware that there are provisions of the merger agreement and other existing agreements that will result in certain benefits to Somera’s directors and executive officers that are not available to stockholders generally. Somera’s board of directors was aware of, and considered the interests of, its directors and executive officers and the potential conflicts arising from such interests in its deliberations of the merits of the merger and in approving the merger agreement and the merger. Other than the provisions of the merger agreement described below, the arrangements described below were in existence before the discussions about the merger began. Stockholders should take these benefits into account in deciding whether to vote for approval of the merger agreement.

      Stock Options. Upon the completion of the merger, each Somera outstanding stock option, other than those held by M. Wayne Higgins, will immediately vest and become exercisable and will be terminated or converted into an amount in cash equal to the excess, if any, of $4.60 over the exercise price of such stock option multiplied by the number of shares subject to such stock option, without interest and subject to any applicable withholding taxes. The options held by Mr. Higgins will vest 50% if the merger occurs prior to October 1, 2006 and 100% if it occurs on or after such date. The following tables set forth the number of vested options held by Somera’s executive officers and directors, the number of shares of Somera common stock subject to options held by such persons that will vest as a result of the merger, the number of shares of restricted stock and the underlying number of shares of common stock that will be converted as a result of the merger and the estimated cash payment such persons will receive pursuant to the conversion of their options and conversion of restricted stock:

				Stock Options Outstanding That			All Stock
	Vested Stock Options Outstanding			Vest as a Result of the Merger			Options

	Shares of	Weighted		Shares of	Weighted
	Common	Average	Realizable	Common	Average	Realizable	Realizable
	Stock	Exercise	Value at the	Stock	Exercise	Value at the	Value at the
	Subject to	Price per	Closing of	Subject to	Price per	Closing of	Closing of the
Name	Options	Share	the Merger	Options	Share	the Merger	Merger

David W. Heard	58,335	$14.84643	—	91,663	$14.79774	—	—
M. Wayne Higgins	542	13.90	—	50,000	2.31	$114,500	$114,500
S. Kent Coker	29,999	15.80	—	—	—	—	—
Michael Foliano	32,498	13.7077	—	—	—	—	—
Jay Hilbert	37,499	14.40	—	—	—	—	—
Scott Willis	27,499	13.90	—	—	—	—	—
Jeremy D. Rossen	—	—	—	—	—	—	—
Walter G. Kortschak	1,187	13.76841	—	3,313	10.68726	—	—
Casimir S. Skrzypczak	4,448	15.04478	—	5,052	12.42692	—	—
David A. Young	4,448	15.04478	—	5,052	12.42692	—	—
W. Barry Phelps	16,219	55.04892	—	3,281	10.93008	—	—
Charles E. Levine	4,448	15.04478	—	5,052	12.42692	—	—

Note:	The options held by Mr. Higgins will vest 50%, or 50,000 of the 100,000 options held by Mr. Higgins, if the merger occurs prior to October 1, 2006 and 100% if it occurs on or after such date.

			Realizable Value of
			All Outstanding
		Realizable Value of	Stock Options and
	Restricted Stock That	Restricted Stock at	Restricted Stock at
	Vest as a Result	the Closing of the	the Closing of the
Name	of the Merger	Merger	Merger

S. Kent Coker	25,000	$115,000	$115,000
David Peters	17,500	80,500	80,500
Casimir S. Skrzypczak	1,500	6,900	6,900
David A. Young	1,500	6,900	6,900
W. Barry Phelps	1,500	6,900	6,900
Charles E. Levine	1,500	6,900	6,900
      Stock Ownership. Somera’s officers and directors also beneficially own shares of Somera common stock. For a further description of these stock holdings, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 49.
      Existing Employment Agreements. Prior to the execution of the merger agreement on June 24, 2006, Somera sent letters to each of S. Kent Coker and David Peters to retain their services through the transition period of the potential merger. Except as further described below, the employment agreements for Mr. Coker and Mr. Peters continue as previously in effect in all material respects. The letter sent to

Mr. Coker, dated June 19, 2006, granted Mr. Coker 25,000 restricted shares of Somera common stock, which will vest on either the third anniversary of the date of the letter, in accordance with the provisions of Mr. Coker’s employment agreement, effective April 1, 2005, or upon the later date of the occurrence of the merger or, if applicable and at the request of Somera, the 90th day after the date the merger occurs, or such earlier date after the merger (a) on which his employment terminates under certain circumstances as described in his employment agreement or (b) as otherwise agreed by Somera. Mr. Coker will also receive a $75,000 cash bonus payable on the earlier of October 2, 2006 if Mr. Coker is still employed with Somera, or upon the occurrence of the merger or, if applicable and at the request of Somera, the 90th day after the date the merger occurs, or such earlier date after the merger (a) on which his employment terminates under certain circumstances as described in his employment agreement or (b) as otherwise agreed by Somera.
      The letter sent to Mr. Peters, dated May 31, 2006, increased Mr. Peter’s base pay by approximately 18%, granted him 15,000 restricted shares which will vest upon the occurrence of the merger or will otherwise vest in accordance with his restricted stock award agreement associated with Somera’s 1999 Stock Option Plan, and a $20,000 cash bonus payable on December 31, 2006, if still employed with Somera, or 90 days following the occurrence of the merger.
      Somera also entered into a new employment agreements with each of M. Wayne Higgins and Lynda Starnes. Mr. Higgins’ employment agreement, entered into on May 30, 2006 to be effective June 1, 2006, appoints Mr. Higgins to serve as the Chief Operating Officer of Somera. Mr. Higgins was granted 100,000 options for Somera common stock under this agreement, which will vest in certain percentages as follows: if the merger occurs within one month of employment, 25% of the options will vest; if the merger occurs within five months of employment, 50% of the options will vest; and if the merger occurs after five months of employment, 100% of the options will vest. Ms. Starnes employment agreement, entered into and effective on May 15, 2006, appoints Ms. Starnes to serve as the Vice President of Human Resources of Somera. Ms. Starnes was granted 6,000 options for Somera common stock under this agreement, which will vest in accordance with the terms of the 1999 Stock Option Plan. If Ms. Starnes’ employment with Somera terminates as a result of the merger, Ms. Starnes will be entitled to receive a severance payment of an amount equal to her base salary rate for a period of six months and an amount equal to the aggregate of the bonus amounts earned by and paid to Ms. Starnes for the two fiscal quarters prior to such termination (less applicable withholding taxes).
      Separation Agreement. On June 24, 2006, Somera entered into a separation agreement with David W. Heard. Under the separation agreement, Mr. Heard’s employment terminated effective as of July 1, 2006. Mr. Heard also resigned as a director of Somera effective as of July 1, 2006. If requested by Telmar prior to July 1, 2006, Mr. Heard may remain with Somera as an employee or consultant for a transitional period of up to 90 days. Mr. Heard has been requested by Telmar, and Mr. Heard has agreed, to remain as a consultant for a 60-day transition period, during which period he will be paid a consulting fee of $200 per hour. In connection with the termination of his employment, Mr. Heard has received a lump-sum separation payment equal to one year’s salary, or $375,000. If Mr. Heard remains through the transitional period requested by Telmar, Mr. Heard will be entitled to receive an additional separation payment of $93,750.
      Indemnification of Directors and Executive Officers and Insurance. The merger agreement provides that Telmar will cause Somera, as the surviving corporation in the merger, to indemnify Somera’s directors and officers with respect to actions or omissions by them as such at any time prior to the closing date to the fullest extent permitted by Somera’s charter documents and any applicable contract, provided that such persons shall not be indemnified for any criminal conduct or fraud. The merger agreement further provides that, after the merger, Telmar will, or will cause Somera as the surviving corporation to, provide, for a period of not less than six years, directors’ and officers’ liability insurance covering those persons who were, as of the date of the merger agreement, covered by Somera’s directors’ and officers’ liability insurance policy, on terms no less favorable than those in effect on the date of the merger agreement, subject to certain limits based on the cost of providing such insurance.

Appraisal Rights
      The following is a summary of the statutory procedures that a stockholder of a Delaware corporation must follow in order to exercise their appraisal rights under Delaware law. This summary is not complete and is qualified in its entirety by reference to Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the “DGCL,” the text of which is set forth in full in Annex C.
      Under the General Corporation Law of the State of Delaware, or “DGCL,” you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock of Somera as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Our stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Somera will require strict compliance with the statutory procedures in connection with the merger.
      The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and we encourage you to review Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.
      Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to you of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.
      If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to Somera a written demand for appraisal of your shares before the vote with respect to the merger agreement is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the approval and adoption of the merger agreement. Voting against or failing to vote for the approval and adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the approval and adoption of the merger agreement. A vote in favor of the approval and adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•	You must continuously hold your Somera common stock from the date you make your demand for appraisal through the effective date of the merger.
      If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Somera common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Somera common stock.
      All demands for appraisal should be addressed to Somera, 301 S. Northpoint Drive, Coppell, Texas 75019, Attention: S. Kent Coker, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Somera common stock. The demand must reasonably inform Somera of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.
      To be effective, a demand for appraisal by a holder of Somera common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Somera. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.
      If you hold your shares of Somera common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.
      Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Somera stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Somera common stock. Within 120 days after the effective date of the merger, the surviving corporation or any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.
      If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.
      After determination of the stockholders entitled to appraisal of their shares of Somera’s common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, and to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.
      In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.
      Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Somera common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.
      In view of the complexity of Section 262, if you wish to dissent from the merger and pursue appraisal rights, then you should consult your legal advisor.
Delisting and Deregistration of Somera Common Stock
      If the merger is completed, Somera common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended.
Material United States Federal Income Tax Consequences of the Merger
      The following is a summary of the material U.S. federal income tax consequences of the merger to stockholders of Somera whose shares of Somera common stock are converted into the right to receive cash in the merger. The following summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, including: non-U.S. persons, U.S. expatriates, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, insurance companies, cooperatives, pass-through entities and investors in such entities, stockholders who have a functional currency other than the U.S. Dollar, stockholders who hold their shares of Somera common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or stockholders who acquired their shares of Somera common stock upon the exercise of employee stock options or otherwise as compensation. Further, this discussion does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences relating to the merger.
      The Merger. The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of Somera common stock converted into cash in the merger. If shares of Somera common stock are held by a stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder’s holding period for the shares of Somera common stock exceeds one year at the time of the merger. Capital gains recognized by an individual upon a disposition of a share of Somera that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. In addition, there are limits on the deductibility of capital losses. The amount and character of gain or loss must be determined separately for each block of Somera common stock (i.e., shares acquired at the same cost in a single transaction) converted into cash in the merger.
      Backup Withholding. A stockholder (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals) whose shares of Somera common stock are converted into the merger consideration may be subject to backup withholding at the then applicable rate (under current law, the backup withholding rate is 28%) unless the stockholder provides the stockholder’s taxpayer identification number, or TIN, and certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the Internal Revenue Service, or the IRS. Each stockholder that is an individual should complete and sign the Substitute Form W-9 included as part of the letter of transmittal that will be sent to stockholders promptly following closing of the merger so as to provide the information and certification necessary to avoid backup withholding. Each foreign individual stockholder must submit a signed statement (such as a Certificate of Foreign Status on Form W-8BEN) attesting to his or her exempt status. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.
      THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.
Governmental Regulatory Filings Required in Connection with the Merger
      Other Jurisdictions. Somera and Telmar each conducts operations in a number of foreign countries or jurisdictions where other regulatory approvals may be required or advisable in connection with the consummation of the merger. Somera and Telmar believe that filings are required to be made in Germany and Ireland. Under the requisite regulations in Germany and Ireland, the merger cannot be completed until the requisite approvals have been obtained or the applicable waiting periods have expired or been terminated. To date, Somera and Telmar have made filings in the following jurisdictions:

Country	Date Filed

Germany	July 26, 2006
Ireland	July 24, 2006
      Other. Other than those described above and (i) the requirement that Somera file this proxy statement with the SEC and (ii) certain other filings required to be made under the Exchange Act, Somera is not aware of any federal or state regulatory requirements or approvals that must be complied with or obtained in connection with the merger.

MERGER AGREEMENT AND OTHER RELATED AGREEMENTS
      This section of the proxy statement provides a summary of the merger agreement, which is the definitive agreement governing the merger, and certain other agreements relating to the merger. This summary, however, may not contain all of the information that is important to you. Somera urges you to carefully read the merger agreement, which appears as Annex A to this proxy statement.
Merger Consideration
      Upon completion of the merger, each outstanding share of Somera common stock will be converted into the right to receive $4.60 in cash, without interest. The price of $4.60 per share was determined through arm’s-length negotiations between Somera and Telmar. Upon completion of the merger, no shares of Somera common stock will remain outstanding and all shares will automatically be canceled and will cease to exist.
Conversion of Shares; Procedures for Surrender of Certificates
      Your right to receive $4.60 per share in cash, without interest, will arise automatically upon completion of the merger. Prior to the effective time of the merger, Telmar will designate a bank or trust company selected by Telmar to act as the paying agent under the merger agreement. Telmar will deposit with the paying agent cash amounts sufficient to enable the paying agent to pay the aggregate merger consideration to the holders of shares of Somera common stock.
      Promptly (but in any event within five business days) after the effective time of the merger, the paying agent will mail to each record holder of shares, a letter of transmittal and instructions for use in surrendering certificates in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate for cancellation to the paying agent, together with a letter of transmittal, duly executed, the holder of such certificate will be entitled to receive the merger consideration into which the number of shares of common stock previously represented by such stock certificate(s) shall have been converted pursuant to the merger agreement, without any interest thereon. The certificates so surrendered will be canceled.
      In the event of a transfer of ownership of shares of common stock which is not registered in Somera’s transfer records, payment may be made with respect to such shares to the transferee if the stock certificate representing such shares is presented to the paying agent, accompanied by all documents reasonably required by the paying agent to evidence such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.
      If your stock certificate has been lost, stolen or destroyed, the paying agent will deliver to you the applicable merger consideration for the shares represented by that certificate:

•	if you make an affidavit claiming such certificate has been lost, stolen or destroyed; and

•	if requested by Telmar or the paying agent, you post a bond in a reasonable amount as indemnity against any claim that may be made with respect to that certificate against Telmar.
      Stockholders should not send their certificates now and should send them only pursuant to instructions set forth in the letter of transmittal to be mailed to stockholders promptly after the effective time of the merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and such letter of transmittal.
      270 days after the effective time of the merger, the paying agent will deliver to the surviving corporation on demand any funds made available to the paying agent which have not been disbursed to holders of Somera stock certificates. Any holders of certificates who have not complied with the above-described procedures to receive payment of the merger consideration during such 270-day period may thereafter look only to the surviving corporation for payment of the merger consideration to which they are entitled. Any portion of the payment fund remaining unclaimed by holders of shares of the Somera common stock as of the date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity will, as of such date and to the extent permitted by law, become the property of Telmar free and clear of any lien of any entity previously entitled thereto.
      The cash paid to you upon conversion of your shares of Somera common stock will be issued in full satisfaction of all rights relating to the shares of Somera common stock.
Effect on Somera Stock Options and Warrants for Common Stock
      The vesting of each stock option (other than the options held by Mr. Higgins) to acquire Somera common stock outstanding at the effective time of the merger will be accelerated, such that upon the completion of the merger, all such options will be canceled and terminated and, except under certain circumstances described in the merger agreement, converted at the effective time of the merger into the right to receive, as soon as practicable after the effective time of the merger, a cash payment equal to the product of (1) the excess, if any, of $4.60 over the per share exercise price of such stock option, multiplied by (2) the aggregate number of shares of common stock then subject to such stock option. Payments to holders of stock options will be without interest and subject to any applicable withholding taxes. Prior to the effective time of the merger, Somera will also take all actions necessary (1) to terminate its 1999 Employee Stock Purchase Plan and all offering periods thereunder, and (2) to cause any shares held under restricted stock agreements to vest in accordance with the terms of those agreements. All of the holders of any warrants for common stock will be sent written notice of the merger in accordance with the terms of such warrants, and such warrants shall be exercised or will terminate or expire at or prior to the effective time of the merger. The exercise price of all warrants for shares of common stock is above $4.60 per share.
Effective Time of the Merger
      The merger will become effective upon the filing of certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by Telmar and Somera and specified in the certificate of merger. The filing of the certificate of merger will occur on the closing date. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub, a wholly-owned subsidiary of Telmar and a party to the merger agreement, will merge with and into Somera. Somera will survive the merger as a wholly-owned subsidiary of Telmar. If the merger agreement is approved by Somera’s stockholders, the merger will be completed as soon as all of the other conditions to the merger set forth in the merger agreement have been satisfied or waived by Telmar or Somera, as applicable. These conditions are described below under “Merger Agreement and Other Related Agreements — Conditions to Closing.”
Representations and Warranties
      The merger agreement contains representations and warranties of each party to the agreement. These representations and warranties will expire upon completion of the merger.
      The merger agreement contains customary representations and warranties of Somera as to, among other things:

•	Somera’s organization, good standing and corporate power;

•	Somera’s capitalization;

•	authorization, non-contravention and voting requirements;

•	governmental approvals;

•	Somera’s SEC documents;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events;

•	legal proceedings;

•	compliance with laws;

•	permits;

•	accuracy of information in this proxy statement;

•	tax matters;

•	employee benefits and labor matters;

•	environmental matters;

•	contracts;

•	title to properties;

•	intellectual property;

•	insurance;

•	opinion of financial advisor;

•	brokers and other advisors;

•	state takeover statutes; and

•	customers and suppliers.
      In addition, the merger agreement contains representations and warranties by Telmar and Merger Sub as to, among other things, government approvals and Telmar’s having the necessary corporate power and authority, and sufficient funds, to complete the transactions contemplated by the merger agreement.
      The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub” in Annex A to this proxy statement.
Covenants of the Parties

Conduct of Somera’s Business
      Somera agreed in the merger agreement that, subject to specified exceptions or unless Telmar otherwise consents in writing, Somera will conduct its business in the ordinary course, consistent with past practice, comply in all material respects with all applicable laws and the requirements of all material contracts and permits, make all voluntary disclosures deemed appropriate to governmental authorities and use commercially reasonable efforts, under the circumstances, to (i) maintain and preserve intact Somera’s business organization and the goodwill of those having significant business relationships with Somera, (ii) retain the services of its present officers and key employees, and (iii) keep in full force and effect all material insurance policies maintained by Somera and its subsidiaries, other than changes to such policies made in the ordinary course of business.
      In addition, Somera has agreed that, subject to specified exceptions, neither Somera nor any of its subsidiaries may, without Telmar’s prior written consent:

•	issue, sell, grant, dispose of, pledge or otherwise encumber any shares of Somera’s capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of Somera’s capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of Somera’s capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of Somera’s capital stock, voting securities or equity interests, provided that Somera may issue shares of its common stock in connection with the exercise of outstanding options previously granted;

•	redeem, purchase or otherwise acquire any of Somera’s outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of Somera’s capital stock, voting securities or equity interests;

•	declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of Somera’s capital stock or otherwise make any payments to Somera’s stockholders in their capacity as such (other than dividends by a direct or indirect wholly-owned subsidiary of Somera to its parent);

•	split, combine, subdivide or reclassify any shares of Somera’s capital stock;

•	amend (including by reducing the price or extending the term) or waive any of Somera’s rights under any provision of Somera’s equity incentive plans, the employee stock purchase plan or any agreement evidencing any outstanding stock option or other right to acquire Somera’s capital stock, except for vesting required under certain employment agreements in effect as of the date of the merger agreement and the amendment of Somera’s stock option plans, employee stock purchase plans or any agreements evidencing the grant of stock options or any other action in connection with the acceleration, exercise or termination of stock options or restricted stock;

•	incur or assume any indebtedness for borrowed money or guarantee any indebtedness for borrowed money, or enter into a “keep well” or similar agreement or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Somera or any of its subsidiaries, except for borrowings from Somera by a direct or indirect wholly-owned subsidiary of Somera or borrowings by Somera or a direct or indirect wholly-owned subsidiary of Somera from a direct or indirect wholly-owned subsidiary of Somera;

•	sell, transfer, lease, license, mortgage, encumber, abandon or otherwise dispose of or voluntarily permit to become subject to any lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of Somera’s material properties or assets (including securities of its subsidiaries) to any person except for (1) sales of products and licenses in the ordinary course of business consistent with past practice, (2) pursuant to certain contracts in force as of June 24, 2006, (3) dispositions of excess equipment or obsolete or worthless assets, or (4) sales of properties or assets (excluding securities of Somera’s subsidiaries) in an amount not in excess of $50,000 in the aggregate;

•	assign, sell, abandon, exclusively license or otherwise dispose of any of its material intellectual property;

•	make any capital expenditures, except in the ordinary course of business consistent with past practice;

•	make any acquisition, by purchase of securities or assets, merger or consolidation, or otherwise, of any other entity, business or division;

•	make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to Somera’s employees in the ordinary course of business consistent with past practice) to, any entity other than a direct or indirect wholly-owned subsidiary of Somera and other than such investments, loans or advances required by certain contracts in force as of June 24, 2006;

•	except in the ordinary course of business, enter into, terminate or amend (other than immaterial amendments) any material contract;

•	increase the compensation of any Somera director, officer or employee or enter into, establish, amend, modify or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or affiliate, other than required pursuant to applicable law or as otherwise allowed under the merger agreement;

•	make, change or revoke any material election concerning taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle any material tax claim or assessment or surrender any right to claim a refund of taxes or obtain any tax ruling;

•	make any changes (other than immaterial changes in the ordinary course of business) in financial or tax accounting methods, principles, policies or practices or change an annual accounting period, except insofar as may be required by generally accepted accounting principles or applicable law or in connection with Somera’s efforts to enhance its and its subsidiaries’ internal controls over financial reporting;

•	amend Somera’s charter documents or the charter documents of Somera’s subsidiaries;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

•	waive, release, assign, settle or compromise any action, investigation, proceeding or litigation instituted, commenced, pending or threatened against Somera or any of its subsidiaries, other than waivers, releases, assignments, settlements or compromises in the ordinary course of business consistent with the past practice that involve only the payment of monetary damages not in the excess of $25,000 individually or $100,000 on the aggregate, in any case without the imposition of equitable relief or any restrictions on the business and operations of, on, or the admission of any wrongdoing by, Somera or any of its subsidiaries; or

•	agree, in writing or otherwise, to take any of the foregoing actions or, subject to the no shop provisions of the merger agreement, take any action or agree, in writing or otherwise, to take any action, which would cause any of the conditions to the completion of the merger not to be satisfied.

      The covenants in the merger agreement relating to the conduct of Somera’s business are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the merger agreement entitled “Conduct of Business of the Company” in Annex A to this proxy statement.

Employee Benefits
      Telmar has agreed in the merger agreement to provide, or cause its affiliates (including Somera as its wholly-owned subsidiary after the merger) to provide, Somera’s employees who continue employment with the surviving corporation in the merger, for a period of at least one year following the closing of the merger, with combined aggregate pay and benefits, other than equity awards, that provide at least a comparable value in the aggregate to those provided to similarly situated employees of Telmar. Somera’s employees will also be provided credit for prior service under applicable employee benefit plans.

Other Covenants
      The merger agreement contains a number of other covenants, including covenants relating to:

•	preparation of this proxy statement and holding of the special meeting;

•	subject to the exceptions provided in the merger agreement, the recommendation by Somera’s board of directors that its stockholders approve the merger agreement;

•	use of reasonable best efforts to consummate the merger as promptly as practicable, including reasonable best efforts to obtain regulatory clearance and, in connection therewith, to vigorously defend any challenge by regulatory authorities to the completion of the merger;

•	public announcements;

•	access to information;

•	notification of communications from governmental authorities or claims relating to the merger or breaches of representations and warranties, breaches of covenants and certain other matters;

•	indemnification and insurance; and

•	securityholder litigation.
No-Shop Provisions
      Somera has agreed, prior to the merger becoming effective, to certain limitations on Somera’s ability to take action with respect to other potential acquisition transactions. Somera has agreed to terminate any discussions or negotiations with any person. In addition, except as set forth below, Somera has agreed to not directly or indirectly:

•	solicit, initiate or knowingly facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any takeover proposal;

•	participate in any discussions or negotiations with, or furnish or disclose any non-public information relating to Somera or any of its subsidiaries to or otherwise cooperate with or assist, any third party regarding any takeover proposal;

•	approve, endorse or recommend any takeover proposal;

•	enter into any letter of intent or agreement related to any takeover proposal;

•	withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Telmar, the board of directors’ recommendation that Somera’s stockholders approve the merger agreement;

•	approve or recommend, or propose publicly to approve or recommend, any takeover proposal; or

•	approve or recommend, or propose publicly to approve or recommend, or cause or authorize Somera or any of its subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any takeover proposal.
      Notwithstanding these limitations:

•	if Somera’s board of directors receives an unsolicited, bona fide written takeover proposal made after June 24, 2006 in circumstances not involving a breach of the merger agreement (other than immaterial breaches that have not directly or indirectly resulted in the making of a takeover proposal) and the board of directors determines in good faith, that such takeover proposal is made by an entity who, in the good faith judgment of the board of directors, has made or is reasonably capable of making a superior proposal (as defined below) and with respect to which the board determines in good faith, after considering applicable provisions of the DGCL and after receiving the advice of outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to Somera’s stockholders under the DGCL, then Somera may (but only prior to obtaining stockholder approval of the merger), after providing Telmar not less than 24 hours written notice of Somera’s intention to take such actions: (1) furnish information with respect to Somera and its subsidiaries to the person making such takeover proposal, but only after such person enters into a customary confidentiality agreement with Somera that is no less favorable in any material respect to Somera than the then applicable terms of its confidentiality agreement with Telmar and subject to certain other restrictions set forth in the merger agreement, (2) participate in discussions and negotiations with such person regarding such takeover proposal (including solicitation of a revised takeover proposal), and (3) enter into the confidentiality agreement contemplated in clause (1) above;

•	Somera’s board of directors may withdraw or modify its recommendation that its stockholders approve the merger agreement, or recommend a takeover proposal, if the board of directors receives an unsolicited, bona fide written takeover proposal that was made in the circumstances not involving a breach of the merger agreement (other than immaterial breaches that have not, directly or indirectly, resulted in the making of the takeover proposal) and that the board of directors determines in good faith constitutes a superior proposal, and the board of directors determines in good faith, after reviewing applicable provisions of the DGCL and after receiving advice from outside counsel, that the failure to make such withdrawal, modification or recommendation would be inconsistent with its fiduciary duties to Somera’s stockholders under the DGCL; and

•	if Somera’s board of directors receives an unsolicited, bona fide written takeover proposal that was made in circumstances not involving a breach of the merger agreement (other than immaterial breaches that have not directly or indirectly resulted in the making of a takeover proposal) and that the board of directors determines in good faith constitutes a superior proposal, the board of directors may, in response to such superior proposal and within a set timeframe after providing an opportunity described below for Telmar to adjust the terms of the merger agreement, cause Somera to terminate the merger agreement and enter into a definitive agreement with respect to such superior proposal; however, in such circumstances, Somera would be required to pay a $940,000 termination fee to Telmar as described below under “Merger Agreement and Other Related Agreements — Fees and Expenses.”
      Prior to responding to an unsolicited takeover proposal, Somera must give Telmar notice of the takeover proposal. Somera must also provide Telmar with copies of any written materials received from or on behalf of the person making the takeover proposal and shall keep Telmar fully informed of all material developments regarding the takeover proposal. Somera must concurrently furnish Telmar with copies of any non-public information that Somera provides to the person that made such unsolicited takeover proposal.
      Under the merger agreement, “takeover proposal” means any inquiry, proposal or offer from anyone (other than Telmar and its subsidiaries) or any group relating to any:

•	direct or indirect acquisition (whether in a single transaction or a series of related transactions) of Somera’s assets and those of its subsidiaries equal to 15% or more of Somera’s consolidated assets or to which 15% or more of Somera’s consolidated revenues on a consolidated basis for the then preceding four completed and publicly reported calendar quarters are attributable;

•	direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of any class of Somera’s equity securities;

•	tender offer or exchange offer that if completed would result in any person or group beneficially owning 15% or more of any class of Somera’s equity securities; or

•	merger, consolidation, share exchange, business combination, recapitalization, liquidation or similar transaction involving Somera or any of its subsidiaries.
      Under the merger agreement, “superior proposal” means a takeover proposal made by a third party, which is on terms and conditions which a majority of the members of Somera’s board of directors determines in its good faith (after receiving the advice of Houlihan Lokey or another financial advisor of national reputation) to be more favorable to Somera’s stockholders from a financial point of view (taking into account all terms and conditions of the takeover proposal, including any break-up fees, expense reimbursement provisions and financial terms at the time of determination any changes to the merger agreement proposed by Telmar in writing (and not withdrawn) and the ability of the entity making such proposal to complete the transactions contemplated by such proposal, based upon, among other things, the availability of financing and the expectation of obtaining required approvals) than the merger and the other transactions contemplated by the merger agreement, taking into account at the time of determination only changes to the terms of the merger agreement that as of that time had been proposed by Telmar in writing (and not withdrawn), except that the reference to “15%” in the definition of “takeover approval” will be deemed to be a reference to “50%”.
Conditions to Closing
      The parties’ obligations to complete the merger are subject to the following conditions:

•	the approval of the merger agreement by the requisite vote of Somera’s stockholders;

•	no law, injunction, judgment or ruling shall have been enacted or shall be in effect that enjoins, restrains, prevents or prohibits the consummation of the merger or makes the consummation of the merger illegal; and

•	the waiting period applicable to the consummation of the merger under any applicable federal anti-competition laws must have expired or been terminated and all other approvals or consents required of any other governmental entity must have been obtained, and in the case of the obligation of Telmar, the consents, approvals, decisions or waiting period expirations or terminations must have occurred or been obtained free of (1) any limit on the freedom of action of Telmar or its subsidiaries or affiliates with respect to the operation of, or Telmar’s ability to retain, Somera or any businesses, product lines or assets of Somera, or Telmar’s or its subsidiaries’ or affiliates’ ability to retain, own or operate any portion of the businesses, product lines or assets of Telmar or any of its subsidiaries or affiliates, or alter or restrict in any way the business or commercial practices of Telmar or its subsidiaries or affiliates or Somera or its subsidiaries, and (2) any other condition or limitation that would reasonably be expected to have a material adverse effect on Somera.
      Telmar’s and Merger Sub’s obligations to complete the merger are also subject to the following conditions:

•	Somera’s representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, subject to certain exceptions) must be true and correct as of the date of the merger agreement and the date of the closing of the merger (or if any representation or warranty expressly speaks as of a specified date, as of such specified date), except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Somera;

•	Somera must have performed in all material respects all of its obligations under the merger agreement, except for those obligations the failure of which to perform does not have a material adverse effect on Somera;

•	there must not be any action, investigation, proceeding or litigation pending or threatened by any governmental entity in which a governmental entity is a party, and there must not be any law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental entity in effect, that would or is reasonably likely to (1) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of Somera’s shares by Telmar or Merger Sub or the consummation of the merger, (2) impose limitations on the ability of Telmar or its affiliates to effectively exercise full rights of ownership of Somera in a manner that materially and adversely affects the value of Somera and its subsidiaries, taken as a whole, or (3) result in a material adverse effect on Somera; and

•	since the date of the merger agreement, there must not have been any material adverse effect on Somera or any event, circumstance, development, change or effect that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Somera.
      The merger agreement provides that a “material adverse effect” on Somera means any change, event, occurrence or state of facts which has had, or would reasonably be likely to have, a material adverse effect on the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of Somera and its subsidiaries taken as a whole. For purposes of the preceding sentence, none of the following will be deemed either alone or in combination to constitute, and none of the following will be taken into account whether there has been, or would reasonably be expected to be, a material adverse effect:

•	any change, event, occurrence or state of facts relating to the global, U.S. or regional economy, financial markets or political conditions in general or any of the industries in which Somera operates, including such changes that are caused by terrorist activities, entry into or material worsening of war or armed hostilities, or other national or international calamity, except to the extent such changes or developments have a disproportionate impact on Somera and its subsidiaries, taken as a whole, relative to other industry participants;

•	any change, event, occurrence or state of facts that directly arises out of or results from the announcement or pendency of the merger agreement or any of the transactions contemplated thereunder, including shareholder litigation or disruption or loss of customer business, supplier or employee relationships;

•	any change, event, occurrence or state of facts directly arising out of or resulting from any action taken, or failure to take an action, by Somera or its subsidiaries with Telmar’s express written consent or in accordance with the express written instructions of Telmar or as otherwise expressly required or specifically permitted to be taken by Somera or its subsidiaries pursuant to the terms of the merger agreement;

•	any change in Somera’s stock price or trading volume or any failure to meet internal projections or forecasts or published revenue or earnings projections of industry analysts (provided that this bulletpoint will not be construed as providing that the change, event, occurrence or state of facts giving rise to such change or failure does not constitute or contribute to a material adverse effect on Somera);

•	any stockholder class action litigation arising from allegations of breach of fiduciary duty relating to the merger agreement;

•	the continued depletion of net current assets, as described below:

Somera’s business and operations have deteriorated over the last year, however, Somera has instituted a restructuring plan and taken charges through March 31, 2006 of $2,235,000. Additional restructuring costs, which will be less than that amount, are expected to be incurred through June 30, 2006. If Somera’s business does not stabilize (as management believes it should), the excess of Somera’s current assets over its current liabilities, as determined in accordance with generally accepted accounting principles (without any impact from the announcement or pendency of the merger agreement or any of the transactions contemplated thereunder), could decline to $12 million by September 30, 2006. The $12 million figure will be reduced dollar for dollar for all inventory valuation allowances taken by Somera in accordance with generally accepted accounting principles between the date of the merger agreement and September 30, 2006; and

•	any change, event, occurrence or state of facts arising out of any change in generally accepted accounting principles or applicable accounting requirements or principles which occur or become effective after the date of the merger agreement.
      Somera’s obligation to complete the merger is also subject to the following conditions:

•	Telmar’s and Merger Sub’s representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect) must be true and correct as of the date of the merger agreement and as of the closing date (or if any representation or warranty expressly speaks as of a specified date, as of such specified date), except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Telmar’s ability to consummate the merger; and

•	Telmar and Merger Sub must have performed in all material respects all of their respective obligations under the merger agreement.

Termination
      The merger agreement may be terminated at any time prior to the closing of the merger:

•	by mutual written consent of Somera and Telmar;

•	by either Somera or Telmar if:

•	the merger is not completed by December 24, 2006, if the terminating party’s breach is not the primary cause of the failure of the merger to be consummated;

•	any law, injunction, judgment or ruling shall have been enacted, promulgated, issued, entered, amended or enforced, and shall have become final and non-appealable that enjoins, restrains, prevents or prohibits the consummation of the merger or makes the consummation of the merger illegal, if the terminating party’s breach is not the primary cause of such restraint;

•	the required vote of Somera’s stockholders is not obtained to approve the merger agreement at a meeting of its stockholders duly convened therefor or at any adjournment thereof;

•	by Telmar if:

•	Somera breaches or fails to perform in any material respect any of its material covenants or agreements in the merger agreement, or any representation or warranty becomes untrue, subject to specified materiality thresholds and Somera’s ability to cure such breach;

•	any law, injunction, judgment or ruling shall have been enacted, promulgated, issued, entered, amended or enforced, and shall have become final and non-appealable that (1) restrains, enjoins, prevents, prohibits or makes illegal the acquisition of some or all of Somera’s shares by Telmar or Merger Sub or the consummation of the merger, (2) imposes limitations on the ability of Telmar to effectively exercise full rights of ownership of Somera in a manner that materially and adversely affects the value of Somera and its subsidiaries, taken as a whole, or (3) results in a material adverse effect on Somera;

•	Somera enters into an agreement relating to a takeover proposal, or Somera’s board of directors (1) shall have withdrawn or modified, in a manner adverse to Telmar, its approval of the merger or its recommendation that Somera’s stockholders approve the merger agreement, (2) shall have approved or recommended to its stockholders a takeover proposal, (3) shall not have rejected any bona fide publicly announced offer for a takeover proposal within 20 days of the making thereof;

•	Somera materially breaches its covenants (1) to prepare the proxy statement and allow Telmar to participate in its preparation and any correspondence with the Securities and Exchange Commission, (2) to hold a stockholder’s meeting in accordance with the provisions of the merger agreement, (3) except as otherwise allowed by the merger agreement, to use all reasonable efforts to solicit or cause to be solicited from its stockholders proxies in favor of the adoption of the merger agreement, or (4) violates any of the no-shop provisions set forth in the merger agreement, or Somera’s board of directors resolves to do any of the foregoing;

•	if a material adverse effect on Somera occurs and is continuing and has not been cured by Somera as of December 24, 2006 after Somera’s receipt of prompt written notice of the occurrence of such event from Telmar;

•	by Somera if:

•	Telmar or Merger Sub breaches a representation, warranty, covenant or agreement in the merger agreement, or any of its representations or warranties shall have become untrue, subject to specified materiality thresholds and Telmar’s and Merger Sub’s ability to cure such breach; and

•	Before Somera’s stockholders have approved the merger agreement, (1) Somera has not breached its non-solicitation covenant (other than immaterial breaches that have not directly or indirectly resulted in the making of a takeover proposal) and (2) concurrently Somera enters into a definitive agreement providing for a superior proposal and pays the termination fee described below to Telmar.
Fees and Expenses
      Pursuant to the merger agreement, whether or not the merger is consummated, and except as described below, all fees and expenses incurred in connection with the merger agreement, the merger or the transactions related thereto will be paid by the party incurring such fees or expenses. Somera must pay to Telmar a termination fee equal to $940,000 (less any reimbursement for expenses as further described below) in the following circumstances:

•	The merger agreement is terminated by either Somera or Telmar because (a) the merger is not consummated by December 24, 2006 (and at the time of such termination the stockholder meeting to approve the merger has not been held) so long as the failure of the merger to have been consummated shall not have been as a result of a breach of the merger agreement by the party seeking such termination, (b) the required vote of Somera’s stockholders is not obtained to approve the merger agreement at a meeting of its stockholders duly convened therefor or at any adjournment thereof, or (c) Somera breaches in any material respect any of its material covenants or agreements in the merger agreement, or any representation or warranty shall have become untrue so that a closing condition is not satisfied without being cured as allowed by the merger agreement, and (1) prior to such termination, any person or group (other than Telmar and its subsidiaries, affiliates and representatives on behalf of Telmar) shall have publicly announced an intention to make a takeover proposal or such a takeover proposal shall have otherwise become publicly known, and (2) Somera enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any takeover proposal within twelve months of the date the merger agreement is terminated;

•	Telmar terminates the merger agreement because Somera enters into an agreement relating to a takeover proposal, or because Somera’s board of directors (1) shall have withdrawn or modified, in a manner adverse to Telmar, its approval of the merger or its recommendation that Somera’s stockholders approve the merger agreement, (2) shall have approved or recommended to its stockholders a takeover proposal, (3) shall not have rejected any bona fide publicly announced offer for a takeover proposal within 20 days of the making thereof;

•	Telmar terminates the merger agreement because Somera materially breaches its covenants (1) to prepare the proxy statement and allow Telmar to participate in its preparation and any correspondence with the Securities and Exchange Commission, (2) to hold a stockholder’s meeting in accordance with the provisions of the merger agreement, (3) except as otherwise allowed by the merger agreement, to use all reasonable efforts to solicit or cause to be solicited from its stockholders proxies in favor of the adoption of the merger agreement, or (4) violates any of the no-shop provisions set forth in the merger agreement, or Somera’s board of directors resolves to do any of the foregoing;

•	Somera terminates the merger agreement because, before Somera’s stockholders have approved the merger agreement, (1) Somera has not breached its non-solicitation covenant (other than immaterial breaches that have not directly or indirectly resulted in the making of a takeover proposal) and (2) concurrently Somera enters into a definitive agreement providing for a superior proposal.
      In the event the merger agreement is terminated by either Somera or Telmar because (a) the merger is not consummated by December 24, 2006 (and at the time of such termination the stockholder meeting to approve the merger has not been held) so long as the failure of the merger to have been consummated shall not have been as a result of a breach of the merger agreement by the party seeking such termination, or

(b) the required vote of Somera’s stockholders is not obtained to approve the merger agreement at a meeting of its stockholders duly convened therefor or at any adjournment thereof, or by Telmar if Somera breaches in any material respect any of its material covenants or agreements in the merger agreement, or any representation or warranty shall have become untrue so that a closing condition is not satisfied without being cured as allowed by the merger agreement, Somera will reimburse Telmar for its reasonable out-of-pocket expenses actually incurred in connection with the merger agreement, the merger and the other transactions contemplated under the merger agreement in an amount not to exceed, in the aggregate, $500,000.
Voting Agreements
      Each of S. Kent Coker, Chief Financial Officer and Corporate Secretary of Somera, David Peters, Vice President-Finance of Somera, and The Summit Funds, has executed a voting agreement dated June 24, 2006 agreeing to vote or cause to be voted all of their respective shares for the adoption of the merger agreement and approval of the merger, a form of which is attached as Annex D to this proxy statement. The Summit Funds collectively control 1,208,232 shares (approximately 23.83%) of Somera’s common stock and Mr. Coker and Mr. Peters own 25,000 and 17,500 shares, respectively. Walter G. Kortschak, a director of Somera and a principal of The Summit Funds, executed the voting agreement for The Summit Funds on behalf of each entity of such group owning shares of Somera common stock. Under the terms of these voting agreements, unless such voting agreements are terminated by mutual consent of the parties thereto or until the date on which the merger is completed or the merger agreement is terminated in accordance with its terms, each such person has agreed, among other things:

•	to appear at the stockholders meeting or otherwise cause its shares of Somera common stock to be counted as present at the stockholders meeting for purposes of establishing a quorum;

•	vote (or cause to be voted) it shares of Somera common stock;

•	in favor of the merger, the merger agreement and all other transactions contemplated thereby;

•	against (1) any takeover proposal, (2) any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Somera under the merger agreement which is reasonably likely to result in any of the conditions of Somera’s obligations under the merger agreement not being fulfilled, (3) any change in the directors of Somera, (4) any change in the present capitalization of Somera or any amendment to Somera’s restated certificate of incorporation, as amended, or by-laws or (5) any other change in Somera’s corporate structure or business or change in any manner of the voting rights of Somera’s capital stock, or any other action, which in the case of each of the matters referred to above could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the merger agreement or the likelihood of such transactions being consummated; and

•	in favor of any other matter necessary for consummation of the transactions contemplated by the merger agreement which is considered at any such meeting of stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Merger Sub or its nominees to vote such shares of Somera common stock directly.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth information with respect to the beneficial ownership of Somera common stock at June 30, 2006, by (i) each person, or group of affiliated persons, known to Somera to own beneficially more than 5% of Somera common stock; (ii) each of Somera’s named executive officer and directors, and (iii) all of Somera’s executive officers and directors as a group. The percentages indicated in the following table are based on 5,070,595 shares of common stock of Somera outstanding as of June 30, 2006.

		Percentage of
	Number of Shares of	Common
Name and Address of	Common Stock	Stock
Beneficial Owner	Beneficially Owned(1)	Outstanding

5% Stockholders
Warburg Pincus Private Equity IX, L.P.(2)	1,250,732	24.9%
c/o Warburg Pincus LLC
466 Lexington Avenue
New York, NY 10017
Summit Partners(3)(15)	1,208,232	23.83%
c/o Summit Partners
499 Hamilton Avenue, Suite 200
Palo Alto, CA 94301
SACC Partners, LP et al(4)	374,166	7.38%
11100 Santa Monica Blvd., Suite 800
Los Angeles, CA 90025
Gryphon Master Fund, LP et al(5)	440,880	8.69%
100 Crescent Court, Suite 490
Dallas, TX 75201
Lloyd I. Miller, III(6)	351,852	6.94%
4550 Gordon Drive
Naples, Fl 34102
FMR Corp.(7)	256,001	5.05%
82 Devonshire Street
Boston, MA 02109
Other Directors and Named Executive Officers
David W. Heard(8)	87,501	1.70%
M. Wayne Higgins(9)	625	*
S. Kent Coker(10)	54,999	1.08%
Michael Foliano(11)	34,060	*
Jay Hilbert(12)	37,499	*
Scott Willis(13)	27,499	*
Jeremy D. Rossen(14)		*
Walter G. Kortschak(15)	1,209,545	23.85%
c/o Summit Partners
499 Hamilton Avenue, Suite 200
Palo Alto, CA 94301
Casimir S. Skrzypczak(16)	6,282	*
David A. Young(17)	6,282	*
W. Barry Phelps(18)	17,875	*
Charles E. Levine(19)	6,282	*
All directors and executive officers as a group (12 persons)(20)	1,488,449	27.99%

*	Less than one percent

(1)	The inclusion herein of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, to the knowledge of Somera based upon information provided by such persons, each person listed above has sole voting and investment power (or shares such power with his or her spouse) with respect to the shares listed. For purposes of this table, each person is deemed to beneficially own any shares subject to stock options, warrants or other securities convertible into Common Stock, held by such person which are currently exercisable (or convertible) within 60 days after June 30, 2006. Unless otherwise indicated, the address of each beneficial owner is c/o Somera Communications, Inc., 301 S. Northpoint Drive, Coppell, Texas 75019.

(2)	As noted in a Schedule 13D filed on July 5, 2006 by Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”), Warburg Pincus IX, LLC, a New York limited liability company (“WP IX LLC”), Warburg Pincus Partners LLC, a New York limited liability company (“WPP LLC”), Warburg Pincus LLC, a New York limited liability company (“WP LLC”), Warburg Pincus & Co., a New York general partnership (“WP”), THC Holdings, Inc., a Delaware corporation (“THCH”), Telmar Holdings I, Inc., a Delaware corporation (“THI”), Telmar Holding Corp., a Delaware corporation (“THC”), Telmar Network Technology, Inc., a Delaware corporation (“TNT”), Telmar Acquisition Corp., a Delaware corporation (“TAC”) and Messrs. Charles R. Kaye and Joseph P. Landy (collectively, the “Reporting Persons”), the Reporting Persons are deemed to be the beneficial owners (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 1,250,732 shares of Common Stock by virtue of TAC and TNT having entered into stockholder voting agreements (the “Voting Agreements”) as of June 24, 2006 with The Summit Funds and David Peters and S. Kent Coker (Mr. Peters and Mr. Coker, together with The Summit Funds, the “Stockholders”). Pursuant to the Voting Agreements, the Stockholders agreed to vote the 1,250,732 shares of Common Stock owned by them in favor of the proposed merger and appointed TAC and TNT as proxy over the shares of Common Stock owned by them in connection with the merger . The sole general partner of WP IX is WP IX LLC. WPP LLC is the sole member of WP IX LLC. WP is the managing member of WPP LLC. WP LLC manages WP IX. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC. THCH is 97.73% owned by WP IX. THI is wholly owned by THCH. THC is wholly owned by THI. TNT is wholly owned by THC. TAC is wholly owned by TNT.

(3)	Includes 1,108,258 shares owned by Summit Ventures V, L.P. (“Summit Ventures V”), 63,507 shares owned by Summit V Advisors Fund (QP), L.P. (“Summit V Advisors (QP)”), 19,407 shares owned by Summit V Advisors Fund, L.P. (“Summit V Advisors”) and 17,060 shares owned by Summit Investors III, L.P. (“Summit Investors III”, and each of such entities collectively referred to as “Summit Partners”).

(4)	Based on information reported in a Schedule 13G and amendments thereto filed by SACC Partners, LP (“SACC”), Riley Investment Management, LLC (“LLC”), and Bryant Riley and on information in Section 16 filings by Mr. Riley as filed with the SEC. The shares shown include 2,400 shares held by Mr. Riley on behalf of minor children as to which Mr. Riley disclaims beneficial ownership. Additionally, of the shares shown, Mr. Riley has shared voting and dispositive power with respect to 26,766 shares owned jointly with his spouse and sole voting and dispositive power with respect to the 345,000 shares owned by SACC. Mr. Riley is the sole equity owner of LLC, SACC’s general partner.

(5)	Based on information reported in a Schedule 13G and amendments thereto filed by Gryphon Master Fund, L.P. (“Gryphon Master Fund”), Gryphon Partners, L.P. (“Gryphon Partners”), Gryphon Management Partners, L.P. (“Gryphon Management”), Gryphon Advisors, L.L.C. (“Gryphon Advisors”), and E.B. Lyon, IV. Each of foregoing has shared and dispositive power with respect to the shares shown that are owned of record by Gryphon Master Fund. Gryphon Partners is the general partner of Gryphon Master Fund. Gryphon Management is the general partner of

Gryphon Partners. Gryphon Advisors is the general partner of Gryphon Management and Mr. Lyon controls Gryphon Advisors.

(6)	Based on information reported in a Schedule 13G and amendments thereto filed by Lloyd I. Miller. Of the shares shown, Mr. Miller has sole voting power with respect to 245,890 shares as the manager of a limited liability company that is the general partner of a certain limited partnership and the trustee to a certain grantor retained annuity trust. Mr. Miller has shared voting power with respect to 105,962 shares as an investment advisor to the trustee of a certain family trust. Mr. Miller has sole dispositive power with respect to 170,890 shares as the manager of a limited liability company that is the general partner of a certain general partnership and shared dispositive power with respect to 180,962 shares as an investment advisor to the trustee of a certain family trust and the trustee to a certain grantor retained annuity trust.

(7)	Based on information reported in a Schedule 13G and amendments thereto filed by FMR Corp. and Edward C. Johnson 3d. Fidelity Management & Research Company (“Fidelity”), a registered investment adviser and a wholly owned subsidiary of FMR Corp., is the beneficial owner of 256,001 shares as a result of acting as an investment adviser to various investment companies. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to the 256,001 shares. FMR Corp. and Mr. Johnson, the Chairman of FMR Corp., through its control of Fidelity has sole power to dispose of the shares. Neither FMR Corp. nor Mr. Johnson has the power to vote or direct the voting of the shares owned directly by Fidelity which power resides with a Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by such Board of Trustees.

(8)	Represents 87,501 shares issuable upon exercise of options that are exercisable within 60 days of June 30, 2006 at exercise prices ranging from $14.40 to $14.90. Mr. Heard’s employment as Chief Executive Officer of Somera terminated effective July 1, 2006.

(9)	Represents 625 shares issuable upon exercise of options that are exercisable within 60 days of June 30, 2006 at an exercise price of $13.90. Does not include 100,000 unvested options issued commensurate with Mr. Higgin’s employment as Chief Operating Officer effective June 1, 2006 at an exercise price of $2.31. Pursuant to Mr. Higgin’s employment agreement, if within one month of employment, (between June 1, 2006 and June 30, 2006) there is a change of control, then 25% of the 100,000 options granted on June 1, 2006, shall vest after the change of control has been consummated. If between two and five months of employment, (between July 1, 2006 and September 30, 2006) there is a change of control, then 50% of the 100,000 options granted on June 1, 2006, shall vest after the change of control has been consummated. If after more than five months of employment, (on or after October 1, 2006) there is a change of control, then 100% of the 100,000 options granted on June 1, 2006, shall vest after the change of control has been consummated.

(10)	Includes 25,000 shares which are subject to Somera’s right of repurchase that will vest immediately upon a change of control. Also includes 29,999 shares issuable upon exercise of options that are exercisable within 60 days of June 30, 2006 at an exercise price of $15.80.

(11)	Includes 32,498 shares issuable upon exercise of options that are exercisable within 60 days of June 30, 2006 at exercise prices ranging from $13.40 to $13.80. Mr. Foliano’s employment as Vice President of Operations of Somera terminated effective June 2, 2006.

(12)	Represents 37,499 shares issuable upon exercise of options that are exercisable within 60 days of June 30, 2006 at an exercise price of $14.40. Mr. Hilbert ceased to be employed by Somera as of January 24, 2006, but continues to provide Somera consulting services and currently serves on Somera’s advisory board.

(13)	Represents 27,499 shares issuable upon exercise of options that are exercisable within 60 days of June 30, 2006 at an exercise price of $13.90. Mr. Willis ceased to be employed by Somera as of January 24, 2006, but continues to provide Somera consulting services and currently serves on Somera’s advisory board.

(14)	Mr. Rossen’s employment as Vice President and General Counsel of Somera terminated effective December 1, 2005.

(15)	Summit Partners, LLC, is the general partner of Summit Partners V, which is the general partner of each of Summit Ventures V, Summit V Advisors (QP), and Summit V Advisors. Mr. Kortschak is a member of Summit Partners, LLC and is a general partner of Summit Investors III. Summit Partners, LLC, through a five-person investment committee comprised of certain of its members, has voting and dispositive power with respect to the shares owned by Summit Partners. Mr. Kortschak is a member of such committee. Decisions of the investment committee are made by a majority vote of its members and, as a result, no single member has voting or dispositive power over the shares. Mr. Kortschak disclaims beneficial ownership of the shares held by Summit Partners. Includes 1,313 shares issuable upon exercise of options that are exercisable within 60 days of June 30, 2006 at exercise prices ranging from $13.70 to $13.90.

(16)	Includes 469 shares which are subject to Somera’s right of repurchase. Also includes 4,782 shares issuable upon exercise of options that are exercisable within 60 days of June 30, 2006 at exercise prices ranging from $13.90 to $15.20.

(17)	Includes 469 shares which are subject to Somera’s right of repurchase. Also includes 4,782 shares issuable upon exercise of options that are exercisable within 60 days of June 30, 2006 at exercise prices ranging from $13.90 to $15.20.

(18)	Includes 469 shares which are subject to Somera’s right of repurchase. Also includes 16,344 shares issuable upon exercise of options that are exercisable within 60 days of June 30, 2006 at exercise prices ranging from $13.90 to $85.00. Also includes 31 shares held by the Phelps Family Trust over which Mr. Phelps has voting and dispositive power.

(19)	Includes 469 shares which are subject to Somera’s right of repurchase. Also includes 4,782 shares issuable upon exercise of options that are exercisable within 60 days of June 30, 2006 at exercise prices ranging from $13.90 to $15.20.

(20)	Includes 26,876 shares which are subject to Somera’s right of repurchase. Also includes 247,624 shares issuable upon exercise of options that are exercisable within 60 days of June 30, 2006 at exercise prices ranging from $13.40 to $85.00 and the 1,208,232 shares owned by Summit Partners, of which Mr. Kortschak is a principal.

MARKET FOR COMMON STOCK; DIVIDEND POLICY
      Somera common stock is traded on the Nasdaq National Market under the ticker symbol “SMRA.” This table shows, for the periods indicated, the high and low trading price per share for Somera common stock as reported by the Nasdaq National Market, as adjusted to give effect to Somera’s one-for-ten reverse stock split completed on April 12, 2006.

	Somera
	Common Stock

	High	Low

Fiscal Year ending December 31, 2006
First	$9.30	$3.90
Second	4.28	2.06
Third (through, 2006)
Fiscal Year ended December 31, 2005
First	15.90	12.50
Second	16.20	13.50
Third	16.10	9.20
Fourth	9.80	7.20
Fiscal Year ended December 31, 2004
First	31.40	15.40
Second	21.30	13.00
Third	16.90	12.80
Fourth	14.10	10.60
      The high and low trading price per share for Somera common stock as reported by the Nasdaq on                     , 2006, the last trading day prior to the date of this proxy statement were $          and $          , respectively.
      On                     , 2006, Somera common stock was held of record by                     stockholders.
      Somera has not declared or paid any dividends on its capital stock previously. Historically, Somera has retained earnings, if any, to support the development of its business. Subject to restrictions in the merger agreement on the payment of dividends by Somera, the payment of future dividends, if any, will be at the discretion of Somera’s board of directors after taking into account various factors, including Somera’s financial condition, operating results and current and anticipated cash needs. Following the merger, Somera common stock will not be traded on any public market.
OTHER MATTERS
      As of this time, the Somera board of directors knows of no other matters to be brought before the meeting. However, if other matters properly come before the meeting or any adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the enclosed proxy, the persons named in the proxy will vote the proxy in accordance with their best judgment as to such matters.
Adjournments
      The special meeting may be adjourned without notice, other than by the announcement made at the special meeting, by approval of the holders of a majority of the shares of Somera common stock present, in person or by proxy, and entitled to vote at the special meeting. Somera is soliciting proxies to grant the authority to vote in favor of adjournment of the special meeting. In particular, authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of approval of the merger agreement. Somera’s board of directors recommends that you vote FOR the proposal to grant the authority to vote your shares to adjourn the meeting.

Stockholder Proposals
      If the merger is completed, we will no longer be a publicly-held company and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders meetings.
      If the merger is not completed, we will inform our stockholders, by press release or other means determined reasonable, of the date by which stockholder proposals must be received by us for inclusion in the proxy materials relating to our 2006 annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect. In addition, our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice of proposed business must be received at our principal executive offices not less than 10 days nor more than 60 days prior to the date of our proxy statement released to stockholders in connection with the previous year’s annual meeting, unless the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, in which case the deadline is a reasonable time before we begin to print and mail our proxy materials.
EXPENSES AND SOLICITATION
      The cost of solicitation of proxies will be borne by Somera. In addition to soliciting stockholders by mail, certain of Somera’s directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or other means of electronic communication. Somera will not pay these individuals for their solicitation activity but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and Somera will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by directors, officers and employees of Somera may also be made of some stockholders in person or by mail, telephone or other means of electronic communication following the original solicitation.
WHERE YOU CAN FIND MORE INFORMATION
      Somera files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that Somera files with the SEC at the SEC’s public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024 Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Somera’s SEC filings are also available to the public from the SEC’s Internet site at “http://www.sec.gov”.
      All information contained in this proxy statement relating to Somera has been supplied by Somera and all information contained herein relating to Telmar and Merger Sub has been supplied by Telmar.

      You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                     , 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

By Order of the Board of Directors

S. Kent Coker,
Chief Financial Officer
and Corporate Secretary
Coppell, Texas
                    , 2006

Annex A
FINAL EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
Dated as of June 24, 2006
among
TELMAR NETWORK TECHNOLOGY, INC.,
TELMAR ACQUISITION CORP.
and
SOMERA COMMUNICATIONS, INC.

A-i

A-ii

AGREEMENT AND PLAN OF MERGER
      This AGREEMENT AND PLAN OF MERGER, dated as of June 24, 2006 (this “Agreement”), is among Telmar Network Technology, Inc., a Delaware corporation (“Parent”), Telmar Acquisition Corp., a Delaware corporation and an indirect wholly-owned Subsidiary of Parent (“Merger Sub”), and Somera Communications, Inc., a Delaware corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.12.
      WHEREAS, the respective Boards of Directors of the Company and Merger Sub have adopted, approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement;
      WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, the Company, Parent, Merger Sub and certain stockholders of the Company are entering into a voting agreement, of even date herewith (the “Voting Agreement”) pursuant to which such stockholders have agreed, subject to the terms thereof, to vote their shares of Company Common Stock (as hereinafter defined) in favor of adoption of this Agreement; and
      WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I.
THE MERGER
      Section 1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).
      Section 1.2     Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York, New York Time) on a date to be specified by the parties, which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing is held is herein referred to as the “Closing Date”. The Closing will be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019, unless another place is agreed to in writing by the parties hereto.
      Section 1.3     Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file a certificate of merger with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).
      Section 1.4     Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      Section 1.5     Certificate of Incorporation and Bylaws of the Surviving Corporation.
      (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger to be in the form of Exhibit A hereto and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.
      (b) At or prior to the Effective Time, the Company shall cause its bylaws to be amended, as of the Effective Time, to read in their entirety as set forth in Exhibit B, and, as so amended, such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.
      Section 1.6     Directors of the Surviving Corporation. Parent and the Company shall take all necessary actions to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
      Section 1.7     Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
ARTICLE II.
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS
      Section 2.1     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, $0.001 par value per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than Dissenting Shares and shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive $4.60 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.
      Section 2.2     Surrender of Certificates.
      (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for payment of the Merger Consideration upon surrender of the Certificates (the “Paying Agent”). Immediately prior to the filing of the Certificate of Merger, Parent shall deposit, or cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.1(c) upon surrender of outstanding shares of Company Common Stock. Parent shall replenish the Payment Fund to the extent of any investment losses incurred through any investment made pursuant to Section 2.2(g). Such funds provided to the Paying Agent are referred to herein as the “Payment Fund.”
      (b) Payment Procedures. Promptly (but in any event within five (5) Business Days) after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock formerly represented by such Certificate shall have been converted pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer and other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate.
      (c) Transfer Books; No Further Ownership Rights in Company Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.
      (d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the Merger Consideration to such Person in exchange for such lost, stolen or destroyed Certificate.
      (e) Termination of Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the holders of the Certificates for 270 days after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation upon demand. Any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Any portion of the Payment Fund remaining unclaimed by holders of shares of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, as of such date and to the extent permitted by law, become the property of Parent free and clear of any Lien of any Person previously entitled thereto.
      (f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person for any amount properly paid from the Payment Fund or delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
      (g) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund in U.S. government or other investment grade securities, in each case, maturing in not more than one year, or other investments of comparable liquidity and credit-worthiness as directed by Parent. Any interest and other income resulting from such investment shall be the property of, and shall be paid promptly to, Parent.
      (h) Dissenting Shares. Notwithstanding Section 2.1, any shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a Person who has not voted in favor of, the Merger or consented thereto in writing and who has properly complied with all of the relevant provisions of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with the DGCL. If, after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. Notwithstanding anything to the contrary contained in this Section 2.2, if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL will cease. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Law.
      Section 2.3     Company Stock Options.
      (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Option, each Company Option outstanding immediately prior to the Effective Time shall be canceled and terminated and (except to the extent Section 3.2 of the Company Disclosure Schedule specifies that no payment will be made with respect to a particular Option) converted into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Company Option. Prior to the Effective Time, the Company shall make any amendments to the terms of the Company Stock Plans and give any notices required under the Company Stock Plans that, in each case, are necessary to give effect to the transactions contemplated by this Section 2.3. Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not at the Effective Time be bound by any Options, stock appreciation rights, or other agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof (other than the payment of Option Consideration pursuant to this Section 2.3). Prior to the Effective Time, the Company shall take all actions necessary to terminate all its Company Stock Plans, such termination to be effective at or before the Effective Time. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option.
      (b) Prior to the Effective Time, the Company shall take all actions necessary such that (i) the Company’s 1999 Employee Stock Purchase Plan (the “ESPP”) shall be terminated as of the Effective time; (ii) the offering period underway as of the date hereof shall expire as of the earlier to occur of the date such period would otherwise expire in accordance with the terms of the ESPP or the Closing Date; and (iii) no new offering periods under the ESPP shall commence on or following the date hereof.

      (c) Prior to the Effective Time, the Company shall take all actions necessary to cause the shares of restricted stock held under restricted stock agreements listed on Section 3.2(a) of the Company Disclosure Schedule to vest in accordance with the terms of such agreements.
      (d) The Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the Securities and Exchange Commission (the “SEC”) regarding such matters.
      Section 2.4     Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock or Options pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
      Section 2.5     Adjustments. If during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Common Stock, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to reflect such change.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      Except as set forth in the letter (each section of which qualifies the correspondingly numbered representation and warranty to the extent expressly specified therein and such other representations and warranties to the extent a matter in such section of the disclosure schedule is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty readily apparent) dated as of the date hereof and addressed to Parent from the Company and delivered to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub that:
      Section 3.1     Organization, Standing and Corporate Power.
      (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Subsidiaries is duly organized, validly existing and, to the extent applicable in such jurisdiction, in good standing under the Laws of the jurisdiction in which it is incorporated or otherwise organized and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and, to the extent applicable in such jurisdiction, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean any change, event, occurrence or state of facts which has had or would reasonably be likely to have, a material adverse effect on the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect: (1) any change, event, occurrence or state of facts relating to the global, U.S. or regional economy, financial markets or political conditions in general or any of the industries in which the Company operates, including such changes thereto as are caused by terrorist activities, entry into or material worsening of war or armed hostilities, or other national or international calamity, except to the extent such changes or developments have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other industry participants; (2) any change, event, occurrence or state of facts that directly arises out of or results from the announcement or pendency of this Agreement or any of the Transactions, including shareholder litigation or disruption or loss of customer business, supplier or employee relationships; (3) any change, event, occurrence or state of facts directly arising out of or resulting from any action taken, or failure to take an action, by the Company or its Subsidiaries with Parent’s express written consent or in accordance with the express written instructions of Parent or as otherwise expressly required or specifically permitted to be taken by the Company or its Subsidiaries pursuant to the terms of this Agreement; (4) any change in the Company’s stock price or trading volume or any failure to meet internal projections or forecasts or published revenue or earnings projections of industry analysts (provided that this clause (4) shall not be construed as providing that the change, event, occurrence or state of facts giving rise to such change or failure does not constitute or contribute to a Company Material Adverse Effect); (5) any stockholder class action litigation arising from allegations of breach of fiduciary duty relating to the Agreement; (6) the continued depletion of net current assets as described in Section 3.6(v) of the Company Disclosure Schedule; and (7)  any change, event, occurrence or state of facts arising out of any change in GAAP or applicable accounting requirements or principles which occur or become effective after the date of this Agreement.
      (b) Section 3.1(b) of the Company Disclosure Schedule lists all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of any preemptive rights, purchase option, call or right of first refusal or similar rights. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are owned directly or indirectly by the Company and are free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States or any foreign equivalent of any thereof) (collectively, “Liens”). Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.
      (c) The Company has made available to Parent complete and correct copies of its certificate of incorporation and bylaws (the “Company Charter Documents”), in each case as amended to the date of this Agreement, and all such Company Charter Documents and the articles of incorporation and bylaws (or comparable organizational documents) of each of the Company’s Subsidiaries (the “Subsidiary Documents”). The Company Charter Documents and the Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions. The Company has made available to Parent and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the Board of Directors and each committee of the Board of Directors of the Company held since January 1, 2004.

      Section 3.2     Capitalization.
      (a) The authorized capital stock of the Company consists of (i) 20,000,000 shares of preferred stock, par value $.001 per share, of the Company (“Company Preferred Stock”), and (ii) 200,000,000 shares of Company Common Stock. At the close of business on June 23, 2006 (the “Measurement Date”), (i) no shares of Company Preferred Stock were issued or outstanding, (ii) 5,030,595 shares of Company Common Stock were issued and outstanding (no shares of Company Common Stock were held by the Company in its treasury), (iii) 1,372,170 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 755,904 shares of Company Common Stock were subject to outstanding Options granted under the Company Stock Plans), (iv) 7,055 shares of Company Common Stock were reserved for issuance under outstanding warrants to purchase Company Common Stock (the “Warrants”), (v) 40,000 shares have been reserved for restricted stock grants that have been approved by the Board of Directors but not yet been issued, (vi) 8,500 Options have been approved for newly-hired employees with an exercise price of $2.06, (vii) 4,100 Options have been approved for future employees with an exercise price at the closing price as of the date that such employee begins working for the Company, and (viii) an unspecified number of shares of Company Common Stock was reserved with respect to the current offering period under the ESPP. Of the issued and outstanding shares of Company Common Stock, 10,062 shares were, as of the Measurement Date, subject to the Company’s repurchase right under the restricted stock agreements listed on Section 3.2(a) of the Company Disclosure Schedule. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 3.2(a) of the Company Disclosure Schedule is a correct and complete list, as of the Measurement Date, of (a) all Options granted under the Company Stock Plans or otherwise, and, for each such Option, (1) the number of shares of Company Common Stock subject thereto and (2) the exercise price thereof and (b) all Warrants and, for each such Warrant, (1) the number of shares of Company Common Stock subject thereto and (2) the exercise price thereof. Since the Measurement Date, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the exercise of outstanding Options referred to above in this Section 3.2(a). Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2 hereof, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock. All of the holders of any Warrants shall have received written notice of the Merger in accordance with the terms of such Warrants, and such Warrants shall be exercised or will terminate or expire at or prior to the Effective Time.
      (b) None of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries is bound to provide any funds to or make any investment in any Subsidiary of the Company that is not wholly owned by the Company or any other Person, or register any securities under the Securities Act.
      (c) As of May 28, 2006, the Company had cash, cash equivalents and short term investments of not less than $13,598,115, and no indebtedness for borrowed money outstanding.

      Section 3.3     Authority; Noncontravention; Voting Requirements.
      (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exception”).
      (b) The Company’s Board of Directors, at a meeting duly called and held, has unanimously (i) approved this Agreement and adopted, approved and declared advisable the Transactions, including this Agreement and the Merger, and (ii) resolved to recommend that stockholders of the Company adopt this Agreement (the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting.
      (c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) materially violate or conflict with, result in the loss of any material benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination or revocation of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected that is a Material Contract or any Permit, or (z) require any consent, approval or other authorization of, or filing with or notification to any person under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected that is a Material Contract or any Permit.
      (d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.
      (e) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries, other than the Voting Agreement. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities or other rights having the right to vote, on any matters on which stockholders of the Company may vote.
      Section 3.4     Governmental Approvals. Except for (i) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of Nasdaq, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) compliance with and such filings as may be required under applicable Environmental Laws, which filings are set forth in Section 3.4 of the Company Disclosure Schedule, and (iv) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Foreign Antitrust Laws”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company’s ability to perform its obligations under this Agreement or consummate the Transactions.
      Section 3.5     Company SEC Documents; Undisclosed Liabilities.
      (a) The Company has filed and furnished all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since January 1, 2004 (collectively, and in each case including all exhibits, schedules and amendments thereto and documents incorporated by reference therein, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later-filed Company SEC Document (provided, in the case of Company SEC Documents filed prior to the date hereof, the later-filed Company SEC Document was filed or furnished and made publicly available prior to the date hereof) (i) as of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act), (ii) as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Documents, and (iii) none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, no investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or threatened.
      (b) At the time they were filed with the SEC, the consolidated financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as then in effect, had been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented (including within the meaning of the Sarbanes-Oxley Act of 2002) the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole). At the time they are filed with the SEC, the consolidated financial statements of the Company included in the Company SEC Documents (as the same may have been amended) to be filed after the date hereof will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as then in effect, will have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and will fairly present (including within the meaning of the Sarbanes-Oxley Act of 2002) the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).
      (c) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and Rule 15d-15(e) under the Exchange Act) and internal control over financial reporting (as such term is defined in Rule 13a-15(f) and Rule 15d-15(f) under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the principal executive officer and principal financial officer of the Company by others within those entities. The principal executive officer and the principal financial officer of the Company have timely made all certifications required by the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated by the SEC thereunder (the “SOX”). All of the statements contained in such certifications were complete and correct as of the dates thereof. As of the date of the Company’s most recent Quarterly Report on Form 10-Q, the Company’s principal executive officer and its principal financial officer disclosed, based on their evaluation at that time of internal control over financial reporting, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies and material weaknesses (as such terms are defined in PCAOB Auditing Standard No. 2) in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
      (d) The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures. Except as set forth in Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) or for events (or series of related matters) as to which the amounts involved do not exceed $60,000, since the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 7, 2006, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC if the Company were to have filed a Schedule 14A with the SEC on the date hereof.
      (e) Since January 1, 2004, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their directors or officers, or to the Knowledge of the Company, employees, auditors or accountants has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since January 1, 2005, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.
      (f) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent set forth on the unaudited balance sheet of the Company and its Subsidiaries as of March 31, 2006 (the “Balance Sheet Date”) included in the Company’s Quarterly Report on Form 10-Q for the quarter ended as of such date (including the notes thereto) or as otherwise set forth in the consolidated financial statements of the Company included in the Filed Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) that are not material to the Company and its Subsidiaries taken as a whole, (iv) arising in the ordinary course of business pursuant to Contracts disclosed on the Company Disclosure Schedule or that are not required to be disclosed on the Company Disclosure Schedule pursuant to the terms of this Agreement or (v) incurred after the date hereof in accordance with Section 5.2.
      Section 3.6     Absence of Certain Changes or Events. Between the Balance Sheet Date and the date hereof, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be likely to have a Company Material Adverse Effect. Except as set forth in Section 3.6 of the Company Disclosure Schedule, between the Balance Sheet Date and the date hereof, (a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.2 hereof that if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent would violate such provision. Without limiting the foregoing, between the Balance Sheet Date and the date hereof there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of its Subsidiaries which materially affects the use thereof.
      Section 3.7     Legal Proceedings. Except as set forth in Section 3.7 of the Company Disclosure Schedule, as of the date hereof, there is no pending or, to the Knowledge of the Company, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, Governmental Investigation, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority that, individually or in the aggregate, as of the date hereof, (x) has had or is reasonably likely to result in the payment of money in an aggregate amount in excess of $250,000 or (y) has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment outstanding against the Company or any of its Subsidiaries that, as of the date hereof, (x) has had or is reasonably likely to result in the payment of money in an aggregate amount of $250,000 or (y) has had or would reasonably be expected to have a Company Material Adverse Effect.
      Section 3.8     Compliance With Laws; Permits.
      (a) The Company and its Subsidiaries are in compliance in all material respects with all laws (including common law), statutes, rules, codes, executive orders, ordinances, regulations, requirements, administrative rulings or judgments of any Governmental Authority or any order, writ, injunction or decree, whether preliminary or final, entered by any court, arbitrator or other Governmental Authority (collectively, “Laws”) applicable to the Company or any of its Subsidiaries or any of their properties or other assets or any of their businesses or operations. Since January 1, 2004, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority claimed or alleged that the Company or any of its Subsidiaries was not in compliance in a material respect with any Law applicable to the Company and any of its Subsidiaries, any of their material properties or other assets or any of their business or operations. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any officer, director or employee of the Company or any such Subsidiary, is under investigation by any Governmental Authority related to the conduct of the Company’s or any such Subsidiary’s business, the results of which investigation would or would reasonably be expected to be materially adverse to the business or assets of the Company and its Subsidiaries taken as a whole.

      (b) The Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the conduct of their respective businesses, including the manufacture and sale of their respective products (collectively, “Permits”). The Company and its Subsidiaries are in compliance in all material respects with the terms of all Permits, and all such Permits are in full force and effect, except where such suspension or cancellation would not be reasonably expected to constitute a Company Material Adverse Effect. Since January 1, 2005, neither the Company nor any of its Subsidiaries has received written notice from a Governmental Authority that such Governmental Authority was considering the amendment, termination, revocation or cancellation of any Permit.
      (c) No event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No such suspension, cancellation, violation, breach, default, loss of a benefit, or acceleration of an obligation will result from the transactions contemplated by this Agreement, except for violations, breaches, defaults, losses or accelerations that would not be reasonably be expected to result in a Company Material Adverse Effect.
      Section 3.9     Information in Proxy Statement. The Proxy Statement and any other document filed with the SEC by the Company in connection with the Merger (or any amendment thereof or supplement thereto), at the date first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Merger Sub relating to Parent or Merger Sub and specifically for inclusion in such documents. The Proxy Statement and such other documents filed with the SEC by the Company will comply in all material respects with the provisions of the Exchange Act.
      Section 3.10     Tax Matters.
      (a) Except as set forth on Section 3.10 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account an extension of time within which to file), all income and franchise Tax Returns and all other material Tax Returns required to be filed by it, and all such Tax Returns are correct and complete in all material respects. All material Taxes of the Company and its Subsidiaries due and owing have been timely paid (whether or not shown to be due on such Tax Returns). For purposes of this Section 3.10(a), “other material Tax Returns” means any and all Tax Returns (other than income and franchise Tax Returns) for which Taxes that are due and payable (whether or not shown due) exceed $25,000.
      (b) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries.
      (c) The federal income Tax Returns of the Company and each of its Subsidiaries have been examined by and settled with the IRS (or the applicable statute of limitations has expired) for all years through 1999. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.
      (d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

      (e) Except as set forth on Section 3.10(e) of the Company Disclosure Schedule, no audit or other administrative or court proceedings are pending, or to the Knowledge of the Company are threatened with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received.
      (f) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than the affiliated group of which the Company is the common parent.
      (g) There are no material outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and, to the Knowledge of the Company, no request for any such waiver or extension is currently pending.
      (h) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the five-year period ending on the date of this Agreement.
      (i) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or similar Tax agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments after the Closing Date.
      (j) Neither the Company nor any of its Subsidiaries has engaged in any transaction that has given rise to or would reasonably be expected to give rise to (i) a disclosure obligation with respect to any Person under Section 6111 of the Code and the regulations promulgated thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code and the regulations promulgated thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations promulgated thereunder.
      (k) Neither the Company nor any of its Subsidiaries has made or is obligated to make any payment that would not be deductible pursuant to Section 162(m) of the Code.
      (l) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, except for such Taxes as to which the failure to pay or withhold is not, individually or in the aggregate, material to the Company.
      (m) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.
      (n) The Company has made, or will make within 30 days of the date hereof, available to Parent complete and correct copies of (i) all income and franchise Tax Returns and all other material Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise and any other material Taxes of the Company or any of its Subsidiaries.
      (o) For purposes of this Agreement: (i) “Taxes” shall mean (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clauses (a) or (b), and (c) any amounts in respect of any items described in clauses (a) and/or (b) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement, tax election or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
      Section 3.11     Employee Benefits and Labor Matters.
      (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and correct list, separately with respect to each country in which the Company or any of its Subsidiaries has employees, of: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and without regard to whether ERISA applies thereto), and (ii) all other employee benefit plans, agreements, policies or arrangements, including employment, consulting or other compensation agreements, collective bargaining agreements and all plans, agreements, policies or arrangements providing for bonus or other incentive compensation, equity or equity-based compensation, retirement, deferred compensation, change in control rights or benefits, termination or severance benefits, stock purchase, sick leave, vacation pay, salary continuation, hospitalization, medical insurance, life insurance, fringe benefits or other compensation, or educational assistance, in each case to which the Company or any of its Subsidiaries has any obligation or liability (contingent or otherwise) thereunder for current or former directors or employees of the Company or any of its Subsidiaries (the “Employees”) (collectively, the “Company Plans”). Section 3.11(a) of the Company Disclosure Schedule separately sets forth each Company Plan which is a “multiemployer plan”, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or is or has been subject to Sections 4063 or 4064 of ERISA.
      (b) True, current and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been made available to Parent by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) the most recent summary plan descriptions; and (v) written descriptions of all non-written material agreements relating to the Company Plans.
      (c) The Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or in a violation of any other applicable Laws comparable to such provisions of the Code or ERISA. No fiduciary has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan; provided that this sentence is subject to the Knowledge of the Company to the extent that any Company Plan refers to a Plan fiduciary other than (i) the Company, (ii) any Subsidiary, or (iii) or any of their respective officers, employees and directors.
      (d) Each Company Plan that is intended to meet the requirements for country specific tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code or other applicable Laws meets such requirements, including (i) any Company Plans intended to qualify under Section 401 of the Code are so qualified and (ii) any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt. Nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such tax favored treatment, qualification or exemption, or the imposition of any material liability, penalty or tax under ERISA, the Code or other applicable Law.
      (e) Neither the Company, any of its Subsidiaries or any other Persons who are treated as a single employer together with the Company or any of its Subsidiaries pursuant to Section 414(b), (c), (m) (o) of ERISA (“ERISA Affiliates”) has any unsatisfied liability with respect to any complete or partial withdrawal from any Multiemployer Plan, or the termination or reorganization of any

Multiemployer Plan. Parent will not have by reason of the consummation of the Transactions any additional material obligation or liability (contingent or otherwise) (i) with respect to any Multiemployer Plan or (ii) any collective bargaining agreement (or any memorandum of understanding or other modification of any collective bargaining agreement).
      (f) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or by law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension). As of the date of the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents for the period ending as of the Closing Date and for the three preceding years, all contributions that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with GAAP are duly and fully provided for on such balance sheets. No accumulated funding deficiencies exist in any of the Company Plans or Title IV Plans subject to Section 412 of the Code.
      (g) There is no “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA in any of the Company Plans subject to Title IV of ERISA, as determined in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation (“PBGC”) to determine the level of funding required in the event of the termination of such Company Plan.
      (h) Neither the Company nor any of its Subsidiaries or ERISA Affiliates has terminated any Title IV Plan in a distress termination, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA. All premiums due the PBGC with respect to the Title IV Plans have been timely paid.
      (i) No liability under any Company Plan is funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor’s Corporation or the equivalent by a nationally recognized rating agency.
      (j) Neither the Company nor any of its Subsidiaries or ERISA Affiliates, or any organization to which the Company is a successor or parent corporation within the meaning of Section 4069(b) of ERISA, has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA as to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise.
      (k) To the Knowledge of the Company, there are no pending actions or lawsuits which have been asserted or instituted against the Company Plans, the assets of any of the trusts under such plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such action or lawsuit.
      (l) All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable laws have been made or taken, except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.
      (m) None of the Company Plans with respect to current or former employees within the United States provide for post-employment life or health insurance, or other welfare benefits coverage for any participant or any beneficiary of a participant, except (i) as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other similar law, (ii) deferred compensation benefits accrued as Liabilities on the Company Financial Statements and (iii) at the expense of the participant or the participant’s beneficiary. Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA.

      (n) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) except as set forth in Sections 2.1 and 2.3 or on Section 3.11(n) of the Company Disclosure Schedule, result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan or (iii) except as set forth on Section 3.11 of the Company Disclosure Schedule, result in the acceleration of the time of payment or vesting of any such benefits under any such plan.
      (o) Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan.
      (p) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event that occurs at or prior to the Effective Time) result in the payment of any amount that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.
      (q) None of the Employees is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization or works council or similar representative. Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any Employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Employees. The Company and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for immaterial non-compliance.
      Section 3.12     Environmental Matters.
      (a) Except for those matters that (together with the matters referred to in Section 3.12(e)) have not resulted and would not reasonably be expected to result in the Company or any of its Subsidiaries incurring Environmental Liabilities individually in excess of $25,000 or in the aggregate in excess of $100,000, (A) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, (B) to the Knowledge of the Company, there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or its Subsidiaries; (C) neither the Company nor any of its Subsidiaries has received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws; (D) to the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or any property to or at which the Company or any of its Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials that would reasonably be likely to result in the Company and its Subsidiaries incurring Environmental Liabilities individually in the excess of $25,000 or in the aggregate in excess of $100,000.
      (b) The Company has made available complete copies of all environmentally related audits, studies, reports, analyses and results of investigations in the possession of the Company or any of its Subsidiaries or any of their respective representatives that have been performed by third parties since January 1, 2004 with respect to currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries.
      (c) (i) The Company has obtained and currently maintains all Permits necessary under Environmental Laws for their operations (“Environmental Permits”), (ii) there is no investigation known to the Company, nor any action pending or, to the Knowledge of the Company, threatened against or affecting the Company or any real property owned, operated or leased by the Company to revoke such Environmental Permits, and (iii) the Company has not received any written notice from any Governmental Authority to the effect that there is lacking any Environmental Permit required under Environmental Law for the current use or operation of any property owned, operated or leased by the Company.
      (d) The Transactions do not require the consent of or filings with any Governmental Authority with jurisdiction over the Company or any of its Subsidiaries on environmental matters.
      (e) Except as set forth in the environmental reports listed on Section 3.12(e) of the Company Disclosure Schedule, and for those matters that (together with the matters referred to in Section 3.12(a)) have not resulted and would not reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities, individually in excess of $25,000 or in the aggregate in excess of $100,000, there is not now, nor has there been in the past, on, in or under any real property owned, leased or operated by the Company or any of its Subsidiaries, (i) any underground storage tanks, above-ground storage tanks, dikes or impoundments, (ii) any asbestos-containing materials, (iii) any polychlorinated biphenyls or (iv) any radioactive substances.
      (f) Neither the Company nor any of its Subsidiaries has (i) manufactured or distributed or otherwise incorporated into any product it manufactured or distributed, or (ii) ever acquired any company or business that manufactured or distributed or otherwise incorporated into any product it manufactured or distributed, any asbestos or asbestos-containing materials.
      (g) For purposes of this Agreement:

(i) “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

(ii) “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

(iii) “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

(iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment.

      Section 3.13     Contracts.
      (a) Set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date hereof and which has not previously been filed as an exhibit to the Filed Company SEC Documents. Also set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of each of the following to which the Company or any of its Subsidiaries is a party which has not previously been filed as an exhibit to the Filed Company SEC Documents: (A) Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons with whom it and existing or future Subsidiaries or Affiliates can compete or to whom it or its existing or future Subsidiaries or Affiliates can sell products or deliver services, (B) Contract with any director, officer or other Affiliate of the Company, (C) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, (D) financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities, (E) voting agreement, (F) mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries, (G) Contract that has required payments of consideration (whether or not measured in cash) in the fiscal year 2005 or that is reasonably likely to require payment of consideration in fiscal year 2006 (whether or not measured in cash) of greater than $100,000, (H) “standstill” or similar agreement, (I) agreement pertaining to any material Intellectual Property Right (except for any licenses for commercial off-the-shelf software), or (J) commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2 and the Contracts filed as exhibits to the Filed Company SEC Documents, each a “Material Contract”). The Company has heretofore made available to Parent complete and correct copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.
      (b) Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Except as set forth on Section 3.13(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in material default under any Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder by the Company or its Subsidiaries party thereto. To the Knowledge of the Company, no other party to any Material Contract is in material default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a material default by any such other party thereunder. Neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation under any Material Contract or received any notice of breach or default under any Material Contract which breach has not been cured.
      Section 3.14     Title to Properties.
      (a) The Company and its Subsidiaries (i) have good, valid and marketable title to all properties and other assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents as being owned by the Company or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (x) statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted, and (ii) have good and valid leasehold interests (subject to customary subordination provisions) in all real property leased or subleased by them as reflected in the Filed Company SEC Documents (or acquired after the date thereof) which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed Company SEC Documents).
      (b) The tangible assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents as being owned by the Company or one of its Subsidiaries (or acquired after the date hereof) are in good operating condition and repair (except for normal wear and tear and those defects that are not material) and have been maintained in accordance with reasonable commercial practices in light of the Company’s financial condition.
      Section 3.15     Intellectual Property.
      (a) The Company and its Subsidiaries own, or are validly licensed or otherwise have the valid right to use, all Intellectual Property and other intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of the Company and its Subsidiaries taken as a whole. Section 3.15(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement a description of all Intellectual Property Rights which are material to the conduct of the business of the Company and its Subsidiaries taken as a whole. No claims are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Right. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, violate or misappropriate any Intellectual Property Right of any Person. The Company and its Subsidiaries are the sole and exclusive owner of, or have a valid right to use, sell and license, as the case may be, all Intellectual Property Rights used, sold or licensed by the Company and its Subsidiaries, as applicable, in the business of the Company and its Subsidiaries as presently conducted. The consummation of the transactions contemplated hereby will not materially alter or impair the Intellectual Property Rights of the Company and its Subsidiaries.
      (b) To the Knowledge of the Company, no third party is infringing, violating, misusing or misappropriating any Intellectual Property Rights of the Company or any of its Subsidiaries, and no such claims have been made against a third party by the Company or any of its Subsidiaries.
      (c) No present or former employee, officer or director of the Company or any of its Subsidiaries, or agent or outside contractor of the Company or any of its Subsidiaries, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property Rights of the Company and its Subsidiaries. Other than with respect to copyrightable works the Company hereby represents to be “works made for hire” within the meaning of Section 101 of the Copyright Act of 1976, the Company and each of its Subsidiaries have obtained from all individuals who participated in any respect in the invention or authorship of any Intellectual Property Rights owned or purported to be owned by the Company or one of its Subsidiaries, as consultants, employees of consultants or otherwise, effective waivers of any and all ownership rights of such individuals in such Intellectual Property Rights, and written assignments to the Company or one of its Subsidiaries of all rights with respect thereto.

      (d) The Company and its Subsidiaries have taken all commercially reasonable steps to protect their Intellectual Property Rights. Neither the Company nor any of its Subsidiaries has disclosed, or is under any obligation to disclose, its proprietary Software in source code form, except to parties that have executed written obligations to preserve the confidentiality of such source code.
      Section 3.16     Insurance. All material insurance policies of the Company and its Subsidiaries (the “Policies”) are in full force and effect and are listed on Schedule 3.16 of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any such Policy. With respect to each of the legal proceedings set forth in the Company SEC Documents, no carrier of any Policy has asserted any denial of coverage other than the issuance of customary reservation of rights letters issued by such carriers in connection with the filing of any claims.
      Section 3.17     Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of Houlihan Lokey Howard & Zukin (the “Financial Advisor”) dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Merger by the stockholders of the Company is fair from a financial point of view to such stockholders (the “Fairness Opinion”). The Company has furnished to Parent a correct and complete copy of the Fairness Opinion. The Company has obtained the authorization of the Financial Advisor to include a copy of the Fairness Opinion in the Company Proxy Statement.
      Section 3.18     Brokers and Other Advisors. Except as set forth in Section 3.18 of the Company Disclosure Schedule, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
      Section 3.19     Anti-Takeover Statutes. The Company has taken all necessary action to render Section 203 of the DGCL and any other potentially applicable anti-takeover or similar statute or regulation or provision of the certificate of incorporation or by-laws, or other organizational or constitutive document or governing instruments of the Company inapplicable to this Agreement, the Voting Agreement and the Transactions contemplated by this Agreement.
      Section 3.20     Customers and Suppliers.
      (a) Section 3.20(a) of the Company Disclosure Schedule sets forth a list of the top twenty (20) suppliers, by dollar amount paid by the Company and its Subsidiaries (taken together), for the fiscal year of the Company ended December 31, 2005, from whom the Company or any of its Subsidiaries has purchased goods and/or services. Except as set forth on Schedule 3.20(a) of the Company Disclosure Schedule, no such supplier has expressed in writing or, to the Company’s Knowledge, verbally to the Company or any of its Subsidiaries its intention to cancel or otherwise terminate or materially reduce its relationship with the Company or any of its Subsidiaries.
      (b) Section 3.20(b) of the Company Disclosure Schedule sets forth a list of the top twenty (20) customers, by revenue derived by the Company and its Subsidiaries (taken together), for the fiscal year ended December 31, 2005, to whom the Company or any of its Subsidiaries has sold goods and/or services. Except as set forth on Schedule 3.20(b) of the Company Disclosure Schedule, no such customer has expressed in writing or, to the Company’s Knowledge, verbally to the Company or any of its Subsidiaries its intention to cancel or otherwise terminate or materially reduce its relationship with the Company or any of its Subsidiaries.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
      Parent and Merger Sub jointly and severally represent and warrant to the Company:
      Section 4.1     Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.
      Section 4.2     Authority; Noncontravention.
      (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
      (b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the Transactions (a “Parent Material Adverse Effect”).
      Section 4.3     Governmental Approvals. Except for (i) filings required under, and compliance with applicable requirements of, the Exchange Act and the rules of Nasdaq, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) filings required under, and compliance with other applicable requirements of, Foreign Antitrust Laws, and (iv) compliance with and such filings as may be required under applicable Environmental Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
      Section 4.4     Information Supplied. The information furnished in writing to the Company by Parent and Merger Sub relating to Parent or Merger Sub and specifically for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of the Company, at the time of such Company Stockholders Meeting and at the time filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
      Section 4.5     Ownership and Operations of Merger Sub. Parent owns beneficially and indirectly of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
      Section 4.6     Financing. Parent has, and will have at the Effective Time, sufficient cash resources available (in each case, through cash on hand or existing facilities or commitments, copies of which have been provided to the Company) to pay the aggregate Merger Consideration pursuant to the Merger and all related fees and expenses.
      Section 4.7     Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
ARTICLE V.
COVENANTS AND AGREEMENTS
      Section 5.1     Preparation of the Proxy Statement; Stockholder Meeting.
      (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC. The Company shall use its reasonable best efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC with respect to the Proxy Statement as soon as practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, with respect to the Proxy Statement. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, (x) the Company shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings, (y) the Company shall include in such drafts, correspondence and filings all comments reasonably proposed by Parent and (z) to the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Transactions. Subject to Section 5.3(c), the Proxy Statement shall include the Company Board Recommendation and, if required, a copy of the written opinion of Houlihan Lokey Howard & Zukin referred to in Section 3.19. If at any time prior to the Effective Time any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 5.1(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be distributed to the stockholders of the Company.
      (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.3(c), the Company shall, through its Board of Directors, make the Company Board Recommendation. The written consent of Parent will be required to adjourn or postpone the Company Stockholders Meeting; provided, that, in the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Company Stockholder Approval, the Company will not adjourn or postpone the Company Stockholders Meeting unless the Company is advised by counsel that failure to do so could result in a breach of the U.S. federal securities laws. The Company will (a) use all reasonable efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement and (b) subject to Section 5.3(c), take all other reasonable action necessary to secure the Company Stockholder Approval. Notwithstanding anything herein to the contrary, unless this Agreement is terminated in accordance with Section 7.1, the Company will take all of the actions contemplated by this Section 5.1 regardless of whether the Company Board has approved, endorsed or recommended another Takeover Proposal or has withdrawn, modified or amended the Company Board Recommendation, and will submit this Agreement for adoption by the stockholders of the Company at such meeting.
      Section 5.2     Conduct of Business of the Company. Except as expressly permitted by this Agreement, as set forth on Section 5.2 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise agrees in writing, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course consistent with past practice, (y) comply in all material respects with all applicable Laws and the requirements of all Material Contracts and Permits and make all voluntary disclosures deemed appropriate to Governmental Authorities and (z) use commercially reasonable efforts, under the circumstances, to (i) maintain and preserve intact its business organization and the goodwill of those having significant business relationships with it, (ii) retain the services of its present officers and key employees, and (iii) keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement, as set forth on Section 5.2 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(a) (i) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that the Company may issue shares of Company Common Stock upon the exercise of Options that are outstanding on the date of this Agreement and in accordance with the terms thereof; (ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (iii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (iv) split, combine, subdivide or reclassify any shares of its capital stock; or (v) amend (including by reducing an exercise price or extending a term) or waive any of its rights under any provision of the Company Stock Plans, the ESPP or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract, except such vesting as required pursuant to employment agreements in effect on the date of this Agreement, and except that the Company shall amend the Company Stock Plans, the ESPP or any agreements evidencing the grant of Options or take such other action to the extent contemplated by Section 2.3 hereof;

(b) incur or assume any indebtedness for borrowed money or guarantee any indebtedness for borrowed money (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than borrowings from the Company by a direct or indirect wholly owned

Subsidiary of the Company or borrowings by the Company or a direct or indirect wholly owned Subsidiary of the Company from a direct or indirect wholly owned Subsidiary of the Company;

(c) sell, transfer, lease, license, mortgage, encumber, abandon or otherwise dispose of or voluntarily permit to become subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its material properties or assets (including securities of Subsidiaries) to any Person, except (A) sales of products and licenses in the ordinary course of business consistent with past practice, (B) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.2(c) of the Company Disclosure Schedule, complete and correct copies of which have been made available to Parent, (C) dispositions of excess equipment or obsolete or worthless assets or (D) sales of properties or assets (excluding securities of Subsidiaries) in an amount not in excess of $50,000 in the aggregate;

(d) assign, sell, abandon, exclusively license or otherwise dispose of any of its material Intellectual Property;

(e) make any capital expenditures, except in the ordinary course of business consistent with past practice;

(f) make any acquisition (by purchase of securities or assets, merger or consolidation, or otherwise) of any other Person, business or division;

(g) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company and other than such investments, loans or advances required by Contracts existing on the date of this Agreement set forth on Section 5.2(f) of the Company Disclosure Schedule;

(h) other than in the ordinary course of business, enter into, terminate or amend (other than immaterial amendments) any Material Contract;

(i) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend, modify or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan (including any plan that would constitute a Company Plan), policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than (i) as required pursuant to applicable law, (ii) increases in compensation or benefits in accordance with the terms of agreements in effect on the date of this Agreement set forth on Section 5.2(h) of the Company Disclosure Schedule (complete and correct copies of which have been made delivered to Parent by the Company), (iii) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business consistent with past practice and in amounts and in a manner consistent with past practice, (iv) taking any such actions in connection with the hiring and termination of employees (other than officers) in the ordinary course of business consistent with past practice, and (v) the grant of any awards or bonuses pursuant to the amended Operating Income Bonus Plan-US up to $250,000 in the aggregate; provided, however, such limitation shall not apply to or include grants or commitments made prior to the date hereof;

(j) make, change or revoke any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(k) make any changes (other than immaterial changes made in the ordinary course of business) in financial or tax accounting methods, principles, policies or practices (or change an annual accounting period), except insofar as may be required by GAAP or applicable Law or such changes in practices as may be made in connection with the Company’s efforts to enhance its and its Subsidiaries’ internal controls over financial reporting;

(l) amend the Company Charter Documents or the Subsidiary Documents;

(m) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(n) waive, release, assign, settle or compromise any action, investigation, proceeding or litigation instituted, commenced, pending or threatened against the Company or any of its Subsidiaries, other than waivers, releases, assignments, settlements or compromises in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $25,000 individually or $100,000 in the aggregate, in any case without the imposition of equitable relief or any restrictions on the business and operations of, on, or the admission of any wrongdoing by, the Company or any of its Subsidiaries; or

(o) agree, in writing or otherwise, to take any of the foregoing actions or, subject to Section 5.3, take any action or agree, in writing or otherwise, to take any action, which would cause any of the conditions to the Merger set forth in this Agreement not to be satisfied.

      Section 5.3     No Solicitation by the Company; Etc.
      (a) The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person with respect to a Takeover Proposal. The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to or otherwise cooperate with or assist, any third party regarding any Takeover Proposal, (iii) approve, endorse or recommend any Takeover Proposal or (iv) enter into any letter of intent or agreement related to any Takeover Proposal; provided, however, that if after the date hereof the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement (other than immaterial breaches that have not directly or indirectly resulted in the making of a Takeover Proposal) and the Board of Directors of the Company determines in good faith, that such Takeover Proposal is made by a Person who, in the good faith judgment of such Board, has made or is reasonably capable of making a Superior Proposal and with respect to which such Board determines in good faith, after considering applicable provisions of the DGCL and after receiving the advice of outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under the DGCL, then the Company may, at any time prior to obtaining the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval) and after providing Parent not less than 24 hours written notice of its intention to take such actions, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company in any material respect (i.e., no less restrictive with respect to the conduct of such Person) than the then applicable terms of the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal (including solicitation of a revised Takeover Proposal) and (C) enter into the confidentiality agreement contemplated by clause (A) of this proviso. The Company shall take all action necessary to enforce, and shall not waive or amend, each confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound (in each case, other than any such agreement with Parent). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3(a) by the Company, its Subsidiaries or their respective Representatives shall be deemed to be a breach of this Section 5.3(a) by the Company. The Company shall provide Parent with a correct and complete cop y of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.
      (b) In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly advise Parent no later than the later of 48 hours or one business day after receipt by an officer or director of the Company, if any proposal, offer, inquiry or other contact is initially received by, any information is initially requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall notify Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall furnish copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.
      (c) Except as expressly permitted by this Section 5.3(c), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)) (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing or any other provision of this Agreement, (x) the Board of Directors of the Company may withdraw or modify the Company Board Recommendation, or recommend a Takeover Proposal, if the Board of Directors receives an unsolicited, bona fide written Takeover Proposal that was made in the circumstances not involving a breach of this Agreement (other than immaterial breaches that have not, directly or indirectly, resulted in the making of the Takeover Proposal) and that the Board of Directors determines in good faith constitutes a Superior Proposal, and the Board of Directors determines in good faith, after reviewing applicable provisions of the DGCL and after receiving advice from outside counsel, that the failure to make such withdrawal, modification or recommendation would be inconsistent with its fiduciary duties to the Company’s stockholders under the DGCL and (y) if the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal that was made in circumstances not involving a breach of this Agreement (other than immaterial breaches that have not directly or indirectly resulted in the making of a Takeover Proposal) and that the Board of Directors determines in good faith constitutes a Superior Proposal, the Board of Directors of the Company may, in response to such Superior Proposal and within 48 hours after the expiration of the five (or, if applicable, three) business day period described below, cause the Company to enter into a definitive agreement with respect to such Superior Proposal but only if the Company shall have concurrently with entering into such definitive agreement terminated this Agreement pursuant to Section 7.1(d)(ii) and prior thereto or concurrently therewith paid the Termination Fee required pursuant to Section 7.3, but in any event only after the fifth (or, if applicable, third) business day following Parent’s receipt of written notice (the “Notice”) from the Company advising Parent that the Board of Directors of the Company (or any committee thereof) is prepared to enter into a definitive agreement with respect to such Superior Proposal and terminate this Agreement (it being understood that the Company shall be required to deliver a new Notice in respect of any revised Superior Proposal (other than immaterial revisions) from such third party or its Affiliates that the Company proposes to accept (in which event the five business day period shall be reduced to three business days), attaching the most current version of such agreement to such Notice (which version shall be updated on a current basis), and only if, during such five (or, if applicable, three) business day period, the Company and its Representatives shall have negotiated in good faith with Parent and Parent’s Representatives to make such adjustments in the terms of this Agreement as would enable Parent to proceed with the Transactions on such adjusted terms and, at the end of such five (or, if applicable, three) business day period, after taking into account any such adjusted terms as may have been proposed by Parent in writing (and not withdrawn) since its receipt of such Notice, the Board of Directors of the Company has again in good faith made the determination referred to above in this clause (y).
      (d) For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s consolidated revenues on a consolidated basis for the then preceding four completed and publicly reported calendar quarters are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Transactions.

“Superior Proposal” means a Takeover Proposal made by a third party, which is on terms and conditions which a majority of the Board of Directors of the Company determines in its good faith judgment (after receiving the advice of the Financial Advisor or another financial advisor of national reputation) to be more favorable to the Company’s stockholders from a financial point of view (taking into account all terms and conditions of the Takeover Proposal, including any break-up fees, expense reimbursement provisions and financial terms, and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal, based upon, among other things, the availability of financing and the expectation of obtaining required approvals) than the Merger and the other Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing (and not withdrawn), except that the reference to “15%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “50%”.
      (e) Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board of Directors determines in good faith, after receiving the advice of outside counsel, that failure to so disclose such position would be inconsistent with applicable Law; provided, however, that if such disclosure has the effect of withdrawing or modifying the Company Board Recommendation in a manner adverse to Parent or the approval of this Agreement by the Board of Directors of the Company, Parent shall have the right to terminate this Agreement to the extent set forth in Section 7.1(c)(iii) of this Agreement.
      Section 5.4     Further Action; Reasonable Best Efforts.
      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions necessary, proper and advisable under applicable Laws to consummate the Transactions as promptly as practicable.
      (b) In furtherance and not in limitation of the covenants of the parties contained in Section 5.4(a), but subject to Section 5.4(c), in the event that any legal, administrative, arbitral or other proceeding, claim, suit or action is instituted (or threatened to be instituted) by a Governmental Authority or private party under any Competition Laws challenging any of the Transactions or in the event that any Governmental Authority shall otherwise object to any of the Transactions, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable best efforts: (A) to vigorously defend, contest and resist any such proceeding, claim, suit, action or challenge; (B) to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions; and (C) to resolve objections.
      (c) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, enter into any consent decree, make any divestiture, accept any operational restriction or take or commit to take any action that would reasonably be expected to limit: (i) the freedom of action of Parent or its Subsidiaries or Affiliates with respect to the operation of, or Parent’s ability to retain, the Company or any businesses, product lines or assets of the Company, or (ii) Parent’s or its Subsidiaries’ or Affiliates’ ability to retain, own or operate any portion of the businesses, product lines or assets of Parent or any of its Subsidiaries or Affiliates, or alter or restrict in any way the business or commercial practices of Parent or its Subsidiaries or Affiliates or the Company or its Subsidiaries (any such event, a “Burdensome Condition”).
      (d) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) or (ii) so long as such party has up to then complied in all material respects with its obligations under this Section 5.4.
      (e) The Company shall not take any action that would result in any state takeover statute or similar Law becoming applicable to any of the Transactions. If any state takeover statute or similar Law becomes applicable to any of the Transactions, Parent, Merger Sub and the Company shall use reasonable best efforts to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.
      (f) For purposes hereof, “Competition Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including any Foreign Antitrust Laws.
      Section 5.5     Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter and prior to the Effective Time, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except (i) as may be required by Law (including, without limitation, as permitted by Section 5.3(e)) or by any applicable listing agreement with a national securities exchange or Nasdaq as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party) or (ii) for press releases or announcements to be issued with respect to actions taken by the Company or its Board of Directors as permitted by and in accordance with Section 5.3.
      Section 5.6     Access to Information; Confidentiality.
      (a) Subject to applicable Laws relating to the exchange of information (including applicable Competition Laws) and the Confidentiality Agreement, the Company shall, and shall cause each of its

Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access after providing reasonable prior written notice, during normal business hours to all of the Company’s and its Subsidiaries’ properties, assets, books, Contracts, commitments, electronic and physical records, correspondence (including electronic correspondence), officers, employees, accountants, counsel, financial advisors and other Representatives and the Company shall furnish (or otherwise make available, including through the SEC EDGAR system) promptly to Parent (i) a copy of each report, schedule and other document (A) filed, furnished or received by it or any of its Subsidiaries pursuant to the requirements of Federal or state securities Laws or (B) filed or furnished by it or any of its Subsidiaries with any Governmental Authority with respect to compliance with applicable Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided, however, that nothing in this Agreement shall require the Company or any of its Subsidiaries to provide access to any item that contains confidential information the Company is obligated to any third party to maintain the confidentiality of.
      (b) Except for disclosures permitted by the terms of the Confidentiality Agreement dated as of November 30, 2005 between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent and Parent’s Representatives shall hold information received from the Company pursuant to this Section 5.6 in confidence in accordance with the terms of the Confidentiality Agreement.
      (c) From the date hereof through the twelve month anniversary of the date of the termination of this Agreement, Parent shall not, and shall cause its Subsidiaries and Affiliates not to, without the Company’s prior written consent, solicit for employment or hire any of the employees of the Company or any of its Subsidiaries in the functional areas set forth on Section 5.6(c) of the Company Disclosure Schedule.
      (d) No investigation by Parent or its representatives or advisors prior to or after the date of this Agreement shall diminish, obviate or cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise affect Parent’s rights under Articles I, VI and VII of this Agreement.
      Section 5.7     Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement to be untrue such that the conditions set forth in Section 6.2(a) or 6.3(a) would not be satisfied and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (x) be considered an admission that any representation or warranty is untrue for purposes of Article VI or Article VII, (y) cure any breach or non-compliance with any other provision of this Agreement or (z) limit the remedies available to the party receiving such notice; provided, further, that the failure to deliver any notice pursuant to this Section 5.7 shall not be considered in determining whether the condition set forth in Section 6.2(b) or 6.3(b) has been satisfied or the related termination right in Article VII is available except to the extent that a party hereto is actually prejudiced by such failure to give notice.
      Section 5.8     Indemnification and Insurance.
      (a) From and after the Effective Time, the Surviving Corporation shall (and Parent shall use reasonable efforts to cause the Surviving Corporation to) indemnify the individuals who at or prior to the Effective Time were directors or officers of the Company (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent permitted by (A) the Company Charter Documents as in effect on the date of this Agreement, (B) any applicable contract as in effect on the date of this Agreement and (C) applicable Law; provided, however, that the Surviving Corporation shall not be required to indemnify any Indemnitee for such Indemnitee’s criminal conduct or fraud.
      (b) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Indemnitees (as defined to mean those persons currently insured under the Company’s directors’ and officers’ insurance and indemnification policy) with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of $300,000 for each year of coverage, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.
      (c) The Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each Indemnitee, his or her heirs and his or her representatives.
      (d) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall succeed to the obligations set forth in this Section 5.8.
      Section 5.9     Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior consent.
      Section 5.10     Fees and Expenses. Whether or not the Merger is consummated, and except as otherwise contemplated under Section 7.3(b) of the Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses.
      Section 5.11     Employee Benefits.
      (a) Without limiting the provisions of Section 5.11(d) hereof, for a period of time of at least one year following the Closing Date, Parent shall, or shall cause its Affiliates to, provide each employee who continues employment with the Surviving Corporation with combined aggregate pay (which shall include rates of base salary or wages and annual bonus opportunities) and employee benefits that provide at least a comparable aggregate value to the aggregate pay and benefits provided to similarly situated employees of Parent, provided that for such purposes of this covenant, stock options and other equity awards shall be disregarded.
      (b) Employees of the Company and its Subsidiaries as of the Closing shall also be provided credit for all service with the Company and its subsidiaries, to the same extent as such service was credited for such purpose by the Company and its Subsidiaries for such employees, under (i) all employee benefit plans, programs, policies and fringe benefits arrangements to be provided to such employees for purposes of eligibility and vesting, (ii) severance plans, programs and policies to be provided to such employees for purposes of calculating the amount of each such employee’s severance benefits and (iii) vacation and sick leave plans, programs and policies for purposes of calculating the amount of each such employee’s vacation and sick leave, except, in each case, as would result in a duplication of benefits. With respect to each employee benefit plan, program or policy of Parent or its Subsidiaries that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) in which current employees of the Company or its Subsidiaries participate following the Effective Time, Parent or its Subsidiaries shall cause there to be waived any pre-existing condition limitations.
      (c) Parent shall, or shall cause the Surviving Corporation to, assume and either shall, or shall cause the Surviving Corporation to, discharge the obligations under each employment or severance agreement listed in Section 3.11(a) of the Company Disclosure Schedule.
      (d) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.11 shall impede or limit Parent, Merger Sub, the Company, the Surviving Corporation or any of their Affiliates from terminating any of their employees at any time for any reason or no reason, subject to the provisions of applicable Law.
ARTICLE VI.
CONDITIONS PRECEDENT
      Section 6.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents;

(b) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal; and

(c) Regulatory Approvals. The waiting period applicable to the consummation of the Merger under any applicable Competition Laws shall have expired or been terminated and all other approvals or consents required of any other Governmental Authority shall have been obtained. In the case of the obligation of Parent, the consents, approvals, decisions or waiting period expirations or terminations shall have occurred or been obtained free of any Burdensome Condition and any other condition or limitation that would reasonably be expected to have a Company Material Adverse Effect.
      Section 6.2     Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Sections 3.2, 3.3(a), 3.3(b) and 3.3(d) shall be true and correct in all respects (except, in the case of Section 3.2 for such inaccuracies as are de minimis in the aggregate), in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) all other representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein, other than Section 3.5(a)(iii) and the first sentence of Section 3.6) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the

Closing Date, except for those obligations the failure of which to perform does not have a Company Material Adverse Effect.

(c) Officer’s Certificate. Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).

(d) No Litigation. There shall not be any action, investigation, proceeding or litigation instituted, commenced, pending or threatened by or before any Governmental Authority in which a Governmental Authority is a party, nor shall there be any Restraint in effect, that would or is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the shares of Company Common Stock by Parent or Merger Sub or the consummation of the Merger or the other Transactions, (ii) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all shares of the Surviving Corporation in a manner that materially and adversely affects the value of the Company and its Subsidiaries taken as a whole, or (iii) result in a Company Material Adverse Effect.

(e) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, circumstance, development, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      Section 6.3     Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any materiality or Parent Material Adverse Effect qualification) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and

(c) Officer’s Certificate. The Company shall have received a certificate, signed by a duly authorized representative of Parent, certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).
      Section 6.4     Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.4.
ARTICLE VII.
TERMINATION
      Section 7.1     Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before the six-month anniversary of execution (the “Outside Date”), provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to such party’s breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

(ii) if any Restraint having the effect set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to such party’s breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c) by Parent:

(i) if the Company shall have breached or failed to perform in any material respect any of its material covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or (b) would not be satisfied (a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by the Company by the Outside Date through the exercise of reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 7.1(c)(i);

(ii) if any Restraint having the effect of granting or implementing any relief referred to Section 6.2(d) shall be in effect and shall have become final and nonappealable;

(iii) if (x) the Company enters into a Company Acquisition Agreement or (y) the Board of Directors of the Company or any committee thereof (A) shall have withdrawn or modified, in a manner adverse to Parent, the Company Board Recommendation or its approval of any of the Transactions, (B) shall have approved or recommended to the stockholders of the Company a Takeover Proposal or (C) shall not have rejected any bona fide publicly announced offer for a Takeover Proposal within twenty (20) days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance of a tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer);

(iv) if the Company (i) materially breaches its obligations under Section 5.3 or Section 5.1, or the Board of Directors of the Company or any committee thereof shall resolve to do any of the foregoing;

(v) if a Company Material Adverse Effect shall occur and be continuing and has not been cured by the Company as of the Outside Date after the Company’s receipt of prompt written notice of the occurrence of such event from Parent; or

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or (b) would not be satisfied (a “Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable by Parent or Merger Sub by the Outside Date through the exercise of reasonable best efforts and for so long as Parent or Merger Sub continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(d)(i); or

(ii) if (A) the Company has not breached Section 5.3 (other than immaterial breaches that have not directly or indirectly resulted in the making of the Takeover Proposal), (B) the Company Stockholder Approval has not been obtained (other than as a result of the breach of this Agreement by the Company) and (C) concurrently the Company enters into a definitive Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.3; provided that prior thereto or concurrently therewith the Company shall have paid or caused to be paid the Termination Fee to Parent in accordance with Section 7.3 (and such termination of this Agreement by the Company shall not take effect unless and until the Termination Fee shall have been paid to Parent).

      Section 7.2     Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of Sections 3.18, 4.7, 5.6(b), 5.6(c), 5.10, 7.2 and 7.3, and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) as provided in Section 7.3, and (ii) nothing shall relieve any party from liability for fraud or any breach of this Agreement or willful misrepresentation herein.
      Section 7.3     Termination Fee and Expenses Reimbursement.
      (a) In the event that (A) (x) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) (and at the time of such termination a vote to obtain the Company Stockholder Approval has not been held) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i), (y) prior to such termination, any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, Affiliates and Representatives (on behalf of Parent), shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal or such Takeover Proposal has otherwise become publicly known and (z) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal (whether or not the announced or publicly known Takeover Proposal) within twelve (12) months of the date this Agreement is terminated, (B) this Agreement is terminated by Parent pursuant to Section 7.1(c)(iii) or (iv) or (C) this Agreement is terminated by the Company pursuant to Sections 7.1(d)(ii), then in any such event under clause (A), (B) or (C) of this Section 7.3(a), the Company shall pay to Parent a termination fee of $940,000 in cash (the “Termination Fee”), less any Expenses Reimbursement previously paid by the Company pursuant to Section 7.3(b).
      (b) In the event the Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) (and at the time of such termination a vote to obtain the Company Stockholder Approval has not been held, and so long as the failure of the Merger to have been consummated on or before such Outside Date was not primarily due to the Parent’s or Merger Sub’s breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i), the Company shall reimburse the Parent for its reasonable out-of-pocket expenses actually incurred in connection with this Agreement, the Merger and the other Transactions (the “Expenses Reimbursement”); provided, however, that such Expense Reimbursement shall not exceed, in the aggregate, $500,000. Such reimbursement shall be paid within two days of the termination of this Agreement by wire transfer of immediately available funds to an account to be designated by the Company.
      (c) Any payment required to be made pursuant to clause (A) of Section 7.3(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Takeover Proposal; any payment required to be made pursuant to clause (B) of Section 7.3(a) shall be made to Parent promptly following (and in any event not later than two business days after) termination of this Agreement by Parent pursuant to such section;

and any payment required to be made pursuant to clause (C) of Section 7.3(a) shall be made to Parent prior to or simultaneously with (and as a condition to the effectiveness of) termination of this Agreement by the Company pursuant to Section 7.1 (d)(ii). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.
      (d) In the event that the Company shall fail to pay the Termination Fee or the Expenses Reimbursement when due, such payment amount shall accrue interest for the period commencing on the date such payment amount became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate. In addition, if the Company shall fail to pay such payment amount when due, the Company shall also pay to the Parent all of the Parent’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such payment amount. Each of the Company and Parent acknowledges that the payment amounts and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, neither the Company nor Parent would enter into this Agreement.
ARTICLE VIII.
MISCELLANEOUS
      Section 8.1     Nonsurvival of Representations and Warranties. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or Representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.8, 5.9, 5.10 and 5.11 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 3.18, 4.7, 5.6(b), 5.10, 7.2 and 7.3 and this Article VIII shall survive termination indefinitely. Section 5.6(c) shall survive termination in accordance with its terms. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.
      Section 8.2     Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.
      Section 8.3     Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
      Section 8.4     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.
      Section 8.5     Counterparts; Facsimile; Electronic Transmission. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.
      Section 8.6     Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.8, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.
      Section 8.7     Governing Law; Waiver of Jury Trial.
      (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that State, except to the extent the DGCL is applicable hereto.
      (b) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transactions.
      Section 8.8     Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
      It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery or, if subject matter jurisdiction in the such court is not available, in the United States District Court for the District of Delaware without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.
      Section 8.9     Consent to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement or any of the Transactions shall be heard and determined in the Delaware Court of Chancery or, if subject matter jurisdiction in the such court is not available, in the United States District Court for the District of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consent to jurisdiction set forth in this paragraph shall not constitute general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

      Section 8.10     Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:
      If to Parent or Merger Sub, to:

Telmar Network Technology, Inc.
15776 Laguna Canyon Road
Irvine, California 92618
Attention: John Kidwell
Telephone: (949) 585-9700
Facsimile: (949) 250-9039
      with copies (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Steven J. Gartner, Esq.
Telephone: (212) 728-8222
Facsimile: (212) 728-9222
      If to the Company, to:

Somera Communications, Inc.
301 S. Northpoint Drive, Suite 100
Coppell, Texas 75019
Attention: Chief Executive Officer
Telephone: (972) 304-5660
Facsimile: (972) 393-9248
      with copies (which shall not constitute notice) to:

Munsch Hardt Kopf & Harr, P.C.
3800 Lincoln Plaza
500 N. Akard Street
Dallas, Texas 75201-6659
Attention: A. Michael Hainsfurther, Esq.
Telephone: (214) 855-7567
Facsimile: (214) 978-4356
or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
      Section 8.11     Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
      Section 8.12     Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
      Section 8.13     Definitions.
      (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or the State of Texas are authorized or required by Law to be closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Option” shall mean any Option issued under a Company Stock Plan.

“Company Stock Plans” shall mean the following plans of the Company: (i) the 1999 Director Option Plan and (ii) the 1999 Stock Option Plan.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” means any United States, non-United States or multi-national government entity, body or authority, including (i) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (ii) any non-United States or multi-national government or governmental authority or any political subdivision thereof, (iii) any United States, non-United States or multi-national regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court, tribunal, commission or arbitrator, (iv) any self-regulatory organization or (v) any official of any of the foregoing.

“Governmental Investigation” shall mean an investigation by a Governmental Authority for the purpose of imposing criminal sanctions.

“Intellectual Property” of any Person shall mean all intellectual property rights arising from or in respect of the following, whether protected, created or arising under any Law, including: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”); (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”); (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”); and (v) all Software.

“Knowledge” shall mean, (i) in the case of any Person other than the Company or its Subsidiaries that is not an individual, with respect to any matter in question, the actual knowledge after due inquiry of such Person’s executive officers and all other officers and managers having responsibility relating to the applicable matter and (ii) in the case of the Company or its Subsidiaries, the actual knowledge, after reasonable inquiry within the scope of their respective business responsibilities (which shall not require inquiry of persons other than the persons hereinafter named in this definition), of David Heard, Wayne Higgins, Kent Coker, David Peters and Lynda Starnes.

“Options” shall mean options, warrants and other rights to acquire shares of Company Common Stock.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

      “Transactions” refers collectively to this Agreement and the transactions contemplated hereby or the Voting Agreement, including the Merger and the transactions contemplated thereby.
      The following terms are defined on the page of this Agreement set forth after such term below:

Section

Agreement	Preamble
Certificate of Merger	1.3
Balance Sheet Date	3.5(f)
Bankruptcy and Equity Exception	3.3(a)
Burdensome Condition	5.4(c)
Certificate	2.1(c)
Closing	1.2
Closing Date	1.2
COBRA	3.11(m)
Company	Preamble
Company Acquisition Agreement	5.3(c)
Company Board Recommendation	3.3(b)
Company Charter Documents	3.1(c)
Company Common Stock	2.1
Company Disclosure Schedule	Article III
Company Material Adverse Effect	3.1(a)
Company Plans	3.11(a)
Company Preferred Stock	3.2(a)
Company SEC Documents	3.5(a)

Section

Company Stockholder Approval	3.3(d)
Company Stockholders Meeting	5.1(b)
Competition Laws	5.4(f)
Confidentiality Agreement	5.6(b)
Contract	3.3(c)
D&O Insurance	5.8(b)
DGCL	1.1
Dissenting Shares	2.2(h)
Effective Time	1.3
Employees	3.11(a)
Environmental Laws	3.12(g)(i)
Environmental Liabilities	3.12(g)(ii)
Environmental Permits	3.12(c)
ERISA	3.11(a)
ERISA Affiliates	3.11(e)
ESPP	2.3(b)
Exchange Act	3.4
Expenses Reimbursement	7.3(b)
Fairness Opinion	3.17
Filed Company SEC Documents	3.5(d)
Financial Advisor	3.17
Foreign Antitrust Laws	3.4
Hazardous Materials	3.12(g)(iii)
Indemnitees	5.8(a)
Intellectual Property Rights	3.15(a)
Laws	3.8(a)
Liens	3.1(b)
Material Contract	3.13(a)
Measurement Date	3.2(a)
Merger	Preamble
Merger Consideration	2.1(c)
Merger Sub	Preamble
Multiemployer Plan	3.11(a)
Notice	5.3(c)
Option Consideration	2.3(a)
Outside Date	7.1(b)(i)
Parent	Preamble
Parent Material Adverse Effect	4.2(b)
Paying Agent	2.2(a)
Payment Fund	2.2(a)
PBGC	3.11(g)
Permits	3.8(b)
Policies	3.16
Proceeding	8.14
Proxy Statement	3.4
Release	3.12(g)(iv)
Representatives	5.3(a)
Restraints	6.1(b)

Section

SEC	2.3(c)
Securities Act	3.1(b)
SOX	3.5(c)
Subsidiary Documents	3.1(c)
Superior Proposal	5.3(d)
Surviving Corporation	1.1
Takeover Proposal	5.3(d)
Taxes	3.10(o)
Tax Returns	3.10(0)
Terminating Company Breach	7.1(c)(i)
Terminating Parent Breach	7.1(d)(i)
Termination Fee	7.3(a)
Voting Agreement	Preamble
Warrants	3.2(a)
WARN	3.11(q)
      Section 8.14     Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the Transactions (each, a “Proceeding”). Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Proceeding, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.14.
      Section 8.15     Interpretation.
      (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
      (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

TELMAR NETWORK TECHNOLOGY, INC.

By:	/s/ JOHN KIDWELL

Name: John Kidwell

Title:	President

SOMERA COMMUNICATIONS, INC.

By:	/s/ DAVID W. HEARD

Name: David W. Heard

Title:	Chief Executive Officer

TELMAR ACQUISITION CORP.

By:	/s/ GEORGE ALLEN

Name: George Allen

Title:	President
Signature Page
to
Agreement and Plan of Merger

Annex B
June 24, 2006
The Board of Directors of
Somera Communications, Inc.
301 S. Northpoint Drive
Coppell, TX 75019
Dear Members of the Board of Directors:
      We understand that Telmar Network Technology, Inc. (the “Acquiror”), Telmar Acquisition Corp., a wholly-owned subsidiary of the Acquiror (“Sub”), and Somera Communications, Inc. (the “Company”), propose to enter into the Merger Agreement (defined below) pursuant to which, among other things, the Company will be merged with the Sub (the “Transaction”) and that, in connection with the Transaction, each outstanding share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) will be converted into the right to receive $4.60 in cash (the “Consideration”).
      You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) as to whether, as of the date hereof, the consideration to be received by the Public Shareholders (defined below) of the Company in the Transaction is fair to them from a financial point of view. For purposes of the Opinion, the “Public Shareholders” shall include all shareholders of the Company, other than shareholders who serve as an executive officer or on the Board of Directors of the Company.
      In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed the Company’s annual report to shareholders on Form 10-K for the fiscal year ended December 31, 2005, and quarterly report on Form 10-Q for the quarter ended March 31, 2006, which the Company’s management has identified as being the most current financial statements available;

2. held discussions with certain members of the management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and regarding the Transaction;

3. reviewed a draft (dated June 23, 2006) of the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Acquiror, the Sub and the Company;

4. reviewed certain proposals received from certain third parties regarding a potential transaction with the Company;

5. reviewed the historical market prices and trading volume for the Company’s publicly traded securities;
Dallas • 200 Crescent Court • Suite 1900 • Dallas, TX 75201 • tel.214.220.8470 • fax.214.220.3808
Los Angeles New York Chicago San Francisco Washington, D.C. Minneapolis Atlanta London Paris
Broker/dealer services through Houlihan Lokey Howard & Zukin Capital. Investment advisory services through
Houlihan Lokey Howard & Zukin Financial Advisors.

6. reviewed certain other publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions that we deemed relevant; and

7. conducted such other financial studies, analyses and inquiries as we have deemed appropriate.
      We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial estimates for the 2nd quarter of 2006 have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such estimates or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, and that there are no information or facts that would make any of the information reviewed by us incomplete or misleading. We also have assumed that the Company is not party to any material pending transaction, including, without limitation, any external financing, recapitalization, acquisition or merger, divestiture or spin-off (other than the Transaction).
      We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreement identified in item 3 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to such agreement will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements provided to us, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). We also have relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of the assets of the Company, or otherwise have an adverse effect on the Company or any expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft documents identified above will not differ in any material respect from such draft documents.
      Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal of any of the assets, properties or liabilities (contingent or otherwise) of the Company. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions of claims, outcomes or damages arising out of any such matters.
      This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.
      This Opinion is furnished for the use and benefit of the Board of Directors in connection with its consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should vote with respect to the Transaction.
      We advise you that Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey Capital”), an affiliate of Houlihan Lokey, is currently providing certain other financial advisory and investment banking services for the Company in connection with the Transaction. The Company will pay Houlihan Lokey Capital a fee for its services, a substantial portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for providing this Opinion, which is not contingent upon the consummation of the Transaction. The Company has agreed to reimburse us for expenses and indemnify us and Houlihan Lokey Capital against certain liabilities and expenses.
      We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the tax or legal consequences of the Transaction to either the Company, its security holders, or any other party, (vi) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders, or (vii) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction.
      Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the consideration to be received by the Public Shareholders of the Company in the Transaction is fair to them from a financial point of view.
HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

Annex C
DELAWARE GENERAL CORPORATION LAW
      Section 262. Appraisal rights.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D
FORM OF
VOTING AGREEMENT
      VOTING AGREEMENT, dated as of                     , 2006 (the “Agreement”), by and among Telmar Network Technology, Inc., a Delaware corporation (“Parent”), Telmar Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and certain stockholders of Somera Communications, Inc., a Delaware corporation (the “Company”), whose names appear on Schedule I hereto (each a “Stockholder” and collectively, the “Stockholders”).
W I T N E S S E T H:
      WHEREAS, contemporaneously with the execution and delivery of this Agreement, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as such agreement may hereafter be amended from time to time, the “Merger Agreement”), which provides for, upon the terms and subject to the conditions set forth therein, the merger of Merger Sub with and into the Company (the “Merger”);
      WHEREAS, as of the date hereof, each Stockholder owns beneficially the number of shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) set forth opposite such Stockholder’s name on Schedule I hereto (all such shares so owned and which may hereafter be acquired by such Stockholder prior to the termination of this Agreement, whether upon the exercise of options, conversion of convertible securities, exercise of warrants or by means of purchase, dividend, distribution or otherwise, being referred to herein as such Stockholder’s “Shares”);
      WHEREAS, approval of the Merger Agreement by the Company’s stockholders is required in order to consummate the Merger;
      WHEREAS, as a condition to Merger Sub’s willingness to enter into the Merger Agreement, Merger Sub has requested that each Stockholder enter into this Agreement; and
      WHEREAS, in order to induce Merger Sub to enter into the Merger Agreement, each of the Stockholders is willing to enter into this Agreement.
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Stockholders hereby agree as follows:
ARTICLE I.
TRANSFER AND VOTING OF SHARES; AND
OTHER COVENANTS OF THE STOCKHOLDERS
      Section 1.1.     Voting of Shares. From the date hereof until the termination of this Agreement pursuant to Section 4.2 hereof (the “Term”), at any meeting of the stockholders of the Company, however called and at any adjournment or postponement thereof, and in any action by consent of the stockholders of the Company, each Stockholder shall (A) appear at such meeting or otherwise cause its Shares to be counted as present thereat for purposes of establishing a quorum and (B) vote (or cause to be voted) its Shares (i) in favor of the Merger, the Merger Agreement and all the other transactions contemplated thereby, (ii) against (a) any Takeover Proposal, (b) any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company’s obligations under the Merger Agreement not being fulfilled, (c) any change in the directors of the Company, (d) any change in the present capitalization of the Company or any amendment to the Company’s Restated Certificate of Incorporation, as amended, or By-Laws or

(e) any other change in the Company’s corporate structure or business or change in any manner of the voting rights of the Company’s capital stock, or any other action, which in the case of each of the matters referred to in this clause (ii) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Merger Sub or its nominees to vote such Shares directly.
      Section 1.2.     No Inconsistent Arrangements. Except as contemplated by this Agreement, each Stockholder shall not during the Term (i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of such Stockholder’s Shares or any interest therein, or create or permit to exist any lien or other encumbrance on such Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.
      Section 1.3.     Proxy; Reliance. Each Stockholder hereby revokes any and all prior proxies or powers of attorney in respect of any of such Stockholder’s Shares and constitutes and appoints Merger Sub and Parent, or any nominee of Merger Sub and Parent, with full power of substitution and resubstitution, at any time during the Term, as its true and lawful attorney and proxy (its “Proxy”), for and in its name, place and stead, to demand that the Secretary of the Company call a special meeting of the stockholders of the Company for the purpose of considering any matter referred to in Section 1.1 and to vote each of such Shares as its Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that the General Corporation Law of the State of Delaware may permit or require as provided in Section 1.1. Each Stockholder understands and acknowledges that Merger Sub has entered into the Merger Agreement in reliance upon each Stockholders’ execution and delivery of this Agreement.
THE FOREGOING PROXY AND POWER OF ATTORNEY ARE
IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.
      Section 1.4.     Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.
      Section 1.5.     Stop Transfer. Each Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Shares, unless such transfer is made in compliance with this Agreement.
      Section 1.6.     No Solicitation. During the Term, each Stockholder shall not, nor shall it permit or authorize any of its stockholders, officers, directors, employees, affiliates, agents or representatives (collectively, the “Representatives”) to, directly or indirectly, (i) solicit, initiate, encourage, induce, entertain or facilitate the making, submission or announcement of any Takeover Proposal or take any action that would reasonably be expected to lead to an Takeover Proposal; (ii) furnish any information or data to any Person in connection with or in response to an Takeover Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Takeover Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to any Takeover Proposal; (iv) approve, endorse or recommend any Takeover Proposal; or (v) enter into any letter of intent or similar document or any contract or agreement contemplating or otherwise relating to any Acquisition Transaction. Upon execution of this Agreement, each Stockholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.
      Notwithstanding any provision of this Section 1.6 to the contrary, if any Stockholder or any of its Representatives is a member of the Board of Directors, such member of the Board of Directors may take actions in such capacity to the extent permitted by Section 5.3 of the Merger Agreement.
      Section 1.7.     Public Announcements. Each Stockholder shall consult with Parent before issuing, and shall first provide Parent the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the existence or terms of this Agreement, the Merger, the Merger Agreement and the other transactions contemplated thereby, and shall not issue any such press release or make any such public statement without the prior written consent of Parent, except to the extent necessary in response to a judicial or similar investigative inquiry (including a discovery request in a lawsuit), in which case such Stockholder shall make such disclosure pursuant thereto only after first providing reasonable notice to Parent and affording Parent the opportunity to seek to limit, prevent or protect such disclosure.
      Section 1.8.     Legending of Certificates. If requested by Parent, such Stockholder agrees to submit to the Company contemporaneously with or as promptly as practicable following execution of this Agreement all certificates representing its Shares so that the Company may note thereon a legend, in form and substance reasonably satisfactory to Parent, referring to the Proxy and other rights granted to Parent by this Agreement.
      Section 1.9.     Additional Shares. Such Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new Shares acquired (whether upon the exercise of options, conversion of convertible securities, exercise of warrants or by means of purchase, dividend, distribution or otherwise) by such Stockholder, if any, after the date hereof.
      Section 1.10.     Disclosure. Each Stockholder hereby authorizes Parent and Merger Sub to publish and disclose in the Proxy Statement (including all documents and schedules filed with the SEC), its identity and ownership of the Company Common Stock and the nature of its commitments, arrangements and understandings under this Agreement.
ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
      Each Stockholder hereby, severally and not jointly, represents and warrants to Parent and Merger Sub as follows:
      Section 2.1.     Due Authorization, etc. Such Stockholder has all requisite power and authority to execute, deliver and perform this Agreement, to appoint Merger Sub and Parent as its Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the appointment of Merger Sub and Parent as Stockholder’s Proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Stockholder. This Agreement has been duly executed and delivered by or on behalf of such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

      Section 2.2.     No Conflicts; Required Filings and Consents.
      (a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate any trust agreement or other similar documents relating to any trust of which such Stockholder is trustee, (ii) conflict with or violate any law applicable to such Stockholder or by which such Stockholder or any of such Stockholder’s properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of such Stockholder, including, without limitation, such Stockholder’s Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s assets is bound or affected, except, in the case of clauses (ii) and (iii), for any such breaches, defaults or other occurrences that would not prevent or delay the performance by such Stockholder of such Stockholder’s obligations under this Agreement.
      (b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the Exchange Act), domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of such Stockholder’s obligations under this Agreement.
      Section 2.3.     Ownership of Shares. Such Stockholder is the record and beneficial owner of the Shares set forth opposite its name on Schedule I hereto. On the date hereof, such Shares constitute all of the Shares owned of record or beneficially by such Stockholder. Such Stockholder has, with respect to such Shares, or will have, with respect to any other Shares of such Stockholder, sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement with respect to all of such Shares, with no restrictions, subject to applicable securities laws, on such Stockholder’s voting power or rights of disposition pertaining thereto. Such Stockholder has good, valid and marketable title to such Shares, free and clear of all claims, liens, encumbrances, mortgages, security interests and charges of any nature whatsoever (“Encumbrances”) (other than the Encumbrance created by this Agreement), and shall not be subject to any preemptive right of any stockholder of the Company.
      Section 2.4.     No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder. Such Stockholder, on behalf of itself and its affiliates, hereby acknowledges that it is not entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
      Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Stockholders as follows:
      Section 3.1.     Due Organization, Authorization, etc. Merger Sub and Parent are duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub and Parent have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Merger Sub and Parent have been duly authorized by all necessary corporate action on the part of Merger Sub and Parent, respectively. This Agreement has been duly executed and delivered by each of Merger Sub and Parent and constitutes a legal, valid and binding obligation of each of Merger Sub and Parent, enforceable against Merger Sub and Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought.
ARTICLE IV.
MISCELLANEOUS
      Section 4.1.     Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. Each Stockholder acknowledges that such Stockholder has been provided with a copy of the Merger Agreement.
      Section 4.2.     Termination. This Agreement shall terminate and be of no further force and effect (i) by the written mutual consent of the parties hereto, (ii) automatically and without any required action of the parties hereto upon the Effective Time or (iii) upon termination of the Merger Agreement in accordance with its terms. No such termination of this Agreement shall relieve any party hereto from any liability for any willful breach of this Agreement prior to termination.
      Section 4.3.     Further Assurance. From time to time, at another party’s request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
      Section 4.4.     Certain Events. Each Stockholder agrees that this Agreement and such Stockholder’s obligations hereunder shall attach to such Stockholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder’s heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all its obligations under this Agreement.
      Section 4.5.     No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, or any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
      Section 4.6.     Specific Performance. Each Stockholder acknowledges that if such Stockholder fails to perform any of its obligations under this Agreement, immediate and irreparable harm or injury would be caused to Parent and Merger Sub for which money damages would not be an adequate remedy. In such event, each Stockholder agrees that each of Parent and Merger Sub shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Parent or Merger Sub should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Stockholder hereby waives the claim or defense that Parent or Merger Sub, as the case may be, has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.
      Section 4.7.     Notice. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):
      (a) If to Parent or Merger Sub:

c/o Telmar Network Technology, Inc.
15776 Laguna Canyon Road
Irvine, CA 92618
Attention: John Kidwell
Facsimile: (949) 250-9039
      With a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Steven J. Gartner
Facsimile: (212) 728-8111; and
      (b) If to a Stockholder, at the address set forth below such Stockholder’s name on Schedule I hereto.
      Section 4.8.     Expenses. Except as otherwise expressly set forth herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.
      Section 4.9.     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
      Section 4.10.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.
      Section 4.11.     Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person any rights or remedies hereunder.
      Section 4.12.     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise.
      Section 4.13.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.
      Section 4.14.     Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of Parent, Merger Sub and each Stockholder to be affected thereby.

      Section 4.15.     Waiver. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
      Section 4.16.     Descriptive Headings; Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
      Section 4.17.     Counterparts. This Agreement may be executed (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.
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PROXY	PROXY
SOMERA COMMUNICATIONS, INC.
301 S. NorthPoint Drive, Coppell, Texas 75019
PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON _____,_____,
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF SOMERA COMMUNICATIONS, INC.
The undersigned hereby appoints Kent Coker and David Peters, and each of them, as proxies of the undersigned, each with full power to appoint his substitute, and hereby authorizes both of them, or any one if only one be present, to represent and to vote, as designated below, all the shares of common stock of Somera Communications, Inc. (“Company”) held of record by the undersigned or with respect to which the undersigned is entitled to vote or act at the special meeting of stockholders to be held on ____________, 2006 or at any adjournment thereof.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2 with discretionary authority to vote upon such other matters as may properly come before the meeting.
If you wish to vote in accordance with the board of directors’ recommendation, just sign and date on the reverse side. You need not mark any boxes.
PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.
(CONTINUED, AND TO BE SIGNED ON THE OTHER SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

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You can now access your Somera Communications, Inc. account online.
Access your Somera Communications Inc. stockholder account online via Investor ServiceDirect® (ISD).
Mellon Investor Services LLC, Transfer Agent for Somera Communications Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN
Visit us on the web at http://www.melloninvestor.com
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

Please mark your votes as indicated in this example	☒

		FOR	AGAINST	ABSTAIN
1.	Proposal by the Company to approve the Agreement and Plan of Merger, dated as of June 24, 2006, among Telmar Network Technology, Inc., Telmar Acquisition Corp., a wholly owned subsidiary of Telmar Network Technology, Inc., and the Company:	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	To grant persons named as proxies discretionary authority to vote to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the merger as set forth in the Agreement and Plan of Merger, including the purpose of soliciting proxies to vote in favor of the Agreement and Plan of Merger.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	To consider and act upon such other matters as may properly come before the meeting.	☐	☐	☐

Signature	Printed Name(s)	Title (If Applicable)	Date

NOTE:	Please sign exactly as name appears on the stock certificate(s). When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorized person.

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